As filed with the Securities and Exchange Commission on August 11, 2023

File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Jefferies Credit Partners BDC Inc.

(Exact name of registrant as specified in charter)

Maryland	92-1852483
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 12th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 284-3474

(Registrant’s telephone number, including area code)

with copies to:

Adam Klepack, Esq. General Counsel Jefferies Finance LLC New York, New York 10022 Telephone: (212) 708-2612	Frank Lopez, Esq. Michael R. Rosella, Esq. Thomas D. Peeney, Esq. Paul Hastings LLP 200 Park Avenue New York, 10166 Telephone: (212) 318-6000

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

i

EXPLANATORY NOTE

Jefferies Credit Partners BDC Inc., a Maryland corporation (the “Company”), is filing this registration statement on Form 10 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “Investment Company Act” or the “1940 Act”), and to provide current public information to the investment community while conducting a private offering of securities. In this Registration Statement, the “Company,” “we,” “us,” and “our” refer to the Company, and “Investment Adviser,” “we,” “us,” and “our” refer to Jefferies Credit Management LLC (the “Investment Adviser” or the “Adviser”), in each case as the context requires unless otherwise specified. The Investment Adviser may manage one or more additional BDCs or accounts (collectively, the “Other BDCs and Related Entities”) in the future.

Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we will be subject to the proxy rules in Section 14 of the Exchange Act and the Company, directors, officers, and principal stockholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

Subsequent to the completion of the Formation Transactions (as defined below), we intend to file an election to be regulated as a BDC under the Investment Company Act and be subject to the Investment Company Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

Investors should be aware of the following with respect to purchasing shares in the Company:

•	The Company’s shares may not be sold without the written consent of the Investment Adviser;

•	The Company’s shares are not currently listed on an exchange, and it is uncertain whether they will be listed or whether a secondary market for the shares will develop;

•	Repurchases of shares by the Company, if any, are expected to be limited; and

•	An investment in the Company may not be suitable for investors who need the money they invest in a specified time frame.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Statements that contain these words should be read carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. The forward-looking statements include information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, debt investments in our portfolio companies (“Portfolio Companies”), each of which is a borrower or with which we have some other form of investment. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Item 1(a): Risk Factors” as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in the forward-looking statements contained in this

Registration Statement. The occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Stockholders should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements and projections contained in this Registration Statement that are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. Stockholders are advised to consult any additional disclosures that we may make directly to our stockholders or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements in this Registration Statement:

•

changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, including the effects of inflation and of the COVID-19 pandemic;

•	our future operating results;

•	our business prospects and the prospects of our Portfolio Companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective Portfolio Companies to achieve their objectives;

•	any bankruptcy, insolvency or restructuring of a Portfolio Company;

•	the relative and absolute performance of the Investment Adviser;

•	our actual and future financings and investments;

•	our use of financial leverage;

•	the potential need for liquidity in the portfolio;

•	our ability to make distributions;

•	the adequacy of our cash resources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from debt investments in our Portfolio Companies;

•	changes in interest rates, including the Secured Overnight Financing Rate (“SOFR”) and decommissioning of the London InterBank Offered Rate (“LIBOR”);

•	changes to the fair value of our investments;

•	the impact of future acquisitions and divestitures at the Portfolio Companies in which we invest;

•	the effect of changes in tax laws and regulations and interpretations thereof;

•	the tax status of the enterprises in which we may invest;

•	our ability to qualify and maintain our qualification as a BDC and as a regulated investment company under the Code;

•	actual and potential conflicts of interest with the Investment Adviser and its affiliates;

•	the ability of the Investment Adviser to attract and retain highly talented professionals;

•	the impact on our business from new or amended legislation or regulations;

•	the availability of credit and/or our ability to access equity and capital markets;

•	currency fluctuations, particularly to the extent that we receive payments denominated in currency other than U.S. dollars; and

•	changes in the political conditions and relations between the United States, Russia, Ukraine and other nations.

ITEM 1.	BUSINESS.

(a) General Development of Business

The Company was formed on August 10, 2022 as a Maryland corporation. We intend to file an election to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, for U.S. federal income tax purposes, commencing with our taxable year that includes the initial issuance date. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of Business—Regulation as a Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Considerations.”

The Company’s shares described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any other state or the securities laws of any other jurisdiction. Our shares will be offered and sold under the exemption from registration under the Securities Act under Regulation D and Regulation S. Each purchaser will be required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of our shares sold outside the United States, not a “U.S. person” in accordance with Regulation S of the Securities Act and (ii) acquiring such shares purchased by it for investment and not with a view to resale or distribution.

(b) Financial Information about Industry Segments

Our operations comprise only a single reportable segment. See “Item 2. Financial Information.”

(c) Description of Business

The Company

We are an externally managed, closed-end, non-diversified management investment company that intends to elect to be regulated as a BDC under the 1940 Act and intends to qualify as a RIC under the Code for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. As a BDC, at least 70% of our portfolio must be invested in qualifying assets invested in “eligible portfolio companies” (as defined in Section 55(a) of the 1940 Act).

Our investment objective is to generate both current income and capital appreciation by investing primarily in senior secured loans to U.S. companies in the upper middle market. We generally use the term “upper middle market” to refer to companies with annual earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,” greater than $75 million. However, we may from time to time invest in smaller companies. In order to differentiate our investment objective from smaller companies in the middle market with EBITDA below $75 million, we also refer to the upper middle market as the large-cap market. Our capital will be typically used by companies to support business growth, acquisitions, leveraged buyouts, refinancing or recapitalizations.

Under normal circumstances, we will invest a minimum of at least 80% of our managed assets (net assets plus the amount of borrowings for investment purposes) in senior secured loans. To a lesser extent, we are permitted to invest our managed assets (net assets plus the amount of borrowings for investment purposes) in other corporate debt, subordinated debt, bridge loans, equity and equity-related securities, including warrants and preferred stock which may or may not be convertible into a Portfolio Company’s common equity.

We believe companies in the upper middle market exhibit characteristics that benefit investors, such as operational scale, customer and supplier diversity, and geographic reach which our investment team evaluates in relation to the historical and expected financial profile of each potential investment. Although we believe that extending credit to upper middle market companies in the United States provides opportunities to earn attractive risk adjusted returns, our investment strategy is intended to generate favorable returns across all credit cycles with an emphasis on preserving capital.

We believe our investment strategy has the ability to benefit from strong downside protections. By investing primarily in senior secured loans in the upper middle market, our investments are generally expected to have relatively more conservative loan-to-value ratios and benefit from a direct security interest in all or substantially all of the assets of a Portfolio Company (subject to usual and customary exceptions). To achieve our investment objective, we will leverage the Adviser’s investment team and its disciplined investment approach, with a focus on capital preservation.

Our origination of new investment opportunities is differentiated by our Adviser’s affiliation with Jefferies Financial Group Inc. and its U.S. investment banking subsidiary, Jefferies LLC. We believe this affiliation provides our Adviser with access to a substantial flow of investment opportunities that allows our Adviser to be significantly more selective than investment advisers with fewer investment opportunities. By leveraging relationships with private equity sponsors and corporate clients that have been developed across the Jefferies Finance platform, our Adviser is positioned to select a portfolio of upper middle market loans with attractive risk adjusted returns.

Targeted loan investments are typically floating rate instruments that often pay current income on a quarterly basis, and we look to generate return from a combination of ongoing interest income, original issue discount, upfront fees, call protection, prepayments and related fees. In the case of investments acquired in the secondary market, we may also generate return from the purchase discount to par. Our investments generally have stated terms of five to eight years, and the expected average life of our investments is generally three years. Our investments will consist primarily of funded senior secured term loans, though we may invest in unfunded commitments in the form of revolving credit facilities or delayed draw term loan facilities. The targeted size of each investment will vary with the size of our capital base and other factors as determined by the Investment Adviser. Our intention is generally to distribute, out of assets legally available for distribution, substantially all of our available earnings, on a quarterly basis, as determined by our board of directors (the “Board” or the “Board of Directors”) in its sole discretion.

Each investment held by us may be referred to herein as an “Investment” and collectively as the “Investments.”

We intend to employ leverage as market conditions permit and subject to oversight by our Board of Directors, but in no event will leverage exceed the limitations set forth in the 1940 Act. In accordance with the 1940 Act as presently in effect, BDCs generally are prohibited from incurring additional leverage to the extent it would cause them to have less than a 200% asset coverage ratio, reflecting approximately a 1:1 debt-to-equity ratio, taking into account the then current fair value of the investments. However, under Section 61(a)(2) of the 1940 Act, implemented in accordance with the Small Business Credit Availability Act, we have elected to be subject to the lower asset current coverage ratio of 150% available thereunder in order to maintain maximum flexibility, which will permit us to have up to a 2:1 debt-to-equity ratio. On [•], our initial stockholders approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act. Generally, any transaction that creates a leveraged investment is treated as a senior security or, at least, may raise senior security issues under the 1940 Act. Under Section 18(g) of the 1940 Act, a “senior security” is defined as any bond, debenture, note, or similar obligation constituting a security and evidencing indebtedness, including any stock of a class having priority over any other class as to distribution of assets or payment of dividends. Any senior security other than stock is a senior security representing an indebtedness, such as any leverage facility, loan, or financing that we may incur. While any senior securities remain outstanding, we will be required to make provisions to prohibit any dividend distribution to stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the dividend distribution or repurchase. We will also be permitted to borrow amounts up to 5% of the value of our total assets for temporary purposes, which borrowings would not be considered senior securities. We intend to use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. Although we may also use leverage in the form of the issuance of shares of preferred stock, we do not intend to do so. In determining whether to borrow money, we will analyse the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. Any such leverage, if incurred, would be expected to increase our total capital available for investment.

The debt investments we intend to make are expected to be unrated. When rated by a nationally recognized statistical ratings organization, our investments will generally carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investor Service, Inc. or lower than “BBB-” by Standard & Poor’s Rating Services).

While our primary focus is to generate current income and capital appreciation through debt investments and, to a lesser extent, equity securities of “eligible portfolio companies,” we also may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the Investment Company Act. See “Regulation” below. Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the Investment Company Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the Investment Company Act.

There can be no assurance that our investment objective will be achieved or that the investment strategies employed by the Investment Adviser will be successful.

Formation Transactions

Prior to our election to be regulated as a BDC, we acquired an initial portfolio of investments by purchasing a portfolio of upper middle market loans, [•]% of which was owned by affiliates of our Investment Adviser (the “Warehousing Entities”). This initial acquisition and all related transactions are referred to as “Formation Transactions.”

Jefferies Finance (as defined below) owned [•]% of the Warehouse Portfolio (as defined below) directly and established and manages the Warehousing Entities. On [•], 2023, we completed our purchase from the Warehousing Entities of a portfolio of loans for $[•] (the “Warehouse Portfolio”). The Warehouse Portfolio consists of [•] loans, with an average outstanding balance of $[•], an average purchase price of [•]% of principal value and an average unlevered yield on that date of [•]% based on a 3-year weighted average life. All of the loans are senior secured and the borrowers are upper middle market companies and were approved by the investment committee of Jefferies Credit Partners LLC, which includes the same committee members as the investment committee of the Investment Adviser. We expect that there will be no material differences between the underwriting standards used by Jefferies Credit

Partners LLC to originate or purchase the Warehouse Portfolio and the underwriting standards described in this Registration Statement that will be employed by the Investment Adviser on our behalf going forward. None of these loans in the Warehouse Portfolio were in default or non-accrual status. Information about the Warehouse Portfolio is not intended to indicate our expected investment return on the Warehouse Portfolio or the investment performance of our shares.

The purchase of the Warehouse Portfolio was initially funded with cash from borrowings under credit facilities, which is expected to be repaid in whole or in part with the proceeds of the initial Drawdown Purchase (as defined below). Investment personnel of the Investment Adviser were responsible for the selection of securities in the Warehouse Portfolio. The loans were selected based on our investment objective and investment strategy.

The Investment Adviser

Our investment activities are managed by Jefferies Credit Management LLC (the “Investment Adviser,” “Adviser,” “Jefferies Credit Management,” or “JCM”), an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), under an investment advisory agreement between the Company and the Adviser (the “Investment Advisory Agreement”). The Adviser is an indirect subsidiary of Jefferies Finance LLC (“JFIN”), a Delaware limited liability company, and a registered investment adviser under the Advisers Act. JFIN is wholly-owned by JFIN Parent LLC, which is a joint venture between (i) Jefferies Financial Group Inc. (a publicly traded company and the parent company for Jefferies LLC (“Jefferies”), a global securities and investment banking firm) (“Jefferies Financial Group”), and (ii) Massachusetts Mutual Life Insurance Company (“MassMutual”). JCM, together with JFIN and its subsidiaries are referred to herein collectively as “Jefferies Finance.” Jefferies Financial Group, together with its subsidiaries, are referred to herein collectively as “Jefferies Financial Group” or “JFG.”

Subject to the supervision of our Board of Directors, the Investment Adviser receives a Management Fee and an Incentive Fee (as defined below) for providing day-to-day advice regarding our portfolio transactions and is responsible for our business affairs and other administrative matters. See “Item 1(c). Description of Business—Investment Advisory Agreement.”

The Investment Team

The Investment Adviser’s investment team is responsible for identifying investment opportunities, conducting research and due diligence on prospective investments, negotiating and structuring our investments and monitoring and servicing our investments. As of December 31, 2022, the investment team is comprised of 51 professionals, all of whom are dedicated to investment selection, analysis and portfolio management. In addition, the Investment Adviser and its affiliates have risk management, legal, accounting, tax, information technology and compliance personnel, among others, who provide services to us. We benefit from the expertise provided by these personnel in our operations.

The investment team has a long history of investment in loans and utilizes a disciplined bottom-up, fundamental credit approach to lending. Diligence is typically led by underwriting team leaders who are organized by sector according to their expertise. Once a loan has been made, members of the Investment Adviser’s underwriting team will monitor performance of the business. This ensures that the underwriting team gains ongoing market knowledge and experience through the subsequent performance of our Portfolio Companies.

All investment decisions are made by an investment committee of the Investment Adviser (the “Investment Committee”), which consists of four members led by Thomas Brady and includes Jason Kennedy, the chief investment officer of our Investment Adviser, John Liguori and E. Joseph Hess. For biographical information about the members of the Investment Committee, see “Item 5. Directors and Executive Officers.” The Investment Committee is responsible for approving all of our investments. We expect to benefit from the extensive and varied relevant experience of the investment professionals serving on the Investment Committee, which includes expertise in private debt, broadly syndicated and traded term loans, leveraged buyouts, restructuring, workouts and mergers and acquisitions. Members of the Investment Committee have an average of more than 30 years of relevant experience investing through multiple cycles. The membership of the Investment Committee may change from time to time.

The purpose of the Investment Committee is to evaluate and approve, as deemed appropriate, all investments by our Investment Adviser. The Investment Committee process is intended to bring the significant experience and perspectives of the Investment Committee’s members to the analysis and consideration of every investment. The Investment Committee also serves to provide investment consistency and adherence to our Investment Adviser’s investment philosophies and policies.

The Investment Committee meetings serve as a forum for reviewing investments. Members of the investment team may share, and are encouraged to share, information and views on credits with members of the Investment Committee during the diligence process. This process improves the quality of the analysis and assists the deal team members to work more efficiently. The structure and culture of the investment team is intended to foster communication, teamwork and transparency during investment selection.

Investment Criteria

We are committed to a value-oriented philosophy implemented by our Investment Adviser, which manages our portfolio and seeks to achieve attractive risk-adjusted returns with an emphasis on preserving capital. We have identified several criteria that the Investment Adviser believes are important in identifying and investing in prospective Portfolio Companies. These criteria provide general guidelines for our investment decisions. However, not all of these criteria will be met by each prospective Portfolio Company in which we choose to invest. Generally, we seek to use our experience and access to market information to identify investment candidates and to structure investments effectively.

Our investment criteria includes evaluation of the following attributes:

•	expectations for industry stability and the borrower’s market position;

•	expectations for future growth of the industry and of the borrower;

•	diversification of the customer base, supplier base, and product portfolio;

•	financial track record and evaluation of the historical growth;

•	historical and expected capital expenditure and net working capital requirements;

•	historical and proposed capital structure and expectations for free cash flow;

•	historical and expected liquidity;

•	experience and performance of the management team;

•	sector experience and performance of the financial sponsor or owner; and

•	stated corporate strategy.

Our due diligence typically includes:

•	review of historical and prospective financial information;

•	review of the capital structure;

•	analysis of the business and industry in which the company operates;

•	review of loan documents;

•	analysis of available third-party diligence reports; and

•	review of the Portfolio Company’s management, products and services, industry, markets, and competitors;

Upon the completion of due diligence and a decision to proceed with an investment in a company, the team leading the investment presents the investment opportunity to our Investment Committee. This committee determines whether to pursue the potential investment. All new investments are required to be reviewed by the Investment Committee. The members of the Investment Committee do not receive separate compensation from the Company.

Investment Structure

Throughout the investment process we work with the management of that company, its owners, or parties seeking to acquire the company, and its other capital providers, including senior, junior and equity capital providers, to structure an investment.

In the case of our senior secured debt and other debt investments, we seek to tailor the terms of the investments to the facts and circumstances of the transactions and the prospective Portfolio Companies, negotiating structures that protect our rights and manage our risk while creating incentives for the Portfolio Companies to achieve their business plan. For example, in addition to seeking a senior position in the capital structure of our Portfolio Companies, we seek to limit the downside potential of our investments by:

•	requiring a total return on our investments (including both interest and potential capital appreciation) that compensates us for credit risk; and

•

negotiating loan documentation that afford our Portfolio Companies flexibility in managing their businesses but are consistent with preservation of our capital. Documentation restrictions may include affirmative and negative covenants, prepayment penalties, default penalties, lien protection and change of control provisions, as well as customary minority lender protections where appropriate.

Our investments may include equity features, such as direct investments in the equity or convertible securities of Portfolio Companies or warrants or options to buy a minority interest in a Portfolio Company.

We expect to hold most of our investments to maturity or repayment, but may exit certain investments earlier if a liquidity event takes place, such as the sale or refinancing of a Portfolio Company. We also may change certain of our investments to better position the portfolio as market conditions change.

Investment Process

JCM employs a disciplined and comprehensive underwriting and diligence process that focuses on all areas of a prospective Portfolio Company’s business, financial and credit profile while seeking to identify, understand and address key credit risks. The underwriting process is designed to help JCM evaluate the prospective Portfolio Company’s key underlying credit attributes.

Diligence is typically led by underwriting team leaders who are organized by sector according to their expertise. The chief investment officer of the large-cap strategy regularly reviews new investment opportunities during the diligence process to provide feedback and direction to the sector leaders and their underwriting teams.

Due Diligence

If JCM decides to move forward with the underwriting process following an internal deal screen with senior management, the deal team completes an in-depth due diligence process. During the diligence process, the deal team, through conversations with the sponsor and the prospective Portfolio Company’s management team, generates a comprehensive review of the prospective Portfolio Company’s financial status and suitability as an investment for the Company. Additionally, senior JCM investment professionals and JCM’s legal team work through the credit documentation process. Once the deal team has completed the due diligence process, they will present their recommendation to the Investment Committee.

Investment Approval

At the conclusion of the underwriting process, the Investment Committee will meet to review the investment team’s recommendation. The Investment Committee may approve or decline each JCM investment opportunity. The unanimous approval of the Investment Committee, at which a quorum is present, is required to commit JCM to an investment.

Monitoring

Members of JCM’s sector underwriting team continue to monitor the investments in Portfolio Companies following completion of the investment. In addition, certain members of JCM’s team are dedicated to monitoring the entirety of our investment portfolio. JCM monitors each Portfolio Company’s performance against original projections, reviews annual budgets and updated forecasts, tracks compliance with financial covenants, and regularly re-evaluates risks, mitigants, and compliance with certain environmental, social and governance (ESG) considerations identified during the underwriting process as well as those that arise after the investment is closed.

Allocation of Investment Opportunities

Overview

Our investment objectives and investment strategies are similar to those of other Accounts (as defined below) managed within Jefferies Finance, and an investment appropriate for us may also be appropriate for those Accounts. “Accounts” means Jefferies Finance’s own accounts, accounts of Jefferies Finance’s clients, including separately managed accounts (or separate accounts), pooled investment vehicles and collateralized loan obligations that are sponsored, managed or advised by Jefferies Finance and Affiliate Investment Advisers (as defined below). Additionally, personnel of our Investment Adviser also may hold similar positions with our Affiliate Investment Advisers and may approve investments for other Accounts. This creates potential conflicts in allocating investment opportunities among us and such other Accounts, particularly in circumstances where the availability of such investment opportunities is limited, where the liquidity of such investment opportunities is limited or where co-investments by us and such other Accounts are not permitted under applicable law.

We are prohibited under the Investment Company Act from participating in certain transactions with certain of our affiliates without the prior approval of the “required majority” (as defined in Section 57(o) of the Investment Company Act) of our Independent Directors (as defined below) and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into certain “joint” transactions (which could include investments in the same Portfolio Company) with, such affiliates, absent the prior approval of the “required majority” of the Independent Directors. Our Investment Adviser and its affiliates, including persons that control, or are under common control with us or our Investment Adviser, are also considered our affiliates under the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into “joint” transactions with, such affiliates without prior approval of the Independent Directors and, in some cases, exemptive relief from the SEC.

General Allocation Principles

Personnel of our Investment Adviser involved in decision-making for Accounts may make allocation related decisions for us and other Accounts by reference to one or more factors, including: the Account’s portfolio and its investment horizons, objectives, guidelines and restrictions (including legal and regulatory restrictions); strategic fit and other portfolio management considerations, including different desired levels of investment for different strategies; portfolio concentrations; compliance with debt facilities; the expected future capacity of the applicable Accounts; limits on our Investment Adviser’s discretion; cash and liquidity considerations; and the availability of other appropriate investment opportunities. Suitability considerations, reputational matters and other considerations may also be considered. The application of these considerations may cause differences in the performance of different Accounts that have similar strategies.

Our Investment Adviser may, from time to time, develop and implement new strategies or seek to participate in new investment opportunities and strategies. These opportunities and strategies may not be employed in all Accounts or may be employed pro rata among Accounts, even if the opportunity or strategy is consistent with the objectives of such Accounts.

Co-Investment Program

We may also invest alongside other Accounts advised by our Investment Adviser or investment advisers that are affiliated with us (the “Affiliate Investment Advisers”) in certain circumstances where doing so is consistent with Applicable Law (as defined below) and SEC staff guidance and interpretations. For example, we may invest alongside such Accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other Accounts to purchase interests in the same class or classes of privately placed securities so long as certain conditions are met.

In certain circumstances, negotiated co-investments made by the Company and other Accounts in private placement securities that involve the negotiation of certain terms of the private placement securities to be purchased (other than price-related terms) may be made only pursuant to an order from the SEC permitting us to do so. Together with the Investment Adviser, we received an exemptive order from the SEC that permits us to participate in negotiated co-investment transactions with certain affiliates.

To address these potential conflicts and to ensure compliance with Applicable Law, SEC staff guidance and the SEC’s exemptive order, Jefferies Finance, together with the Investment Adviser and all other Affiliate Investment Advisers, have developed co-investment and allocation policies and procedures that provide that (x) in the case of our Investment Adviser, personnel of our Investment Adviser making portfolio decisions for Accounts will make purchase and sale decisions and allocate investment opportunities among Accounts managed by it consistent with its fiduciary obligations and (y) with respect to co-investment transactions, initial internal allocations among us and other Accounts (“Internal Orders”) managed by the Affiliate Investment Advisers will generally be made taking into account the allocation considerations set forth in the Investment Adviser’s allocation policies and procedures, and if an opportunity is oversubscribed it will generally be allocated on a pro rata basis based on Internal Order size. To the extent permitted by Applicable Law, these policies and procedures may result in the pro rata allocation of limited opportunities across eligible Accounts managed by a particular portfolio management team, but in many other cases the allocations reflect numerous other factors as described below.

We also note certain co-investment opportunities may involve a funded term loan and commitments to an unfunded revolving credit facility. While our investment strategy is to maximize funded debt and minimize unfunded commitments, we expect that borrowers will require lenders to assume a portion of unfunded commitments (e.g., revolving credit facilities) in order to participate in broader financing transactions that involve funded term loans. In these types of transactions, we may make investments in unfunded commitments to secure better access to the funded term loans that align with our investment objective to generate both current income and capital appreciation. We may invest in funded indebtedness and unfunded commitments alongside Jefferies Finance and other Accounts advised by our Investment Adviser and Affiliate Investment Advisers. These instruments represent the same class and the funded and unfunded investments are offered to us on the same terms and conditions as to other Accounts and Jefferies Finance. However, we may invest in these instruments on a non-pro rata basis in differing amounts consistent with our investment strategy to minimize investments in unfunded commitments. For example, for certain investment opportunities, our Internal Orders of funded term loans may be higher on a proportionate basis of the overall financing than Internal Orders of revolving credit commitments. As a result, when we invest on a non-pro rata basis in differing amounts than the other Accounts and Jefferies Finance, our interests and the interests of other Accounts and Jefferies Finance may not be aligned.

In connection with certain of our investments, following our Investment Adviser’s determination that a certain portion of an applicable investment opportunity may be offered to us and other Accounts in accordance with the Investment Adviser’s allocation policy and applicable legal requirements, including the Investment Company Act and the terms of the SEC exemptive order on co-investments (collectively, “Applicable Law”), our Investment Adviser (and/or our Affiliate Investment Advisers) may have the opportunity to reduce our portion, and offer all of the excess amounts of such investment opportunity to other persons or entities, or hold the investment if other Accounts do not take an allocation. These opportunities include, for example, where our Investment Adviser has determined that although we may have an opportunity to acquire the full amount of an investment opportunity, it may be in our best interests to invest less than the full amount in order to have less economic exposure to any such investment opportunity due to diversification, portfolio management, leverage management, investment profile, expected return, risk tolerance or other exposure guidelines or limitations, including other considerations such as cash flow or liquidity.

To the extent consistent with Applicable Law and/or any other exemptive relief that may be issued to us in addition to the co-investment exemptive order, we and Jefferies Finance or an Account may, as part of unrelated transactions, invest in either the same or different tiers of a Portfolio Company’s capital structure or in an affiliate of such Portfolio Company. To the extent we hold investments in the same Portfolio Company or in an affiliate thereof that are different (including with respect to their relative seniority) than those held by Jefferies Finance or an Account, the Investment Adviser and Jefferies Finance may be presented with decisions when the interests of the two co-investors are in conflict. If the Portfolio Company in which we have an equity or debt investment and in which Jefferies Finance or an Account has an equity or senior debt investment elsewhere in the Portfolio Company’s capital structure, becomes distressed or defaults on its obligations under the private credit investment, Jefferies Finance may have conflicting loyalties between its duties to its stockholders, the Account, us, certain of its other affiliates and the Portfolio Company. In that regard, actions may be taken for Jefferies Finance or such Account that are adverse to us, or actions may or may not be taken by us due to Jefferies Finance’s or such Account’s investment, which action or failure to act may be adverse to us. In addition, it is possible that in a bankruptcy proceeding, our interest may be subordinated or otherwise adversely affected by virtue of Jefferies Finance’s or such Account’s involvement and actions relating to its investment. Decisions about what action should be taken in a troubled situation, including whether to enforce claims, whether to advocate or initiate restructuring or liquidation inside or outside of bankruptcy, and the terms of any work-out or restructuring, raise conflicts of interest. If a Portfolio Company becomes troubled, we might arguably be best served by a liquidation that would result in its debt being paid, but leave nothing for Jefferies Finance or such Accounts. In those circumstances where we and Jefferies Finance or such Accounts hold investments in different classes of a company’s debt or equity, Jefferies Finance may also, to the fullest extent permitted by Applicable Law, take steps to reduce the potential for adversity between us and Jefferies Finance or such Accounts, including causing us to take certain actions that, in the absence of such conflict, it would not take, such as (A) remaining passive in a restructuring or similar situations (including electing not to vote or voting pro rata with other security-holders), (B) divesting investments or (C) otherwise taking an action designed to reduce adversity. A similar standard generally will apply if Jefferies Finance or such Accounts make an investment in a company or asset in which we hold an investment in a different class of such company’s debt or equity securities or such asset.

See “Item 7(a). Certain Relationships and Related Transactions, and Director Independence—Potential Conflicts of Interest & Allocation of Investment Opportunities and Expenses Among the Company and Other Accounts.”

Market Opportunity

We believe there is an attractive market opportunity to provide debt financing to U.S. companies in the upper middle market, also referred to as large-cap. We believe upper middle market companies exhibit characteristics that benefit investors, such as operational scale, product breadth, customer and supplier diversity, and geographic reach. We believe the opportunity for large-cap market financing solutions continues to be strong for the following reasons:

•

Private credit is a preferred source of financing. Private credit offers private equity sponsors dependability during volatile markets and certainty of financing cost. In addition, debt capital markets experience volatility and may close from time to time. The resulting lack of access to debt financing, and the potential lack of future access, provides an incentive for private equity sponsors to seek financing alternatives, including private credit. The partnership orientation of private credit has increasingly made it a preferred financing method in the upper middle market.

•

Value of private equity sponsor backing. Private equity sponsors provide important benefits to lenders. In the upper middle market, borrowers have often been owned by one or more private equity firms as they have grown and matured. Their sponsors typically put in place institutional quality reporting systems, add seasoned managers or bolster existing management reams, support growth initiatives and in most cases have invested considerable cash equity. For these reasons, sponsor-backed companies benefit from considerable support that we believe adds an additional layer of potential protection to our Portfolio Companies.

•

Private equity dry powder to invest. Ownership of U.S. domestic companies has shifted over time from the public markets to the private markets as private equity firms have grown considerably. Data from Prequin, Ltd., a provider of financial data and information on the alternatives assets market, shows that these firms currently have over $1.9 trillion of dry powder to deploy. Against this backdrop of anticipated ongoing private equity investment, we believe private credit is poised to continue its growth as an attractive financing alternative.

•

Floating rate loan investments. Private credit loans are primarily floating rate investments. As such, we believe investors may benefit from periods of rising market interest rates, including SOFR. During periods of lower interest rates, investors may benefit from minimum SOFR rates, or “floors” that may be documented.

Competitive Advantages

The Jefferies Platform: Our origination of new investment opportunities is differentiated by our Investment Adviser’s affiliation with Jefferies Financial Group Inc. and its U.S. investment banking subsidiary, Jefferies LLC. Through relationships with private equity sponsors and corporate clients that have been developed across the platform, our Adviser is positioned to select a portfolio of upper middle market loans with attractive risk adjusted returns. Through Jefferies, Portfolio Companies may retain further value-added services as they grow in their life cycles, including financial advice, M&A advisory, help identifying tuck-in acquisition opportunities, capital markets expertise, and other investment banking services. These services may help to improve the prospects for our Portfolio Companies.

Sourcing Advantage: The sourcing advantage of JCM drives our underwriting advantage. The relevance of the Jefferies platform to our sponsor partners creates access to deal flow that allows us to maintain a disciplined and highly selective investment underwriting process. Jefferies serves as a strategic partner to private equity firms through the entire lifecycle of buying, growing, and selling their portfolio companies. Through these client relationships that have been developed across the platform, and the related financing opportunities that may be generated, JCM is well positioned to source new investment opportunities.

Experienced Investment Team: JCM’s senior leadership is cycle tested and average over 30 years of relevant experience structuring, underwriting and managing loans in all phases of the credit cycle. The investment team is comprised of seasoned professionals with significant private credit investing experience. The team draws on a diverse array of skill sets, spanning fundamental credit analysis and portfolio management, as well as legal and transactional structuring expertise. The investment team has significant processes and procedures in place, including proprietary information technology systems, to monitor and evaluate the performance of its investments at the asset level. In addition, the investment team has extensive risk management capabilities, which have been developed and honed over many investment cycles. This risk monitoring is designed to minimize the risk of capital loss and maintain an investment portfolio that is expected to perform in a broad range of economic conditions.

Strong, Long-Term Track Record: JCM’s affiliate, Jefferies Finance, has been investing for 18 years in senior secured loans to sponsor owned companies.

Investment Committee

The Investment Committee is responsible for approving all of our investments. We expect to benefit from the extensive and varied relevant experience of the investment professionals serving on the Investment Committee, which includes expertise in private debt, broadly syndicated and traded term loans, leveraged buyouts, restructuring, workouts and mergers and acquisitions. The membership of the Investment Committee may change from time to time. The members of the Investment Committee are also members of the investment committee of Jefferies Credit Partners LLC, an Affiliate Investment Adviser.

The purpose of the Investment Committee is to evaluate and approve, as deemed appropriate, all investments by our Investment Adviser. The Investment Committee process is intended to bring the diverse experience and perspectives of the Investment Committee’s members to the analysis and consideration of every investment. The Investment Committee also serves to provide investment consistency and adherence to our Investment Adviser’s investment philosophies and policies.

The Investment Committee consists of four senior professionals of our Adviser who have extensive private credit experience. The members of the Investment Committee have worked together at the Adviser for over 10 years and they each average over 30 years of relevant experience structuring, underwriting and managing loans in all phases of the credit cycle. The members of the Investment Committee are the following:

Thomas Brady – Chairman of the Board of Directors of the Company; Chief Executive Officer and President, Jefferies Credit Management LLC; Chief Executive Officer and President, Jefferies Finance

Thomas Brady is a director and Chairman of the Board of Directors of the Company, Chief Executive Officer and President of Jefferies Credit Management LLC, and has served as Chief Executive Officer and President of Jefferies Finance since December 2016, and has been a senior member of its management team since 2004. He previously served as the Head of Structuring & Capital Markets at Jefferies Finance from 2009 to 2016, and earlier between 2004 and 2006. Mr. Brady was part of the leveraged finance group within Jefferies Finance’s investment banking platform from 2006 to 2009. Throughout his career, Mr. Brady has been focused on the origination and structuring of non-investment grade credits and was instrumental in overseeing the growth of Jefferies Finance LLC from a start-up in 2004 to an industry leading platform. Prior to joining Jefferies Finance, Mr. Brady held senior leveraged finance positions with General Electric Capital Corporation and Heller Financial, Inc. Mr. Brady graduated from Fairfield University with a B.S. in Finance.

Jason Kennedy – Chief Executive Officer and President of the Company; Chief Investment Officer, Jefferies Credit Management LLC; Chief Investment Officer, Large-Cap Direct Lending, Jefferies Credit Partners LLC

Jason Kennedy is the Chief Executive Officer and President of the Company, Chief Investment Officer of Jefferies Credit Management LLC, and is also Chief Investment Officer of Large-Cap Direct Lending at Jefferies Credit Partners LLC, with primary responsibility for upper middle market investing, which is also referred to as large-cap. He is responsible for large-cap investment sourcing, execution and portfolio management. Prior to joining Jefferies Finance in 2011, Mr. Kennedy spent eight years with RBS Greenwich Capital focused on direct lending, principal investments and special situations. Mr. Kennedy began his career in global corporate lending at Chase Manhattan Bank, with subsequent positions at Morgan Stanley and Lehman Brothers. Mr. Kennedy received a B.S. in Finance and Economics from Babson College and an M.B.A. from Columbia University’s Graduate School of Business.

John Liguori – Managing Director, Jefferies Credit Management LLC; Chief Investment Officer, Mid-Cap Direct Lending, Jefferies Credit Partners LLC

John Liguori is a Managing Director of Jefferies Credit Management LLC and the Chief Investment Officer of Mid-Cap Direct Lending at Jefferies Credit Partners LLC. He has responsibility for mid-cap investment sourcing, execution and portfolio management. Mr. Liguori has also worked in similar lending roles at General Electric Capital Corporation, Heller Financial, AIG Investments and Prudential Capital Group. Mr. Liguori received a B.S. in Finance from Rutgers College and the Undergraduate School of Business and an M.B.A. from Duke University’s Fuqua School of Business.

E. Joseph Hess – Chief Operating Officer of the Company; Chief Operating Officer, Jefferies Credit Management LLC; Chief Operating Officer, Jefferies Finance

E. Joseph Hess is the Chief Operating Officer of the Company, Jefferies Credit Management LLC and Jefferies Finance, and has been a senior member of its management team since 2004. He is responsible for loan operations and enforcement of risk policies and procedures. Mr. Hess has over 40 years of experience in both cash flow and asset-based lending to a wide variety of clients in diversified industries. His experience also includes significant work in loan restructuring, bankruptcy, and asset liquidation. Prior to co-founding Jefferies Finance in 2004, Mr. Hess held senior credit and portfolio management positions at Chase Business Credit Corporation, Chase Manhattan Bank and General Electric Capital Corporation. He received his B.A. from Harvard College with a concentration in Economics.

Management Services

Pursuant to the terms of the investment advisory agreement (the “Investment Advisory Agreement”) between the Company and the Investment Adviser, the Investment Adviser, subject to the overall supervision of the Board of Directors, manages our day-to-day operations and provides investment advisory and management services to the Company.

Subject to compliance with applicable law and published SEC guidance, nothing contained in the Investment Advisory Agreement in any way precludes, restricts or limits the activities of the Investment Adviser or any of its respective subsidiaries or affiliated parties.

Investment Advisory Agreement

The Company’s Investment Advisory Agreement will be approved by the Board of Directors at the initial organizational meeting.

The Investment Advisory Agreement will remain in full force and effect for two years initially and will continue for periods of one year thereafter but only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of our Independent Directors and (b) by a vote of a majority of our Board of Directors or of a majority of our outstanding voting securities, as defined in the Investment Company Act. The Investment Advisory Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by our Board of Directors, or by vote of a majority of our outstanding voting securities, on the one hand, or by the Investment Adviser, on the other hand. The Investment Advisory Agreement also will automatically terminate in the event of its assignment (as defined in the Investment Company Act). See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We are dependent upon management personnel of our Investment Adviser for our success.”

The Investment Adviser may also manage other investment funds and accounts that have investment programs that are similar to ours. Please see “Item 7(a). Certain Relationships and Related Transactions, and Director Independence—Potential Conflicts of Interest.”

The Investment Adviser will keep the Board of Directors well informed as to the identity and title of each member of the Investment Committee and provide the Board of Directors such other information with respect to such persons and the functioning of the Investment Committee as the Board of Directors may, from time to time, request.

Compensation of the Investment Adviser

We will pay the Investment Adviser a fee for its services under the Investment Advisory Agreement consisting of two components: a management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). The cost of both the Management Fee and the Incentive Fee will ultimately be borne by the stockholders.

Management Fee

Pursuant to the Investment Advisory Agreement, we pay to the Investment Adviser a Management Fee as follows:

The Management Fee shall be calculated at an annual rate of 1.25% (i.e., 0.3125% quarterly) of our net assets. For services rendered under the Investment Advisory Agreement, the Management Fee will be payable quarterly in arrears. The Management Fee will be calculated based on the average value of our net assets at the end of the most recently completed calendar quarter. Management Fees for our first quarter of operations will be appropriately prorated. For purposes of calculating the Management Fee, “net assets” means the Company’s total assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”). For the first calendar quarter in which we have operations, net assets will be measured as the average of net assets at the Initial Closing (as defined below) and at the end of such first calendar quarter. Substantial additional fees and expenses may also be charged by our administrator. The Adviser has voluntarily agreed to cap the Management Fee at an annual rate of 0.50% of the value of our net assets for the first twelve month period following the Initial Closing.

Incentive Fee

The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of our income and a portion is based on a percentage of our capital gains, each as described below.

Incentive Fee Based on Income

The portion of the Incentive Fee that is based on a percentage of our income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of our net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from Portfolio Companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the Management Fee, expenses payable under an administration agreement with our administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding shares of preferred stock, but excluding the incentive fee and any stockholder servicing and/or distribution fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of our net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.75% per quarter (7.0% annualized).

We will pay the Investment Adviser an incentive fee quarterly in arrears with respect to our Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which our Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.75% per quarter (7.0% annualized);

•

100% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 2.00% (8.00% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 2.00%) as the “catch-up.” The “catch-up” is meant to provide the Investment Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 2.00% in any calendar quarter; and

•

12.5% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 2.00% (8.00% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Investment Adviser.

These calculations are prorated for any period of less than three months and adjusted for any shares issued or repurchased during the relevant quarter. You should be aware that a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to the Adviser with respect to Pre-Incentive Fee Net Investment Income Returns. Because of the structure of the incentive fee, it is possible that we may pay an Incentive Fee in a calendar quarter in which we incur an overall loss taking into account capital account losses. For example, if we receive Pre-Incentive Fee Net Investment Income Returns in excess of the quarterly hurdle rate, we will pay the applicable Incentive Fee even if we have incurred a loss in that calendar quarter due to realized and unrealized capital losses. In addition, because the quarterly minimum hurdle rate is calculated based on our net assets, decreases in our net assets due to realized or unrealized capital losses in any given quarter may increase the likelihood that the hurdle rate is reached and therefore the likelihood of us paying an Incentive Fee for that quarter.

Incentive Fee Based on Capital Gains

The second component of the Incentive Fee, the Capital Gains Incentive Fee, is payable at the end of each calendar quarter in arrears. The amount payable equals:

•

12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee on capital gains as calculated in accordance with GAAP.

Each year, the fee paid for the Capital Gains Incentive Fee is net of the aggregate amount of any previously paid Capital Gains Incentive Fee for all prior periods. We will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if we were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to the Investment Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

The fees that are payable under the Investment Advisory Agreement for any partial period will be appropriately prorated. For the avoidance of doubt, the Incentive Fee will be calculated net of our expenses.

The Investment Adviser has agreed to waive the Incentive Fee for the first twelve month period following the Initial Closing.

Limited Liability of the Investment Adviser

The Investment Advisory Agreement provides that our Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by us in connection with the matters to which the Investment Advisory Agreement relates, except a loss resulting from our Investment Adviser’s wilful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by our Investment Adviser of its obligations and duties under the Investment Advisory Agreement. These protections may lead our Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure— Our Investment Adviser will be paid the Management Fee even if the value of the Investments decline and our Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of investments.”

The Investment Adviser has not assumed any responsibility to us other than to render the services described in the Investment Advisory Agreement, and it will not be responsible for any action of the Board of Directors in declining to follow the Investment Adviser’s advice or recommendations.

Administration Agreement

We have entered into an administration agreement (the “Administration Agreement”) with [•] (the “Administrator”), under which the Administrator is responsible for providing various accounting and administrative services to us. In particular, pursuant to the Administration Agreement, the Administrator is responsible for providing or overseeing the performance of required administrative services and professional services rendered by others, which will include (but not be limited to), accounting, payment of the Company’s expenses, legal, compliance, operations, technology and investor relations, preparation and filing of the Company’s tax returns, and preparation of financial reports provided to the Company’s stockholders and filed with the SEC.

The Administration Agreement provides that the Administrator will not be liable to us for any damages or other losses arising out of the performance of its services thereunder except under certain circumstances, and contains provisions for the indemnification of the Administrator by us against liabilities to other parties arising in connection with the performance of its services to us.

We pay the Administrator fees for its services as we determine are commercially reasonable in our sole discretion. We also reimburse the Administrator for all reasonable expenses. To the extent that our Administrator outsources any of its functions, the Administrator will pay any compensation associated with such functions.

We are not obligated to retain our Administrator. The Administration Agreement may be terminated by either party without penalty upon 30 days’ written notice to the other party.

Transfer Agent Agreement

We have entered into a transfer agency agreement with [•] (the “Transfer Agency Agreement”), pursuant to which [•], as transfer agent will: (i) record the issuance, transfer and repurchase of shares of our common stock and preferred stock; (ii) provide purchase and repurchase confirmations, as well as certain other statements; (iii) provide dividend crediting and certain disbursing agent services; (iv) maintain stockholder accounts; and (v) render certain other miscellaneous services. Under the terms of the Transfer Agency Agreement, we will indemnify and hold harmless the transfer agent, its affiliates and any agent under certain circumstances and to the extent permitted by the Investment Company Act.

Organizational and Operating Expenses

Prior to the commencement of operations, our Investment Adviser and its affiliates will bear all organizational and offering expenses. Following the commencement of operations, we will reimburse the Investment Adviser for all such expenses that it incurs on our behalf up to a maximum aggregate amount of $4.0 million in connection with our formation and the Initial Closing of the Private Offering (as defined below), and the Investment Adviser has agreed to bear all such organizational and offering expenses in excess of $4.0 million (the “Organizational and Offering Expenses Cap”). Our primary operating expenses include the payment of the Management Fee and the Incentive Fee to our Investment Adviser, legal and professional fees, interest, fees and other expenses of Financings and other operating and overhead related expenses. “Financings” are indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit.

The Management Fee and Incentive Fee compensate our Investment Adviser for its work in identifying, evaluating, negotiating, closing and monitoring our Investments. We bear all other costs and expenses relating to our operations and transactions, including:

(i)	our operational, offering and organizational expenses, subject to the Organizational and Offering Expenses Cap;

(ii)

fees and expenses, including travel expenses (up to an amount equal to the first-class air travel equivalent), incurred by our Investment Adviser or payable to third parties related to our Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses from evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments;

(iii)	interest, fees and other expenses payable on Financings, if any, incurred by us;

(iv)	fees and expenses incurred by us in connection with membership in investment company organizations;

(v)

commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees), but shall not include any placement or similar fees incurred in connection with the sale of shares of common stock of the Company;

(vi)	fees and expenses associated with calculating our net asset value (“NAV”) (including the costs and expenses of any Independent Valuation Adviser (as defined below));

(vii)	legal, auditing or accounting expenses;

(viii)	taxes or governmental fees;

(ix)	the fees and expenses of our Administrator, transfer agent and/or sub-transfer agent;

(x)	the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the shares;

(xi)	the expenses of, and fees for, registering or qualifying common stock for sale, and maintaining our registration;

(xii)	the fees and expenses of our Independent Directors;

(xiii)

the fees or disbursements of custodians of our assets, including expenses incurred in the performance of any obligations enumerated by our organizational documents insofar as they govern agreements with any such custodian;

(xiv)	the cost of preparing and distributing reports, proxy statements, tender offer documents, and notices to holders of our equity interests, the SEC and other regulatory authorities;

(xv)	insurance premiums and fidelity bond costs;

(xvi)	costs of holding stockholder meetings;

(xvii)	listing fees, if any;

(xviii)

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business;

(xix)

expenses incurred by the Investment Adviser payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with monitoring our financial and legal affairs, providing administrative services, monitoring or administering Investments;

(xx)	expenses relating to the issue, repurchase and transfer of shares of common stock to the extent not borne by the relevant transferring stockholder and/or assignees;

(xxi)

costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to us, including in each case services with respect to the proposed purchase or sale of securities by us that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated, including broken deal fees);

(xxii)	costs of amending, restating or modifying our charter (the “Charter”), our amended and restated bylaws (the “Bylaws”), the Investment Advisory Agreement or related documents of us or related entities;

(xxiii)	fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of the Company or related entities; and

(xxiv)	all other properly and reasonably chargeable expenses incurred by us or the Investment Adviser in connection with administering our business.

In addition, we shall bear the fees and expenses related to the preparation and maintaining of any necessary registrations with regulators in order to market the common stock of the Company in certain jurisdictions and fees and expenses associated with preparation and maintenance of any key information document or similar document required by law or regulation. Our Investment Adviser is not be required to pay expenses of activities which are primarily intended to result in sales of common stock.

Competition

Our primary competitors provide financing to companies in the upper middle market and include other BDCs, commercial and investment banks, commercial financing companies, collateralized loan obligations, private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Some of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us.

In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC.

While we expect to use the Investment Adviser’s investment professionals to which we have access to assess investment risks and determine appropriate pricing for our investments, we do not seek to compete primarily based on the interest rates we offer and the Investment Adviser believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we offer. Rather, we compete with our competitors based on our reputation in the market, our existing investment platform, the seasoned investment professionals of our Investment Adviser, our experience and focus on companies in the upper middle market, our disciplined investment philosophy, our extensive industry focus and relationships and our flexible transaction structuring.

Hedging

The Company may, but is not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but the Company does not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to the Company’s business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. The Company will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy the Company employs will be successful.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan, pursuant to which we will reinvest all cash dividends or other distributions authorized by the Board of Directors and declared by the Company on behalf of stockholders who do not elect to receive their dividends or other distributions in cash as provided below. As a result, if the Board of Directors authorizes, and we declare, a cash dividend or other distribution, then stockholders who have not opted out of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of common stock, rather than receiving the cash dividend or other distribution. Any fractional share otherwise issuable to a participant in the dividend reinvestment plan will instead be paid in cash.

The number of shares to be issued to a stockholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the net asset value per share of common stock, as of the last day of our calendar quarter immediately preceding the date such distribution was declared. We intend to use newly issued shares to implement the plan.

No action will be required on the part of a registered stockholder to have his, her or its cash dividend or other distribution reinvested in shares of common stock. A registered stockholder will be able to elect to receive an entire cash dividend or other distribution in cash by notifying the Investment Adviser in writing so that such notice is received by the Investment Adviser no later than ten days prior to the record date for distributions to the stockholders.

There will be no brokerage charges or other charges to stockholders who participate in the plan.

The plan will be terminable by us upon notice in writing mailed to each stockholder of record at least 30 days prior to any record date for the payment of any distribution by us.

Employees

We do not currently have any employees. Our day-to-day operations are managed by our Investment Adviser. Services necessary for our business are provided by individuals who are employees of the Investment Adviser or its affiliates pursuant to the terms of the Investment Advisory Agreement, which such employees we believe have the skills applicable to our business plan, including experience in upper middle market investing, leveraged finance and capital markets.

Term

The Company is a perpetual-life BDC, meaning it is an investment vehicle of indefinite duration, whose shares are intended to be sold by the Company on a continuous basis at a price generally equal to the Company’s next calculated NAV per share. In our perpetual-life structure, we may, at our discretion, offer investors an opportunity to repurchase their shares on a quarterly basis, but we are not obligated to offer to repurchase any shares in any in particular quarter. We believe that our perpetual nature enables us to execute a patient and opportunistic strategy and be able to invest across different market environments. This may reduce the risk of the Company being a forced seller of assets in market downturns compared to non-perpetual funds. While we may consider a liquidity event at any time in the future, we currently do not intend to undertake a liquidity event, and we are not obligated by our Charter or otherwise to effect a liquidity event at any time. The Company may commence a Public Offering (as defined below) of its shares, as more fully discussed herein.

Share Repurchase Program

We do not currently intend to list our shares on a securities exchange and we do not expect there to be a public market for our shares. As a result, if you purchase our shares, your ability to sell your shares will be limited.

Beginning no later than the first full calendar quarter following the Initial Closing, and at the discretion of our Board, we intend to commence a share repurchase program (the “Share Repurchase Program”) in which we intend to offer to repurchase, in each quarter, up to 5% of our shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. The Adviser will seek to manage our Investments in accordance with our investment objectives and using the strategies described in this Registration Statement, while considering the liquidity needs of our Share Repurchase Program. However, our Board may amend, suspend or terminate the Share Repurchase Program if in its reasonable judgment it deems such action to be in our best interests and the best interests of our stockholders. As a result, share repurchases may not be available each quarter, and stockholders should not rely upon the Share Repurchase Program as a source of liquidity for their shares. Upon a suspension of our Share Repurchase Program, our Board will consider at least quarterly whether the continued suspension of our Share Repurchase Program remains in our best interests and the best interests of our stockholders. However, our Board is not required to authorize the recommencement of our Share Repurchase Program within any specified period of time. Our Board may also determine to terminate our Share Repurchase Program if required by applicable law or in connection with a transaction in which our stockholders receive liquidity for their shares, such as a sale or merger of the Company or listing of our shares on a national securities exchange.

Under our Share Repurchase Program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tenders offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except the shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will be retained by the Company for the benefit of the remaining stockholders. We may, from time to time, waive the Early Repurchase Deduction in our sole discretion.

If we were to engage in a share repurchase offer, our stockholders would be able to tender their shares at a price per share that reflects our NAV per share as of a recent date. Such offers to repurchase shares of our common stock will be subject to, and conducted in accordance with, the applicable requirements of the Exchange Act, the Investment Company Act and the Maryland General Corporation Law (the “MGCL”). The repurchase offers, if any, would be conducted on such terms as may be determined by our Board of Directors and in accordance with the requirements of applicable law, including Section 23(c) of the Investment Company Act and Regulation M under the Exchange Act. To the extent any such repurchase may lead to adverse tax, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other regulatory consequences for us or our stockholders, our Board of Directors may determine not to proceed with any such share repurchases. See “Item 1(c). Description of Business—The Private Offering—Capital Commitments—Securities Offered.”

The Private Offering

Capital Commitments

Securities Offered

We intend to offer and sell our common stock in transactions exempt from registration under the Securities Act under Regulation D and Regulation S (the “Private Offering”). Each purchaser will be required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of common stock sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act and (ii) is acquiring the common stock purchased by it for investment and not with a view to resale or distribution. Investors who make a commitment to purchase our shares of common stock (each, a “Capital Commitment” or “Commitment”) in the Private Offering are required to complete, execute and deliver a subscription agreement (a “Subscription Agreement”), and related documentation, which include customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors could be required to provide due diligence information for compliance with certain legal requirements.

The Company will hold its initial closing (the “Initial Closing”) as soon as practicable, after electing to be treated as a BDC, and plans to conduct additional closings (each closing, together with the Initial Closing, a “Closing”). We expect Closings of the Private Offering will occur, from time to time, in the Company’s sole discretion, on a continuous basis following the Initial Closing until the Company commences a Public Offering or the Board of Directors otherwise determines to cease the Private Offering. If the Public Offering does not occur, the Company’s Board may choose to wind down and/or liquidate and dissolve the Company if, in its reasonable judgment it deems such action to be in our best interest and the best interest of our stockholders.

The Subscription Agreements provide that investors are required to fund Capital Commitments to purchase shares of our common stock (a “Drawdown Purchase”), each time we deliver a drawdown notice, which we deliver at least seven business days (measured from the date we send notice by mail or electronically, as applicable, rather than the date such notice is received) prior to the drawdown date. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Investors may fail to pay their undrawn Commitment.” Drawdown Purchases will generally be made pro rata, in accordance with unfunded Capital Commitments of all investors. However, the Subscription Agreements provide that we retain the right at our discretion to call Drawdown Purchases on a non-pro rata basis so that the assets of the Company will not be considered “plan assets” under ERISA or the Plan Asset Regulations (each as defined below), or as otherwise necessary or desirable in order to comply with ERISA or any other applicable legal, regulatory, tax or similar regimes. Furthermore, certain Drawdown Purchases may be made on a non-pro rata basis by investors that provide Capital Commitments after the Initial Closing. Each Drawdown Purchase is made at a price per share equal to our most recently calculated NAV per share as determined by our Board, provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits us from selling Shares at a price below the then-current NAV per share as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions). No investor in the Private Offering will be required to invest more than the total amount of its Capital Commitment.

When the Company enters into a Subscription Agreement with one or more investors after the initial Drawdown Purchase in which the proceeds are used to make investments, each such investor or investors will be required to make a purchase or successive purchases of shares of common stock to fund a portion of its unfunded Capital Commitment on a non-pro rata basis (each, a “Catch-up Purchase”) on a date (or dates) (each, a “Catch-up Date”) to be determined by the Company that occurs no later than the next succeeding Drawdown Purchase date. The aggregate purchase price of a Catch-up Purchase (or successive Catch-up Purchases) prior to a Catch-Up Date, will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor or investors will have contributed the same percentage of its Capital Commitment to the Company as all investors whose subscriptions were accepted at previous Closings (other than any defaulting stockholders or stockholders who subscribed in prior Closings and have not yet funded the Adjusted Purchase Price) (the “Adjusted Purchase Price”).

Catch-up Purchases will be made at a per share price equal to the NAV per common share (adjusted to appropriately reflect revenues and expenses accrued as of the applicable Catch-up Date and such investor’s pro rata portion of the Company’s initial organizational expenses) as of the close of the last quarter preceding the date of such Catch-up Purchase; provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits us from selling our shares at a price below the then-current NAV per share as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

The Private Offering is expected to continue indefinitely, unless the Company commences the Public Offering. Although it is currently not anticipated that the Company will commence a Public Offering, the Board of Directors, may determine that a Public Offering is in our best interests and the best interests of our stockholders. In order to commence a continuous public offering, the Company must file a Registration Statement on Form N-2 to register the Company’s shares under the Securities Act, and once such Registration Statement has been declared effective by all relevant securities regulators, the Company would commence a continuous public offering of the shares, subject to certain minimum financial suitability standards (the “Public Offering”). The Board of Directors, however, may choose not to commence the Public Offering if in its reasonable judgement it deems such action to be in our best interests and the best interests of stockholders. Accordingly, there is no guarantee that the Company will commence the Public Offering. It is anticipated that, once the Public Offering commences, the Adviser or an affiliate(s) thereof will continue to manage the Company, which would have materially the same advisory fee structure, and the same investment objectives and strategies as the Company currently. We do not currently intend for our shares to be listed on any national securities exchange, including in the event of a Public Offering. We may at some point in the future seek a Public Offering of our shares, but the decision to engage in such Public Offering will depend on market conditions, as well as other factors.

Prior to a listing, if any, of our shares of common stock on a national securities exchange (a “listing”), including in connection with an initial public offering (“IPO”), shares of our common stock will be highly illiquid. Prior to an IPO or a listing, if any, investors will generally be prohibited from transferring their shares without our prior written consent and, as a consequence, the shares are appropriate only as a long-term investment. In addition, purchasers of shares of our common stock prior to an IPO and listing, if any, will not be permitted to transfer their shares after the consummation of such IPO and listing, if any, including a transfer of solely an economic interest, without our prior written consent for a period of time, which may be significant, following such IPO and listing unless we determine to waive such restriction. If we undergo a merger with another entity (“Merger”), including an affiliated company, subject to any limitations under the Investment Company Act, or the sale of all or substantially all of the assets of the Company (an “Asset Sale”), similar restrictions may be imposed on our common stock or shares of another entity received by our stockholders in connection with such transaction. There can be no assurances as to when or whether a liquidity event will occur.

Notwithstanding the foregoing, however, prior to an IPO or a listing, if any, investors may sell, offer for sale, agree to sell, exchange, transfer, assign, pledge, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, in any case whether directly or indirectly (collectively, a “transfer”) their shares to an “affiliated person,” as defined in Section 2(a)(3) of the Investment Company Act, including a transfer of solely an economic interest, in whole or in part, provided that (i) we provide prior written consent to any such transfer, which shall not be unreasonably withheld or delayed, (ii) any purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the Subscription Agreement, and (iii) any such transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the Securities Act and otherwise in compliance with applicable securities laws, the Charter and the Subscription Agreement. No transfer will be effectuated except by registration of the transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company. For further details about the transfer restrictions to which purchasers will be subject, the circumstances pursuant to which we will give our consent to such a transfer, eligible offerees and resale restrictions, see “Item 11. Description of Registrant’s Securities to be Registered.”

Shares of our common stock will be issued on the initial issuance date at a price per share of $[•]. Shares of common stock issued following such initial issuance will generally be issued at a per share price equal to the then-current NAV per share. For purposes of this calculation, the NAV per share will be based on the NAV per share calculated at the end of the most recent calendar month prior to the applicable last funding date, subject to adjustments for material changes and the limitations of Section 23 under the Investment Company Act (which generally prohibits us from issuing shares of common stock at a price below the then-current NAV of the common stock as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). For further details, see “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Valuation of Portfolio Investments.” Additionally, in order to more fairly allocate expenses among stockholders, investors making Capital Commitments after the initial drawdown date will be required to bear a portion of organizational expenses on or prior to the first drawdown date following their Capital Commitment to the Company.

Organizational Expenses

Certain organizational expenses will be charged to the Company on or about the initial issuance date. In order to more fairly allocate such expenses among stockholders, investors making Commitments after the Initial Closing will be required to bear a portion of such expenses at the time of their first investment as follows and as set forth below. Upon payment of the Adjusted Purchase Price on a Catch-Up Date, the number of shares of common stock issuable to an applicable investor will equal: (x) the Adjusted Purchase Price for such investor, minus the organizational expense allocation, divided by (y) the then-current NAV per share. For U.S. federal income tax purposes, the amount paid by an investor in respect of organizational expenses will be treated as additional purchase price paid for the investor’s shares.

Our initial offering costs (other than the organizational expenses) will be amortized over the twelve months beginning with the commencement of our operations. The effect of this accounting treatment is not expected to be material to our financial statements.

Subsequent Closings

We may hold, and expect to hold, a number of Closings subsequent to the Initial Closing (each date on which a subsequent closing is held, a “Subsequent Closing Date”). As described earlier herein, upon or following the acceptance of an investor’s Capital Commitment on any Subsequent Closing Date, such investor may be required to make a Catch-up Purchase, on no less than seven business days’ prior notice (measured from the date we send such notice by mail or electronically, as applicable, rather than the date such notice is received), at the Adjusted Purchase

Price. Such common stock may be required to be purchased on any date on or following the applicable Subsequent Closing Date and on or prior to the next Catch-up Date. Catch-up Dates can occur at any point in a month but generally will not occur in a month for which there is also a drawdown date. Any stockholder increasing its Capital Commitment on any Subsequent Closing Date shall be treated as if it were making a new Capital Commitment to the Company. See “Item 1(c). Description of Business—The Private Offering—Capital Commitments—Securities Offered.”

Upon payment of the Adjusted Purchase Price on each Catch-up Date, the number of shares of common stock issuable to an applicable investor will equal: (x) the Adjusted Purchase Price for such investor, minus the organizational expense allocation, divided by (y) the then-current NAV per share. A Catch-up Date and a drawdown date generally will not occur in the same calendar month.

In connection with each drawdown date following any Subsequent Closing Date, all stockholders, including stockholders whose Capital Commitments were accepted on such Subsequent Closing Date, shall purchase common stock in accordance with the standard provisions for drawdown dates, subject in all cases to our right to limit issuances of our common stock in order to comply with applicable law, including ERISA.

Drawdown Dates

Investors agree to purchase shares of common stock for an aggregate purchase price equal to their respective undrawn Capital Commitments, payable at such times (generally expected to be on a monthly basis, but potentially more or less frequently, following an investor’s initial subscription) and in such amounts as required by the Company following receipt of required notice, as described in “—Securities Offered” above. Each investor and the Company agrees that, for each drawdown date, such investor shall purchase from us, and we shall issue to such investor on the applicable last funding date, a number of shares of common stock equal to the drawdown share amount at an aggregate price equal to the Drawdown Purchase price; provided, however, that in no circumstance will an investor be required to purchase shares of common stock for an amount in excess of its undrawn Capital Commitment.

Default

If a stockholder fails to purchase shares of common stock as part of a capital call or other required payment to us, in part or in full, and such failure remains uncured through the applicable last funding date, such stockholder shall be delinquent in its obligations. Any payments made pursuant to a capital call by such stockholder after the applicable last funding date will be applied to purchase shares of the Company at the next available NAV. With respect to the subsequent capital call with respect to such delinquent stockholder, such delinquent stockholder will be obligated, in addition to purchasing shares of common stock in respect of such subsequent capital call, to purchase shares of common stock in an amount equal to such unfulfilled capital call or other required payment in respect of the prior last funding date, and to the extent such stockholder does not do so, he, she or it will be delinquent again in its obligations.

If a stockholder is delinquent in funding a required drawdown upon three occasions at any point (occasions do not have to be consecutive), such defaulting stockholder will be in default of its obligations to us.

Returns of Capital

Any portion of distributions made by us to the stockholders which represents a return of such stockholder’s funding of a Capital Commitment to us, as determined by the Board of Directors, will increase the stockholders’ undrawn Capital Commitments and may be drawn down by us.

Placement Agents

We may enter into an agreement with one or more placement agent pursuant to which such placement agent will assist us in conducting this Private Offering. Further, we may enter into such agreements with JFG or one of its subsidiaries. Under the terms of the agreements, we will indemnify and hold harmless such placement agent, its respective affiliates and any agent under certain circumstances and to the extent permitted by the Investment Company Act. Furthermore, such placement agents may enter into or will enter into sub-placement agreements (the “Placement Agent Agreements”) with various sub-placement agents to assist in conducting the Private Offering. The placement agents will not be compensated by us for their services, but may charge investors a placement fee with respect to their investment in us. Stockholders may be charged additional fees other than those disclosed in this Registration Statement by their financial intermediaries in connection with their investments in us. You should contact your intermediary for more information about the additional payments or additional services they receive and any potential conflicts of interest, as well as for information regarding any additional fees and/or payments. The placement agents may also be compensated by our Investment Adviser, in its discretion, for certain services including promotional and marketing support, stockholder servicing, operational and recordkeeping, sub-accounting, networking or administrative services. These payments are made out of our Investment Adviser’s own resources and/or assets, including from the revenues or profits derived from the advisory fees our Investment Adviser receives from the Company.

Regulation as a Business Development Company

We intend to elect to be regulated as a BDC under the Investment Company Act. As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the Investment Company Act. In addition, the Investment Company Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the Investment Company Act as the vote: (i) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (ii) of more than 50% of the outstanding voting securities of such company, whichever is less. Although we may use leverage in the form of the issuance of shares of preferred stock, we do not intend to do so. Any such issuance of preferred stock must comply with the requirements of the Investment Company Act. Additionally, the Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holder of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain other matters under the Investment Company Act require a separate class vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately as a class from the holders of common stock on a proposal involving a plan of reorganization adversely affecting such securities.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed a “principal underwriter” as that term is defined under the Securities Act. We may purchase or otherwise receive warrants which offer an opportunity (not a requirement) to purchase common stock of a Portfolio Company in connection with an acquisition financing or other investments. Similarly, we may acquire rights that obligate an issuer of acquired securities or their affiliates to repurchase the securities at certain times, under certain circumstances. We do not intend to acquire securities issued by any investment company whereby our investment would exceed the limits imposed by the Investment Company Act. Under these limits, we generally cannot (1) acquire more than 3% of the total outstanding voting stock of any investment company, (2) invest more than 5% of the value of our total assets in the securities of one investment company, or (3) invest more than 10% of the value of our total assets in the securities of investment companies in general. These limitations do not apply where we acquire interests in a money market fund as long as we do not pay a sales charge or service fee in connection with the purchase. With respect to the portion of our portfolio invested in securities issued by investment companies, it should be noted that such Investments might subject our stockholders to additional expenses. None of our policies described above are fundamental and each such policy may be changed without stockholder approval, subject to any limitations imposed by the Investment Company Act.

Private funds that are excluded from the definition of “Investment Company” pursuant to either Section 3(c)(1) or 3(c)(7) of the Investment Company Act are also subject to certain of the limits under the Investment Company Act noted above. Specifically, such private funds generally may not acquire directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition). Investment companies registered under the Investment Company Act are also subject to the restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors would be required to hold a smaller position in our shares than if they were not subject to such restrictions.

We will generally not be able to issue and sell common stock at a price below the then-current NAV per share. We may, however, sell common stock at a price below the then-current NAV per share if the Board of Directors determines that such sale is in our best interests and the best interests of the stockholders, and the stockholders approve such sale.

Qualifying Assets

Under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to herein as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets (not including certain assets specified in the Investment Company Act) represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding thirteen months an affiliated person of an eligible portfolio company, or from any other person, subject to such rules and regulations as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer that:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)

is not an investment company (other than a small business investment company wholly-owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

(c)	satisfies any of the following:

•

does not have any class of securities listed on a national securities exchange or has a class of securities listed on a national securities exchange but has an aggregate market value of outstanding common equity of less than $250 million;

•	is controlled by a BDC or a group of companies including a BDC, and the BDC has an affiliated person who is a director of the eligible portfolio company; or

•	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2)	Securities of any eligible portfolio company that we control.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own at least 60% of the outstanding equity of the eligible portfolio company.

(5)

Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of options, warrants or rights relating to such securities.

(6)	Cash, cash items, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

A BDC must be organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) under “—Qualifying Assets,” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must also either control the issuer of the securities or offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance (as long as the BDC does not make available significant managerial assistance solely in this fashion). Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. A BDC may charge a fee for providing such managerial assistance.

Temporary Investments

As a BDC, pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash items (such as money market funds), U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. In addition, from time to time, we may take temporary defensive positions in attempting to respond to adverse market, political or other conditions. We may invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the asset diversification requirements in order to qualify as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Investment Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Cash and Short-Term Investments

Subject to the tax and regulatory restrictions described in this Registration Statement, the Investment Adviser may cause us to hold cash or invest our cash balances at such times and in any instruments deemed appropriate by the Investment Adviser, including cash equivalents and short-term investments, pending allocation of such capital to one or more investments in Portfolio Companies, in order to meet operational needs or expenses or otherwise in the discretion of the Investment Adviser. These investments may include money market instruments and other short-term debt obligations, shares of money market mutual funds and repurchase agreements with banks and broker-dealers.

Leverage and Senior Securities

The Company is permitted, under specified conditions, to issue one class of senior security representing indebtedness in one or more series and one class of equity securities senior to our common stock if the Company’s asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On [•], our sole initial stockholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act. As defined in the Investment Company Act, asset coverage of 150% means that for every $100 of net assets we hold, we may raise $200 from borrowing and issuing senior securities. We currently intend to target asset coverage of [•]% to [•]% (which equates to a debt-to-equity ratio of 1.30x to 1.50x), but may alter this target based on market conditions. In addition, while any senior securities remain outstanding, the Company will be required to make provisions to prohibit any dividend distribution to stockholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Company will also be permitted to borrow amounts up to 5% of the value of its total assets for temporary purposes, which borrowings would not be considered senior securities. A loan is presumed to be made for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed to not be for temporary purposes.

We intend to establish one or more credit facilities and/or subscription facilities or enter into other financing arrangements to facilitate investments and the timely payment of our expenses. It is anticipated that any such credit facilities will bear interest at floating rates at to be determined spreads over a specific reference rate. We cannot assure stockholders that we will be able to enter into a credit facility. Stockholders will indirectly bear the costs associated with any borrowings under a credit facility or otherwise. In connection with a credit facility or other borrowings, lenders may require us to pledge assets, commitments and/or drawdowns (and the ability to enforce the payment thereof) and may ask to comply with positive or negative covenants that could have an effect on our operations. In addition, from time to time, our losses on leveraged investments may result in the liquidation of other investments held by us and may result in additional drawdowns to repay such amounts.

Under Rule 18f-4 under the 1940 Act, related to the use of derivatives, short sales, reverse repurchase agreements and certain other transactions by registered investment companies, we are permitted to enter into derivatives and other transactions that create future payment or delivery obligations, including short sales, notwithstanding the senior security provisions of the 1940 Act if we comply with certain value-at-risk leverage limits and derivatives risk management program and board oversight and reporting requirements or comply with a “limited derivatives users” exception. The Company expects to be a “limited derivatives user” under Rule 18f-4. Rule 18f-4 also permits us to enter into reverse repurchase agreements or similar financing transactions notwithstanding the senior security provisions of the 1940 Act if we aggregate the amount of indebtedness associated with our reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating our asset coverage ratios as discussed above. In addition, we are permitted to invest in a security on a when-issued or forward-settling basis, or with a non-standard settlement cycle, and the transaction will be deemed not to involve a senior security under the 1940 Act, provided that (i) we intend to physically settle the transaction and (ii) the transaction will settle within 35 days of its trade date (the “Delayed-Settlement Securities Provision”). We may otherwise engage in such transactions that do not meet the conditions of the Delayed-Settlement Securities Provision so long as we treat any such transaction as a “derivatives transaction” for purposes of compliance with the rule. Furthermore, we are permitted to enter into an unfunded commitment agreement, and such unfunded commitment agreement will not be subject to the asset coverage requirements under the 1940 Act, if we reasonably believe, at the time we enter into such agreement, that we will have sufficient cash and cash equivalents to meet our obligations with respect to all such agreements as they come due.

We may enter into a total return swap agreement. A total return swap is a contract in which one party agrees to make periodic payments to another party based on the change in the market value of the assets underlying the total return swap, which may include a specified security, basket of securities or securities indices during a specified period, in return for periodic payments based on a fixed or variable interest rate. A total return swap effectively adds leverage to a portfolio by providing investment exposure to a security or market without owning or taking physical custody of such security or investing directly in such market. Because of the unique structure of a total return swap, it often offers lower financing costs than are offered through more traditional borrowing arrangements. The Company would typically have to post collateral to cover this potential obligation.

We may also create leverage by securitizing our assets (including in CLOs) and retaining the equity portion of the securitized vehicle. We may also from time to time make secured loans of our marginable securities to brokers, dealers and other financial institutions.

For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors–Risks Relating to Our Business and Structure–We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.” and “Item 1A. Risk Factors—Risks Relating to Our Business and Structure–Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.”

Code of Ethics

We have adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and have also approved the Investment Adviser’s code of ethics in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These codes of ethics establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements. You may obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Proxy Voting Policies and Procedures

The Investment Adviser’s open market transactions primarily focus on fixed income securities and loans; as such, the Investment Adviser does not generally engage in proxy voting. However, certain Accounts may engage in limited equity transactions and acquire limited voting securities. With respect to us, the Board has delegated to the Investment Adviser responsibility for the voting of proxies of our investments. Accordingly, where we own equity securities in which we have the right to vote via stockholder proxy (each, a “Voting Security”), the Investment Adviser has adopted and implemented written Proxy Voting Policies and Procedures (“Proxy Voting Procedures”) that are designed to reasonably ensure that the Investment Adviser votes proxies in our best interest. The Proxy Voting Procedures describe the positions the Investment Adviser generally takes in voting proxies on particular issues and require the Investment Adviser to keep records with respect to how the Investment Adviser voted. The Proxy Voting Procedures also provide that, in the event a particular proxy vote would involve a conflict between the interests of the Investment Adviser and its affiliates, and those of one or more Accounts, the Investment Adviser, if it so elects, may:

•	vote in accordance with the recommendations of a disinterested third party;

•	refer the voting decision to the Account; or

•	abstain from voting.

Some examples of potential conflicts may include;

•	the Investment Adviser provides investment advice to an officer or director of an issuer and the Investment Adviser receives a proxy solicitation from that Issuer;

•

an Issuer or some other third party offers the Investment Adviser or an employee, officer, director, partner or member of the Investment Adviser (an “Associate”) compensation in exchange for voting a proxy in a particular way;

•	an Associate or a member of an Associate’s household has a personal or business relationship with an Issuer;

•	an Associate has a beneficial interest contrary to the position held by the Investment Adviser on behalf of its Account;

•	the Investment Adviser holds various classes and types of equity and debt securities of the same issuer contemporaneously in different Account portfolios; or

•	any other circumstance where the Investment Adviser’s duty to service its Accounts interest could be compromised.

In particular, the Investment Adviser is authorized under the collateral management agreements to give consents and exercise all other voting rights on behalf of issuers as to the loans and debt investments owned by such issuers. In addition, the collateral management agreements provide that all actions taken by the Investment Adviser on behalf of issuers must be performed with reasonable care and in good faith and using professional judgment and all commercially reasonable efforts, (i) using a degree of skill and attention no less than that which the collateral manager exercises with respect to comparable assets that it manages for itself and others, and (ii) substantially in accordance with its existing practices and procedures and in a manner comparable to other institutional managers of national standing investing in the assets of the nature and character of the collateral. The Investment Adviser does not currently delegate its voting authority to any third party, although it may retain an outside service to provide voting recommendations and to assist in analyzing votes.

Privacy Principles

The following information is provided to help investors understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

We may collect non-public personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between us and individual investors. We may share information that we collect regarding an investor with its affiliates and the employees of such affiliates for everyday business purposes, for example, to service the investor’s accounts and, unless an investor opts out, provide the investor with information about other products and services offered by us or our affiliates that may be of interest to the investor. In addition, we may disclose information that we collect regarding investors to third parties who are not affiliated with us (i) as authorized by the investors in investor subscription agreements or our organizational documents; (ii) as required by applicable law or in connection with a properly authorized legal or regulatory investigation, subpoena or summons, or to respond to judicial process or government regulatory authorities having property jurisdiction; (iii) as required to fulfill investor instructions; or (iv) as otherwise permitted by applicable law to perform support services for investor accounts or process investor transactions with us or our affiliates.

Any party not affiliated with us that receives non-public personal information relating to investors from us is required to adhere to confidentiality agreements and to maintain appropriate safeguards to protect investor information. Additionally, for officers, employees and agents of ours and our affiliates, access to such information is restricted to those who need such access to provide services to us and investors. We maintain physical, electronic and procedural safeguards to seek to guard investor non-public personal information.

Other

We may also be prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of the members of our Board of Directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the Investment Company Act prohibition on governing transactions with affiliates to prohibit certain “joint” transactions involving certain entities that are controlled by a common investment adviser. The staff of the SEC has granted no-action relief permitting purchases of the same class or classes of privately placed securities, provided that certain conditions are met. In certain circumstances, negotiated co-investments made by the Company and other Accounts in private placement securities that involve the negotiation of certain terms of the private placement securities to be purchased (other than price-related terms) may be made only pursuant to an order from the SEC permitting us to do so. Under the terms of the exemptive order on co-investments, we are permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our Board of Directors approved criteria.

As a BDC, the SEC will periodically examine us for compliance with the Investment Company Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company, to protect against larceny and embezzlement, covering each of our officers and employees, who may singly, or jointly with others, have access to our securities or funds. Furthermore, as a BDC, we are prohibited from protecting any director, officer, investment adviser or underwriter against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and our Investment Adviser are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

Compliance with the Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. In order to be regulated as a BDC under the Investment Company Act, we have filed this Registration Statement to register a class of our equity securities under the Exchange Act. Once this Registration Statement is effective, we will be subject to many of the Sarbanes-Oxley Act requirements. The Sarbanes-Oxley Act requires us to review our policies and procedures to determine whether we are in compliance with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Compliance with the JOBS Act

We are, and expect to remain, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, as it may be amended from time to time (the “JOBS Act”), signed into law in April 2012 until the earliest of:

•	the last day of the fiscal year in which the Company’s total annual gross revenues are $1.07 billion or more;

•	the date on which the Company has issued more than $1 billion in non-convertible debt in the previous three years;

•

the last day of a fiscal year in which the Company (1) has an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of the Company’s most recently completed second fiscal quarter and (2) has been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act); or

•

the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities of the Company under an effective Securities Act registration statement as an emerging growth company.

Under the JOBS Act, the Company is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of the Company’s internal control over financial reporting. This may increase the risk that material weaknesses or other deficiencies in the Company’s internal control over financial reporting go undetected.

In addition, Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act, provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards.

U.S. Investment Advisers Act of 1940

The Investment Adviser is registered as an investment adviser with the SEC pursuant to the Advisers Act.

Reporting Obligations

In order to be regulated as a BDC under the Investment Company Act, we have filed this Registration Statement to register the common stock under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations and certain other tax considerations applicable to us and an investment in shares of our common stock. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury Regulations promulgated thereunder (the “Regulations”), the legislative history of the Code, current administrative interpretations and practices of the U.S. Internal Revenue Service (the “IRS”) including administrative interpretations and practices of the IRS expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers that requested and received those rulings, and judicial decisions each as of the date of this Registration Statement, and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. Subsequent developments and changes in the tax laws of the United States and any countries in which we directly or indirectly invest, including changes in or differing interpretations of the foregoing authorities, which may be applied retroactively, could have a material effect on the tax consequences to stockholders, us, and/or any intermediate vehicle through which we invest. Neither we nor the Investment Adviser undertakes any obligation to supplement or update the discussion contained in this summary if any applicable laws change after the date hereof. We have not sought and will not seek a determination or ruling from the IRS or any other U.S. federal, state, local, or non-U.S. taxing authority with respect to any of the tax issues affecting us or the stockholders or regarding any other matter discussed in this summary, and this summary is not binding on the IRS or any other taxing authority. Accordingly, there can be no assurance that the IRS or any other taxing authority will not assert, and a court will not sustain a position contrary to any of the tax considerations discussed in this summary.

You should note that this summary is necessarily general, does not constitute tax advice and does not purport to be a complete description of all the tax aspects affecting us or the beneficial owners of shares of our common stock, which we refer to as “stockholders.” For example, this summary does not discuss all of the tax consequences and other considerations that may be relevant to a particular investor or to investors that are subject to special treatment under U.S. federal income tax laws, including but not limited to, insurance companies, banks, pension funds, charitable remainder trusts, stockholders subject to the alternative minimum tax, Non-U.S. stockholders (as defined below) entitled to claim the benefits of an applicable income tax treaty, U.S. stockholders on the accrual method of accounting for U.S. federal income tax purposes that are required to accelerate the recognition of any item of gross income with respect to shares of our common stock as a result of such income being recognized on an applicable financial statement, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, dealers in securities, traders in securities that elect to use a mark to market method of accounting for securities holdings, and private foundations. Moreover, this summary assumes that each stockholder holds its shares of our common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment). Accordingly, each prospective investor should consult with its tax advisor with respect to the specific U.S. federal, state, local, and non-U.S. tax consequences to it of the ownership and disposition of our common stock in light of its particular circumstances. This summary does not discuss any aspects of U.S. estate or gift taxation, U.S. state or local taxation or non-U.S. taxation. It does not discuss the special treatment under U.S. federal income tax laws that could result if the Company invests in tax exempt securities or certain other investment assets.

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantive decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

In the case of stockholders that are treated as partnerships for U.S. federal income tax purposes, the tax consequences described below, as well as the other tax considerations described herein, will also generally apply to investors who indirectly invest in shares of our common stock through such stockholders. Any stockholder that is treated as a partnership for U.S. federal income tax purposes should consult its tax advisor regarding the tax consequences of an investment in our common stock to it and its owners.

For purposes of this discussion, a “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a U.S. stockholder and not a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Tax matters are very complicated and the tax consequences to each stockholder of the ownership and disposition of shares of our common stock will depend on the facts of his, her or its particular situation. Stockholders should consult their own tax advisor regarding the specific tax consequences of the ownership and disposition of shares of our common stock to them, including tax reporting requirements, the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Code, commencing with our first taxable year ending December 31, 2023. We do not expect to make investments or recognize income and do not intend to make distributions during the period prior to the initial issuance date. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. Rather, dividends we distribute generally will be taxable to our stockholders, and any net operating losses, foreign tax credits and other of our tax attributes generally will not pass through to our stockholders, subject to special rules for certain items such as net capital gains, certain interest income and qualified dividend income we recognize. See “—Taxation of U.S. Stockholders” and “—Taxation of Non-U.S. Stockholders” below.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify as a RIC, we must timely distribute to our stockholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year (the “Annual Distribution Requirement”). If, prior to the date we elect to be treated as a RIC, we are treated for U.S. federal income tax purposes as a corporation that does not have RIC status (a “C corporation”) we will be subject to corporate-level U.S. federal income taxes on all of our income until the effective date of our election to be treated as a RIC. We do not expect to be treated as a C corporation and, if we are treated as a C corporation, we do not expect to have significant investments or income or to make distributions during the period prior to our election to be treated as a RIC. Our conversion from C corporation status to RIC status by election, if applicable, would also include a deemed-sale election with respect to any net unrealized gain existing at the time of conversion, causing any overall net unrealized gain in our assets at such time to be treated as realized for tax purposes, effective on the last day of our status as a C corporation. Such realization of unrealized capital gain, if any, will be taxable to us as of the last day of C corporation status and we will be subject to federal income tax of 21% of such amounts, plus state and local income taxes.

Taxation as a RIC

Each year, if we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (generally, realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to timely distribute) to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.

We generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income for a calendar year unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for each calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending October 31 in that calendar year and (3) any net ordinary income and capital gains in excess of capital losses recognized, but not distributed, in preceding years (the “Excise Tax Avoidance Requirement”). We will not be subject to the U.S. federal excise tax on amounts on which we are required to pay U.S. federal income tax (such as retained net capital gains). Depending upon the level of taxable income and net capital gain earned in a year, we may retain certain net capital gain for reinvestment and carry forward taxable income for distribution in the following year and pay any applicable tax.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	qualify and have in effect an election to be treated as a business development company (a “BDC”) under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code), or other income derived with respect to our business of investing in such stock or securities or foreign currencies (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year (the “Diversification Tests”):

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with pay-in-kind, or PIK, interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also be required to include in our taxable income other amounts that we have not yet received or will not receive in cash, such as accruals on a contingent payment debt instrument, accruals of interest income and/or original issue discount on defaulted debt, or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Moreover, we generally will be required to take certain amounts in income no later than the time such amounts are reflected on our financial statements. Because such original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make distributions to our stockholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to our stockholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times or prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to our stockholders to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax and any applicable state and local taxes.

Because we expect to use debt financing, we may be prevented by covenants contained in our debt financing agreements from making distributions to our stockholders in certain circumstances. In addition, under the Investment Company Act, we are generally not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1(c). Description of Business—Regulation as a Business Development Company—Indebtedness and Senior Securities.” Restrictions on our ability to make distributions to our stockholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC, or subject us to the 4% U.S. federal excise tax.

Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to our stockholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times or values that, from an investment standpoint, are not advantageous. Alternatively, although we currently do not intend to do so, to satisfy the Annual Distribution Requirement, we may declare a taxable dividend payable in our stock or cash at the election of each stockholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock. See “—Taxation of U.S. Stockholders” below for a discussion of the tax consequences to stockholders upon receipt of such dividends.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our expenses in a given year exceed our investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses do not pass through to its stockholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. As a result of these limits on the deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to our stockholders. Accordingly, we do not expect to distribute any such offsetting capital gains.

Distributions we make to our stockholders may be made from our cash assets or by liquidation of our investments, if necessary. We may recognize gains or losses from such liquidations. In the event we recognize net capital gains from such transactions, stockholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC

If we were to fail to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we were to fail to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to our stockholders. We would not be able to deduct distributions to our stockholders, nor would distributions to our stockholders be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to our U.S. stockholders as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the 20% maximum rate applicable to dividends to individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital that would reduce the stockholder’s adjusted tax basis in its common stock (and correspondingly increase such stockholder’s gain, or reduce such stockholder’s loss, on disposition of such common stock), and any remaining distributions in excess of the stockholder’s adjusted tax basis would be treated as a capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. Subject to the approval of our Board of Directors, the Adviser may determine to have the Company taxed as a regular corporation even if it would otherwise qualify as a RIC; provided, however, our Board of Directors, in collaboration with the Adviser, determines that treatment as a corporation for a particular year would be in our best interests and the best interests of our stockholders.

Our Investments — General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

The use of hedging strategies, such as writing (selling) and purchasing options and futures contracts and entering into forward contracts, involves complex rules that will determine for income tax purposes the amount, character, and timing of recognition of the gains and losses the Company may realize in connection therewith. Gains from the disposition of foreign currencies (except certain gains that may be excluded by future regulations), and gains from options, futures, and forward contracts the Company derives with respect to its business of investing in securities or foreign currencies, generally will be treated as qualifying income under the 90% Income Test.

Generally, the hedging transactions undertaken by a RIC may result in “straddles” for U.S. Federal income tax purposes. The straddle rules may affect the character of gains (or losses) realized by a RIC. In addition, losses realized by a RIC on a position that is part of a straddle may be deferred under the straddle rules, rather than being taken into account in calculating the taxable income for the taxable year in which such losses are realized. Since only a few regulations implementing the straddle rules have been promulgated, the tax consequences to the Company of hedging transactions that are treated as straddles are not entirely clear. A RIC may make one or more of the elections applicable to straddles available under the Code. If an election is made, the amount, character, and timing of the recognition of gains or losses from the affected straddle positions will be determined pursuant to the rules applicable to the election(s) made, which may accelerate the recognition of gains or losses from the affected straddle positions. Because application of the straddle rules may affect the character of gains or losses, defer losses, and/or accelerate the recognition of gains or losses from the affected straddle positions, the amount which must be distributed to stockholders, and will be taxed to stockholders as ordinary income or long term capital gain, may be increased or decreased substantially as compared to a RIC that did not engage in such hedging transactions.

A Portfolio Company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the Portfolio Company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to our stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make a QEF election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of this election. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “— Taxation as a RIC” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our Investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not be qualifying for purposes of the 90% Income Test. The Company expects that, generally, loan origination fees will qualify for purposes of the 90% Income Test, but that may not apply in all cases. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. Prospective Non-U.S. stockholders should refer to “—Taxation of Non-U.S. Stockholders” below.

Distributions

Distributions by us (including distributions where stockholders can elect to receive cash or stock) generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or stock. To the extent that such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a reduced maximum U.S. federal income tax rate of 20%. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the 20% maximum federal rate applicable to Qualifying Dividends. Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to U.S. stockholders as long-term capital gains (currently taxable at a maximum U.S. federal income tax rate of 20% in the case of non-corporate U.S. stockholders (including individuals)), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

We may decide to retain some or all of our net capital gain for reinvestment, but designate the retained net capital gain as a “deemed distribution.” In that case, among other consequences, (i) we will pay tax on the retained amount, (ii) each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and (iii) the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained net capital gains at the regular corporate U.S. federal income tax rate, and because that rate is in excess of the maximum U.S. federal income tax rate currently payable by individuals (and other non-corporate U.S. stockholders) on long-term capital gains, the amount of tax that individuals (and other non-corporate U.S. stockholders) will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds the U.S. stockholder’s U.S. federal income tax liability. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, under certain circumstances, we may elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, U.S. stockholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.

During the period when we have elected to be treated as a RIC, we generally expect to be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) as a result of shares of our common stock being held by at least 500 persons at all times during a taxable year. However, we cannot assure stockholders that we will be treated as a publicly offered regulated investment company for all years, in particular we may not be treated as a publicly offered regulated investment company for our first or second taxable year. If we are not treated as a publicly offered regulated investment company for any calendar year, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the Management Fees and Incentive Fees paid to our Investment Adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. Miscellaneous itemized deductions of a U.S. stockholder that is an individual, trust or estate are disallowed for tax years beginning before January 1, 2026, under current law, and thereafter generally are (i) deductible by such U.S. stockholder only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, (ii) not deductible for purposes of the alternative minimum tax and (iii) subject to the overall limitation on itemized deductions under Section 67 of the Code. In addition, if we are not treated as a publicly offered regulated investment company, we will be subject to limitations on the deductibility of certain “preferential dividends” that are distributed to stockholders on a non-pro rata basis.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution, and the investor will be subject to tax on the distribution, even though economically it may represent a partial return of his, her or its investment. We have the potential to build up large amounts of unrealized gain which, when realized and distributed, could have the effect of a taxable return of capital to U.S. stockholders.

Our U.S. stockholders will receive, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions from us generally will be reported to the IRS (including any amount of any distributions that are Qualifying Dividends eligible for the 20% maximum federal capital gains tax rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

The Company or your financial intermediary is also generally required by law to report to each U.S. stockholder and to the IRS cost basis information for our shares sold by or redeemed from the U.S. stockholder. This information includes the adjusted cost basis of the shares, the gross proceeds from disposition and whether the gain or loss is long-term or short-term. The adjusted cost basis of shares will be based on the default cost basis reporting method that we select, unless a U.S. stockholder, before the sale or redemption, informs us that it has selected a different IRS-accepted method that we offer. These requirements, however, will not apply for investments through an IRA or other tax-advantaged account. U.S. stockholders should consult their tax advisors to determine the best cost basis method for their tax situation, and to obtain more information about how these cost basis reporting requirements apply to them.

Dispositions

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, non-corporate U.S. stockholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of our common stock. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. stockholders (including individuals) with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Tax on Net Investment Income

A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% federal tax on the lesser of (i) the U.S. stockholder’s “net investment income” (or “undistributed net investment income” for an estate or trust) for a taxable year and (ii) the excess of the U.S. stockholder’s modified adjusted gross income for such taxable year over a certain threshold, which for individuals is $200,000 in the case of single filers and $250,000 in the case of joint filers. For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to our common stock and net gain attributable to the disposition of our common stock (in each case, unless such stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.

Tax Shelter Reporting Regulations

Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our common stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding

The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 24%, from any taxable distribution to a U.S. stockholder (other than a corporation, a financial institution, or a stockholder that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability (which may entitle the U.S. stockholder to a refund), provided that proper information is timely provided to the IRS.

U.S. Taxation of Tax-Exempt U.S. Stockholders

A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, including certain tax-advantaged accounts (such as individual retirement accounts and 401(k) plans), may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. stockholder of the activities that we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. stockholder should not be subject to U.S. federal income taxation solely as a result of such stockholder’s direct or indirect ownership of our equity and receipt of distributions with respect to such equity (regardless of whether we incur indebtedness). Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. stockholder. Therefore, a tax-exempt U.S. stockholder should not be treated as earning income from “debt-financed property” and distributions we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Certain tax-exempt private universities are subject to an additional 1.4% excise tax on their “net investment income,” including income from interest, dividends, and capital gains.

Taxation of Non-U.S. Stockholders

The following discussion applies only to Non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences to such Non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisors before investing in our common stock.

Distributions; Dispositions

Subject to the discussion below, distributions of our investment company taxable income to a Non-U.S. stockholder that are not effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

Certain properly reported distributions are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the Non-U.S. stockholder are at least a 10% stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year), and certain other requirements are satisfied. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax. In particular, this exemption will not apply to our distributions paid in respect of our non-U.S. source interest income or our dividend income (or any other type of income other than generally our non-contingent U.S.-source interest income received from unrelated obligors and our qualified short-term capital gains). In the case of our common stock held through an intermediary, the intermediary may withhold U.S. federal income tax even if we report the payment as qualified net interest income or qualified short-term capital gain.

Distributions of our investment company taxable income to a Non-U.S. stockholder that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of our current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally.

Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal income tax or any withholding of such tax, unless (a) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally or (b) the Non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. stockholder is not considered a resident alien under the Code.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate Non-U.S. stockholder, both distributions (actual or deemed) and gains realized upon the sale of our common stock that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).

Each Non-U.S. stockholder should consult its tax advisor with respect to its tax and filing obligations.

U.S. Real Property Holdings of the Company

Regardless of whether the activities of the Company constitute a U.S. trade or business, Non-U.S. stockholders will be taxable in the United States on any gain derived from the disposition of a “U.S. real property interest” as if such gain were income that is effectively connected to a U.S. trade or business. U.S. real property interests include interests in U.S. real estate and certain U.S. corporations that hold predominantly U.S. real estate investments. Given the investment objectives of the Company, it is unlikely that it would hold any significant amount of real estate. Generally, the Company would be required to withhold at the highest applicable tax rate on any gain attributable to dispositions of U.S. real property interests. In addition, a purchaser may be required to withhold 15% of the purchase price upon a sale of an interest in the Company if, among other requirements, the Company’s gross assets consist of at least 50% U.S. real property interests.

Jurisdiction of Tax Residence

The tax treatment of a Non-U.S. stockholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction. Depending on (i) the laws of such Non-U.S. stockholder’s jurisdiction of tax residence, (ii) how the Company, the Investments and/or any other investment vehicles through which we directly or indirectly invest are treated in such jurisdiction, and (iii) the activities of any such entities, an investment in us could result in such Non-U.S. stockholder recognizing adverse tax consequences in its jurisdiction of tax residence, including (a) with respect to any generally required or additional tax filings or additional disclosure required in such filings in relation to the treatment for tax purposes in the relevant jurisdiction of an interest in the Company, the Investments or any other investment vehicles through which we directly or indirectly invest or of distributions from such entities and any uncertainties arising in that respect (those entities not being established under the laws of the relevant jurisdiction), (b) the possibility of taxable income significantly in excess of cash distributed to a Non-U.S. stockholder, and possibly in excess of our actual economic income, (c) the possibilities of losing deductions or the ability to utilize tax basis and of sums invested being returned in the form of taxable income or gains, and (d) the possibility of being subject to tax at unfavorable tax rates. A Non-U.S. stockholder may also be subject to restrictions on the use of its share of our deductions and losses in its jurisdiction of tax residence. Each prospective investor is urged to consult its own tax advisors with respect to the tax and tax filing consequences, if any, in its jurisdiction of tax residence of an investment in us, as well as any other jurisdiction in which such prospective investor is subject to taxation.

Backup Withholding

A Non-U.S. stockholder generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on taxable distributions unless the Non-U.S. stockholder provides the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or an acceptable other applicable or substitute form or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the Non-U.S. stockholder’s U.S. federal income tax liability (which may entitle the Non-U.S. stockholder to a refund), provided that proper information is timely provided to the IRS.

Withholding and Information Reporting on Foreign Financial Accounts

Under the Foreign Account Tax Compliance Act rules of the Code and applicable Regulations (collectively referred to as “FATCA”), the applicable withholding agent generally will be required to withhold 30% of any (a) dividends on our common stock and (b) gross proceeds from a sale or other disposition of our common stock, in each case, paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Proposed Regulations which may be relied upon pending finalization provide that FATCA withholding on gross proceeds and capital gain distributions from RICs will be eliminated and, consequently, this withholding tax on gross proceeds is not currently expected to apply. An intergovernmental agreement between the United States and an applicable foreign country, or future Regulations or other guidance, may modify these requirements. If payment of this withholding tax is made, stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld under FATCA. U.S. stockholders that own our common stock through non-U.S. entities or intermediaries, and Non-U.S. stockholders, should consult their own tax advisors regarding FATCA.

Each stockholder should consult its own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock.

We generally intend to provide stockholders with certain annual financial information regarding our operations. The information that we provide to a stockholder may not be timely and, with respect to a Non-U.S. stockholder, also may not be sufficient for such stockholder to comply with its tax filing obligations. Each stockholder will be responsible for the preparation and filing of its own income tax returns, and each stockholder should be prepared to obtain any available extensions of the filing date for its income tax returns.

Non-U.S. stockholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our common stock.

Change in Tax Laws

Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws or regulations may be changed with retroactive effect. Moreover, the interpretation or application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. Uncertainty in the tax law may require us to accrue potential tax liabilities even in situations in which we or our stockholders do not expect to be ultimately subject to such tax liabilities. In that regard, accounting standards or related tax reporting obligations may change, giving rise to additional accrual or other obligations.

Developments in the tax laws of the United States or other jurisdictions could have a material effect on the tax consequences to the stockholders, us, and/or our direct and indirect subsidiaries, and stockholders may be required to provide certain additional information to us (which may be provided to the IRS or other taxing authorities) and may be subject to other adverse consequences as a result of such change in tax laws. Each stockholder and potential investor is urged to consult its own tax advisor.

ITEM 1A.	RISK FACTORS.

Investing in our securities involves certain risks relating to our structure and investment objective. These risk factors, together with all of the other information included in this Registration Statement, should be carefully considered before making an investment in our securities. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the NAV of our securities could decline, and stockholders may lose all or part of their investment.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. The following is a summary of certain of the principal risks that should be carefully considered before investing in our securities:

Risks Relating to Our Business and Structure

•	We are a relatively new company and have no operating history.

•	Our Investment Adviser, its principals, investment professionals and employees and the members of its Investment Committee have certain conflicts of interest.

•	We are dependent upon management personnel of our Investment Adviser for our success.

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The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which has had, and may continue to have, a negative impact on our business and operations.

•	Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic and Russia’s military invasion of Ukraine, create and exacerbate risks.

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Our operation as a BDC imposes numerous constraints on us and significantly reduces our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.

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We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify for tax treatment as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

•	Our financial condition and results of operations depend on our Investment Adviser’s ability to manage our future growth effectively.

•	Our ability to grow depends on our access to adequate capital.

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Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

•	A stockholder’s interest in us will be diluted if we issue additional shares, which could reduce the overall value of an investment in us.

•	We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

•	Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

•	Compliance with Rule 18f-4 may limit our investment discretion.

•	We operate in a highly competitive market for investment opportunities.

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Our Investment Adviser will be paid the Management Fee even if the value of the Investments decline and our Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of Investments.

•	The Incentive Fee is based on pre-incentive fee net investment income.

•	Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

•	Stockholders may be subject to filing requirements under the Exchange Act as a result of their investment in us.

•	Certain investors will be limited in their ability to make significant investments in us.

•	Investors may fail to pay their undrawn Commitment.

•	Potential conflicts of interest with other businesses of JFG could impact our investment returns.

•	Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

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Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact our or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

•	We cannot predict how new tax legislation will affect us, our investments, or our stockholders, and any such legislation could adversely affect our business.

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Our Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and result of operations.

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Our Investment Adviser’s responsibilities and its liability to us are limited under the Investment Advisory Agreement, which may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

•	Our ability to enter into transactions with our affiliates is restricted.

•	We may experience fluctuations in our quarterly results.

•	We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

•	We will be exposed to risks associated with changes in interest rates.

•	The discontinuation of LIBOR and replacement or reform of other interest rate benchmarks may adversely affect our business and results of operations.

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We could be subject to review and approval by the U.S. Committee on Foreign Investment in the United States (“CFIUS”) or other regulatory agencies resulting in limitations or restrictions on our voting interests or management and information rights, including under certain default and foreclosure scenarios.

•	We may fail to limit participation in the Company by investors that are subject to ERISA.

•	Commodity Futures Trading Commission rules may have a negative impact on us and our Investment Adviser.

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We are dependent on information systems, and systems failures, as well as operating failures, could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.

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To the extent OID and PIK interest will constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

Risks Relating to Our Portfolio Company Investments

•	Our investments are risky and speculative.

•	Investing in companies in the middle market involves a number of significant risks.

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Many of our portfolio securities may not have a readily available market price and we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.

•	The lack of liquidity in our Investments may adversely affect our business.

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We are a non-diversified investment company within the meaning of the Investment Company Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

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Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our Investments are concentrated.

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We will generally not be in a position to exercise control over our Portfolio Companies or to prevent decisions by management of our Portfolio Companies that could decrease the value of our investments.

•	Terrorist attacks, acts of war, global health emergencies or natural disasters may impact the businesses in which we invest and harm our business, operating results and financial condition.

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Cybersecurity risks and cyber incidents may adversely affect our business or the business of our Portfolio Companies by causing a disruption to our operations or the operations of our Portfolio Companies, a compromise or corruption of our confidential information or the confidential information of our Portfolio Companies and/or damage to our business relationships of our Portfolio Companies, all of which could negatively impact the business, financial condition and operating results of us or our Portfolio Companies.

•	We may form one or more CLOs, which may subject us to certain structured financing risks.

•	Our failure to make follow-on investments in our Portfolio Companies could impair the value of our portfolio.

•	Our Portfolio Companies may prepay loans, which may reduce stated yields in the future if the capital returned cannot be invested in transactions with equal or greater expected yields.

•	Investments in common and preferred equity securities, many of which are illiquid with no readily available market involve a substantial degree of risk.

•	By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

•	We may be exposed to special risks associated with bankruptcy cases.

•	We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.

•	We may be exposed to unique conflicts of interest associated with certain investment opportunities in funded debt and related unfunded commitment financing transactions.

•	Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would affect our results of operations.

•	Economic recessions or downturns could impair our Portfolio Companies and harm our operating results.

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Our Portfolio Companies may have incurred or issued, or may in the future incur or issue, debt or equity securities that rank equally with, or senior to, our Investments in such companies, which could have an adverse effect on us in any liquidation of a Portfolio Company.

•	Our Portfolio Companies may be highly leveraged.

•	Portfolio Companies with floating rate debt may be exposed to a higher cost of debt due to a rise in interest rates.

•	We may expose ourselves to risks if we engage in hedging transactions.

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We may initially invest a significant portion of the net proceeds from the offering of common stock primarily in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on our intended investment program.

•	Inflation may adversely affect the business, results of operations and financial conditions of Portfolio Companies.

Risks Relating to the Offering and to Our Common Stock

•	Investors in offerings after the Initial Closing could receive fewer shares of common stock than anticipated.

•	Our common stock is subject to significant transfer restrictions, and an investment in our common stock generally will be illiquid.

•	An investor may be subject to the short-swing profits rules under the Exchange Act as a result of its investment in the shares of common stock.

•	Investing in our common stock involves an above average degree of risk.

•	Stockholders will experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.

•	We will incur significant costs as a result of being subject to the reporting requirements of the Exchange Act.

•	Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and noncompliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us.

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You will have limited opportunities to sell your common stock and, to the extent you are able to sell your common stock, you may not be able to recover the amount of your investment in our common stock.

•	We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

•	Although we do not intend to do so, we may also use leverage in the form of the issuance of shares of preferred stock, which could adversely affect the market value of our common stock.

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We may not be able to pay you distributions on our common stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes.

•	Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on distributions we pay.

•	The tax treatment of a Non-U.S. stockholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction.

Risks Relating to Our Business and Structure

We are a relatively new company and have no operating history.

The Company will elect to be regulated as a BDC with no operating history. As a result, prospective investors have no track record or history on which to base their investment decision. We are subject to the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and the value of a stockholder’s investment could decline substantially or become worthless. Further, the Investment Adviser has not previously offered a non-traded BDC. While we believe that the past professional experiences of the Adviser’s investment team, including investment and financial experience of the Adviser’s senior management, will increase the likelihood that the Adviser will be able to manage the Company successfully, there can be no assurance that this will be the case.

We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially or your investment could become worthless. We anticipate, based on the amount of proceeds raised in the initial or subsequent closings, that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable Investments in companies in the upper middle market. In order to comply with the RIC diversification requirements during the start-up period, we may invest proceeds in temporary Investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested. We will pay a Management Fee to our Investment Adviser throughout this interim period irrespective of our performance. If the Management Fee and our other expenses exceed the return on the temporary Investments, our equity capital will be eroded.

Our Investment Adviser, its principals, investment professionals and employees and the members of its Investment Committee have certain conflicts of interest.

Our Investment Adviser, its principals, affiliates, investment professionals and employees, the members of its Investment Committee and our officers and directors serve or may serve now or in the future as investment advisers, officers, directors, principals of, or in other capacities with respect to, public or private entities (including other BDCs and other investment funds) that operate in the same or a related line of business as us. In particular, three affiliates of the Investment Adviser, Jefferies Credit Partners LLC, Apex Credit Partners LLC and Jefferies Finance, are advisers to multiple private investment funds. Therefore, we expect these individuals may have obligations to investors in such other BDCs, the fulfillment of which might not be in our best interests or the best interests of our stockholders, and we expect that investment opportunities will satisfy the investment criteria for both us and such other BDCs. In addition, the Investment Adviser and its affiliates also manage other Accounts, and expect to manage other Accounts in the future, that have investment mandates that are similar, in whole or in part, to ours and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser and/or its affiliates may face conflicts in allocating investment opportunities between us and such other Accounts. The fact that our investment management fees may be lower than those of certain other Accounts advised by the Investment Adviser could result in this conflict of interest affecting us adversely relative to such other Accounts.

Subject to applicable law, other Accounts may invest alongside us. In certain circumstances, negotiated co-investments by us and other Accounts in private placement securities that involve the negotiation of certain terms of the private placement securities to be purchased (other than price-related terms) may be made pursuant to an order from the SEC permitting us to do so. Under the terms of the exemptive order on co-investments, we are permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our Board of Directors approved criteria.

Our Investment Adviser may in the future recommend to the Board of Directors that we merge with or sell all or substantially all of our assets to one or more funds, including a fund that could be managed by our Investment Adviser (including another BDC). In connection with a recommendation to the Board of a listing, an IPO or a Merger and dependent upon the relevant facts and circumstances at the time, certain expense adjustment measures may be proposed, including without limitation, potential fee discounts or other expense measures; provided, however, that there is no assurance that any such measures would ultimately be consummated. No such Merger or Asset Sale would be consummated absent the meeting of various conditions required by applicable law or contract, at such time, which may include approval of the board of directors and common equity holders of both funds. If our Investment Adviser is the investment adviser of both funds, various conflicts of interest would exist with respect to any such transaction. Such conflicts of interest may potentially arise from, among other things, differences between the compensation payable to the Investment Adviser by us and by the entity resulting from such a Merger or Asset Sale or efficiencies or other benefits to our Investment Adviser as a result of managing a single, larger fund instead of two separate funds.

We are dependent upon management personnel of our Investment Adviser for our success.

We do not have any employees. We depend on the experience, diligence, skill and network of business contacts of the Investment Adviser, together with other investment professionals that Jefferies Finance currently retains, or may subsequently retain, to identify, evaluate, negotiate, structure, close, monitor and manage our Investments. Our future success will depend to a significant extent on the continued service and coordination of our Investment Adviser’s senior investment professionals. The departure of any of our Investment Adviser’s key personnel, including members of the Investment Committee, or of a significant number of the investment professionals of our Investment Adviser, could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure stockholders that our Investment Adviser will remain our investment adviser or that we will continue to have access to our Investment Adviser or its investment professionals. See “—Our Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.”

The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which have had, and may continue to have, a negative impact on our business and operations.

The U.S. capital markets have experienced extreme disruption since the global outbreak of COVID-19. Such disruptions have been evidenced by volatility in global stock markets as a result of uncertainty regarding the COVID-19 pandemic, the fluctuating price of commodities such as oil, and Russia’s military invasion of Ukraine. Despite actions of the U.S. federal government and foreign governments, these events have contributed to worsening general economic conditions that are materially and adversely impacting broader financial and credit markets and reducing the availability of debt and equity capital for the market as a whole. These conditions could continue for a prolonged period of time or worsen in the future.

Significant changes or volatility in the capital markets may negatively affect the valuations of our Investments. While most of our Investments are not likely to be publicly traded, applicable accounting standards require us to assume as part of our valuation process that Investments are sold in a principal market to market participants (even if we plan to hold an Investment to maturity). Our valuations, and particularly valuations of private investments and private companies, are inherently uncertain, fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information that may not reflect the full impact of the COVID-19 pandemic, Russia’s military invasion of Ukraine and measures taken in response thereto. Any public health emergency, including the COVID-19 pandemic or an outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our Investments and Portfolio Companies.

Significant changes in the capital markets, such as disruptions in economic activity caused by the COVID-19 pandemic and Russia’s military invasion of Ukraine could limit our investment originations, limit our ability to grow and have a material negative impact on our Portfolio Companies’ operating results and the fair values of our debt and equity investments. Additionally, the recent disruption in economic activity caused by the COVID-19 pandemic and Russia’s military invasion of Ukraine could have a negative effect on the potential for liquidity events involving our Investments. The illiquidity of our Investments may make it difficult for us to sell such investments to access capital if required. As a result, we could realize significantly less than the value at which we recorded investments if we were required to sell them to increase our liquidity. An inability on our part to raise incremental capital, and any required sale of all or a portion of our Investments as a result, could have a material adverse effect on our business, financial condition or results of operations.

Further, current market conditions may make it difficult to raise equity capital, extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms and any failure to do so could have a material adverse effect on our business. The debt capital available to us in the future, if available at all, may need to be incurred in a rising interest rate environment. If we are unable to raise new debt or refinance existing debt, then our equity investors will not benefit from the potential for increased returns on equity resulting from leverage, and we may be unable to make new commitments or to fund existing commitments to our Portfolio Companies. Any inability to extend the maturity of or refinance our existing debt, or to obtain new debt, could have a material adverse effect on our business, financial condition or results of operations.

Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic and Russia’s military invasion of Ukraine, create and exacerbate risks.

The COVID-19 pandemic has created disruptions in supply chains and economic activity, contributed to labor difficulties and has had a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries, which may in the future adversely affect our financial conditions, liquidity and results of operations. The extent to which the COVID-19 pandemic or any similar pandemic will negatively affect our financial condition, liquidity and results of operations will depend on future developments, including the emergence of new variants of COVID-19 and the effectiveness of vaccines and treatments over the long term and against new variants, which are highly uncertain and cannot be predicted.

Depending on the duration and severity of the pandemic going forward, as well as the effects of the pandemic on consumer and corporate confidence, the conditions noted above could continue for an extended period and other adverse developments may occur or reoccur, including (i) the decline in our value and performance and the value and performance of the Portfolio Companies, (ii) the ability of our borrowers to continue to meet loan covenants or repay loans provided by us on a timely basis or at all, which may require us to restructure our Investments or write down their value, (iii) our ability to comply with the covenants and other terms of our debt obligations and to repay such obligations, on a timely basis or at all, (iv) our ability to comply with certain regulatory requirements, such as asset coverage requirements under the Investment Company Act, (v) our ability to maintain our distributions at their current level or to pay them at all or (vi) our ability to source, manage and divest Investments and achieve our investment objectives, all of which could result in significant losses to us. We will also be negatively affected if the operations and effectiveness of any of our Portfolio Companies (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted. See “—The capital markets are currently in a period of disruption and economic uncertainty. Such market conditions have materially and adversely affected debt and equity capital markets, which have had, and may continue to have, a negative impact on our business and operations.”

Governmental authorities worldwide have taken measures to stabilize the markets and support economic growth. The continued success of these measures is unknown, and they may not be sufficient to address future market dislocations or avert severe and prolonged reductions in economic activity.

In addition, disruptions in the capital markets caused by the COVID-19 pandemic have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. These and future market disruptions and/or illiquidity can be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit our Investment originations, limit our ability to grow and have a material negative impact on our operating results or the operating results of our Portfolio Companies, and on the fair values of our debt and equity Investments.

In addition, Russia’s invasion of Ukraine in February 2022 and corresponding events have had, and could continue to have, severe adverse effects on regional and global economic markets. Following Russia’s actions, various governments, including the United States, have issued broad-ranging economic sanctions against Russia, including, among other actions, a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs; a commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, the electronic banking network that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. The duration of hostilities and the vast array of sanctions and related events (including cyberattacks and espionage) cannot be predicted. Those events present material uncertainty and risk with respect to markets globally, which will pose potential adverse risks to us and the performance of our Investments and operations. Any such market disruptions could affect operations of the Portfolio Companies and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

Our operation as a BDC imposes numerous constraints on us and significantly reduces our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.

The Investment Company Act imposes numerous constraints on the operations of BDCs. For example, BDCs generally are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private companies or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. These constraints may hinder our

Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective. Furthermore, any failure to comply with the requirements imposed on BDCs by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.

We may be precluded from investing in what our Investment Adviser believes are attractive investments if such investments are not qualifying assets for purposes of the Investment Company Act. If we do not invest a sufficient portion of our assets in qualifying assets, we will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent us from making follow-on investments in existing Portfolio Companies (which could result in the dilution of our position).

If we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions and significantly decrease our operating flexibility. In addition, any such failure could cause an event of default under any outstanding indebtedness we might have, which could have a material adverse effect on our business, financial condition or results of operations.

We will be subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify for tax treatment as a RIC under Subchapter M of the Code, which would have a material adverse effect on our financial performance.

Although we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ending December 31, 2023, we cannot assure you that we will be able to qualify for and maintain RIC status. To qualify for and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to our stockholders, we must, among other requirements, meet the annual distribution, source-of-income and asset diversification requirements described below.

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The Annual Distribution Requirement for a RIC will generally be satisfied if we distribute to our stockholders on an annual basis at least 90% of our investment company taxable income (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year. Because we expect to use debt financing, we expect to be subject to an asset coverage ratio requirement under the Investment Company Act, and we expect to be subject to certain covenants contained in our credit agreements and other debt financing agreements. This asset coverage ratio requirement and these covenants could, under certain circumstances, restrict us from making distributions to our stockholders that are necessary for us to satisfy the distribution requirement. If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to our stockholders, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

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The source-of-income requirement will be satisfied if at least 90% of our gross income for each year is derived from dividends, interest, gains from the sale of stock or securities or foreign currencies, payments with respect to loans of certain securities, net income derived from an interest in a “qualified publicly traded partnership” or other income derived with respect to our business of investing in such stock or securities or foreign currencies.

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The asset diversification requirement will be satisfied if, at the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other acceptable and appropriately diversified securities, and no more than 25% of the value of our assets is invested in the securities (other than U.S. government securities or securities of other RICs) of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain Investments quickly in order to prevent the loss of our RIC status. Because most of our Investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain our RIC status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). In this event, the resulting taxes and any resulting penalties could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to our stockholders, which would have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of a RIC, see “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Considerations.”

Our financial condition and results of operations depend on our Investment Adviser’s ability to manage our future growth effectively.

Our ability to achieve our investment objective depends on our Investment Adviser’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis is largely a function of the structuring of our investment process and the ability of our Investment Adviser to provide competent, attentive and efficient services to us. We may also be called upon to provide significant managerial assistance to certain of our Portfolio Companies. These demands on their time, which will increase as the number of Investments grow, may distract them or slow the rate of investment. In order to grow, our Investment Adviser may need to hire, train, supervise, manage and retain new employees. However, we cannot assure stockholders that we will be able to do so effectively. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our ability to grow depends on our access to adequate capital.

If we do not have adequate capital available for investment, our performance could be adversely affected. In addition, we intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ending December 31, 2023. To qualify, and maintain our status as a RIC, among other requirements, we are required to timely distribute to our stockholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year. Consequently, such distributions will not be available to fund new Investments.

For example, we may use debt financing to fund our growth, if any. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

Regulations governing our operation as a BDC and RIC affect our ability to, and the way in which we, raise additional capital. These constraints may hinder our Investment Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

As a result of the Annual Distribution Requirement to qualify as a RIC, we may need to periodically access the capital markets to raise cash to fund new investments. We may issue “senior securities,” as defined under the 1940 Act, including borrowing money from banks or other financial institutions only in amounts such that our asset coverage meets the threshold set forth in the 1940 Act immediately after each such issuance. The 1940 Act currently requires an asset coverage of at least 150% (i.e., a 2:1 debt-to-equity ratio). Our ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit our investment opportunities and reduce our ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. As a BDC, therefore, we intend to continuously issue equity at a rate more frequent than our privately-owned competitors, which may lead to greater stockholder dilution.

We expect to borrow for investment purposes. If the value of our assets declines, we may be unable to satisfy the asset coverage test, which would prohibit us from paying distributions and could prevent us from qualifying as a RIC. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.

Under the 1940 Act, we generally are prohibited from issuing or selling our shares at a price per share, after deducting selling commissions, that is below our NAV per share, which may be a disadvantage as compared with public companies. We may, however, sell our shares, or warrants, options or rights to acquire our shares, at a price below the current NAV of our shares if our Board of Directors, including our Independent Directors, determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders, as well as those stockholders that are not affiliated with us, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the fair value of such securities.

A stockholder’s interest in us will be diluted if we issue additional shares, which could reduce the overall value of an investment in us.

Stockholders do not have preemptive rights to any shares we may issue in the future. We may decide, at a Subsequent Closing Date and in accordance with the process described below, to issue additional shares at or below the NAV per share. To the extent we issue additional shares, a stockholder’s percentage ownership interest in us may be diluted. In addition, if such shares are issued below NAV, existing stockholders may also experience dilution in the book value and fair value of their shares.

We are generally not able to issue and sell our common stock at a price per share below NAV per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current NAV per share of our common stock (i) with the consent of a majority of our common stockholders (and a majority of our common stockholders who are not affiliates of ours) and (ii) if, among other things, a majority of our Independent Directors and a majority of our directors who have no financial interest in the transaction determine that a sale is in the best interests of us and our stockholders.

We have the right to call Commitments from each investor subscribing at a Subsequent Closing Date to purchase shares in an amount such that the percentage of Commitment contributed by each stockholder in us will be the same (excluding any defaulting stockholder). If our NAV has decreased between the Initial Closing and such Subsequent Closing Date, the investors subscribing on the Subsequent Closing Date will receive more shares than they would have received had they subscribed for shares at the Initial Closing and accordingly, stockholders who subscribed at the Initial Closing would have their percentage ownership interest in us further diluted.

We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

As part of our business strategy, we may borrow from and issue senior debt securities to banks, insurance companies and other lenders or investors. Holders of these senior securities will have fixed-dollar claims on our assets that are superior to the claims of our common stockholders. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have if we did not employ leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to our common stockholders. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures.

Also, with senior debt securities or other credit facilities, any obligations to such creditors may be secured by a pledge of and security interest in some or all of our assets, including our portfolio of Investments, our cash and/or our right to call undrawn Commitments from the stockholders. If we enter into a subscription credit facility, the lenders (or their agent) may have the right on behalf of us directly to call undrawn Commitments and enforce remedies against the stockholders. In the case of a liquidation event, lenders and other creditors would receive proceeds to the extent of their security interest before any distributions are made to our stockholders. Any credit agreement or other debt financing agreement into which we may enter may impose, financial and operating covenants that restrict our activities, including our investment activities (such as industry concentrations) and distributions, have defaults triggered by, among other things, a change of control or change of investment adviser, remedies on default and similar matters.

We may, to the extent permitted by applicable law including the Investment Company Act, become co-liable (as a joint borrower, guarantor or otherwise) for borrowings or other types of leverage of our subsidiaries or other entities in which we have an interest, including joint ventures.

In addition, we may be unable to obtain our desired leverage, which would, in turn, affect a stockholder’s return on investment.

Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

We are subject to SEC rules regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations (including reverse repurchase agreements and similar financing transactions). Under the rule, BDCs that use derivatives are subject to a value-at-risk leverage limit, a derivatives risk management program, testing requirements, and requirements related to board reporting. These new requirements apply unless the BDC qualifies as a “limited derivatives user,” as defined in the rule. Under the new rules, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Under the final rule, when we trade reverse repurchase agreements or similar financing transactions, including certain tender option bonds, we need to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness (e.g., bank borrowings, if applicable) when calculating our asset coverage ratio. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

Compliance with Rule 18f-4 may limit our investment discretion.

We may use derivative strategies to try to improve our returns by managing risks, such as by using hedging techniques to try to protect our assets. A derivative contract will obligate or entitle us to deliver or receive an asset or cash payment based on the change in value of one or more investments, indices or currencies. Derivatives may be traded on organized exchanges, or in individually negotiated transactions with other parties (these are known as “over-the-counter” derivatives). We may be limited in its use of derivatives by rules adopted by the SEC governing derivatives transactions, such as Rule 18f-4 under the Investment Company Act, described below. Although we have the flexibility to make use of derivatives, we may choose not to for a variety of reasons, even under very volatile market conditions.

We rely on certain exemptions in Rule 18f-4 to enter into derivatives transactions and certain other transactions notwithstanding the restrictions on the issuance of “senior securities” under Sections 18 and 61 of the Investment Company Act. Under Rule 18f-4, “derivatives transactions” include the following: (1) any swap, security-based swap, futures contract, forward contract, option (excluding purchased options), any combination of the foregoing, or any similar instrument, under which we are or may be required to make any payment or delivery of cash or other assets during the life of the instrument or at maturity or early termination, whether as margin or settlement payment or otherwise; (2) any short sale borrowing; and (3) if we rely on the exemption in Rule 18f-4(d)(1)(ii), reverse repurchase agreements and similar financing transactions. We will rely on a separate exemption in Rule 18f-4(e) when entering into unfunded commitment agreements, which includes any commitment to make a loan to a company, including term loans, delayed draw term loans, and revolvers, or to invest equity in a company. To rely on the unfunded commitment agreements exemption, we must reasonably believe, at the time we enter into such agreement, that we will have sufficient cash and cash the equivalents to meet our obligations with respect to all of our unfunded commitment agreements, in each case as they come due. We will rely on the exemption in Rule 18f-4(f) when purchasing when-issued or forward-settling securities and non-standard settlement cycle securities, if certain conditions are met.

We intend to operate as a “limited derivatives user” for purposes of the derivatives transactions exemption in Rule 18f-4. To qualify as a limited derivatives user, our “derivatives exposure” is limited to 10% of our net assets subject to exclusions for certain currency or interest rate hedging transactions (as calculated in accordance with Rule 18f-4). Unless we qualify as a “limited derivatives user” as defined in Rule 18f-4, the rule would, among other things, require us to establish a comprehensive derivatives risk management program, to comply with certain value-at-risk based leverage limits, to appoint a derivatives risk manager and to provide additional disclosure both publicly and to the SEC regarding our derivatives positions. There is no guarantee that we will meet or continue to meet such qualifications, and, as a result, there is a risk that we may become subject to more onerous requirements under Rule 18f-4 than currently intended.

We operate in a highly competitive market for investment opportunities.

A number of entities compete with us to make the types of investments that we make in companies in the upper middle market. We compete with other BDCs, commercial and investment banks, commercial financing companies, collateralized loan obligations (“CLOs”), private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Many of our competitors are more experienced, substantially larger and have considerably greater financial, technical and marketing resources than we do. Some competitors may have a lower cost of funds, perpetual fund lives and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC and that the Code will impose on us as a RIC.

We do not seek to compete primarily based on the interest rates we offer, and the Investment Adviser believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we will offer. Rather, we compete with our competitors based on our reputation in the market, our existing investment platform, the seasoned investment professionals of our Investment Adviser, our experience and focus on companies in the upper middle market, our disciplined investment philosophy, our extensive industry focus and relationships and our flexible transaction structuring. For a more detailed discussion of these competitive advantages, see “Business—Competitive Advantages.”

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make Investments that are on less favorable terms than what we may have originally anticipated, which may impact our return on these Investments. We cannot assure stockholders that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Our Investment Adviser will be paid the Management Fee even if the value of Investments decline and our Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of Investments.

The Management Fee is payable even in the event the value of stockholders’ investments declines. In addition, the Management Fee is payable regardless of whether the value of our net assets or the value of stockholders’ investments have decreased. The use of increased leverage may increase the likelihood of default, which would disfavor holders of our common stock. Given the subjective nature of the investment decisions that our Adviser will make on our behalf, we may not be able to monitor this potential conflict of interest.

In addition, the Incentive Fee payable by us to our Investment Adviser may create an incentive for our Investment Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement and also to incur leverage, which will tend to enhance returns where our portfolio has positive returns. Our Investment Adviser receives the Incentive Fee based, in part, upon capital gains realized on our Investments. As a result, our Investment Adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income-producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher Investment losses, particularly during cyclical economic downturns.

The Incentive Fee payable by us to our Investment Adviser also may create an incentive for our Investment Adviser to invest on our behalf in instruments that have a deferred interest feature. Under these investments, we accrue the interest over the life of the investment but do not receive the cash income from the investment until the end of the term. Our net investment income used to calculate the income portion of our Incentive Fee, however, includes accrued interest. Thus, a portion of this Incentive Fee is based on income that we have not yet received in cash. This risk could be increased because our Investment Adviser is not obligated to reimburse us for any Incentive Fees received even if we subsequently incur losses or never receive in cash the accrued income (including accrued income with respect to original issue discount, PIK interest and zero coupon securities).

The Incentive Fee is based on pre-incentive fee net investment income.

The Incentive Fee based on income will be determined and paid quarterly in arrears at the end of each calendar quarter by reference to our pre-incentive fee net investment income from the calendar quarter then ending. If market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for the Investment Adviser to surpass the hurdle rate and receive an incentive fee on such net investment income. PIK interest and OID will also increase our pre-incentive fee net investment income and make it easier to surpass the hurdle rate. The pre-incentive fee net investment income is also included in the amount of our net assets used to calculate the Management Fee.

Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

A beneficial owner, either directly or indirectly, of more than 25% of our voting securities is presumed to control us under the Investment Company Act. Certain events beyond an investor’s control may result in an increase in the percentage of such investor’s beneficial ownership of our shares, including the repurchase by us of shares from other stockholders. Control of us would also arise under the Investment Company Act if a person has the power to exercise a controlling influence over our management or policies, unless that power is solely the result of an official position with us. In the event a stockholder is or becomes a person that controls us, it and certain of its affiliated persons will be subject to, among other things, prohibitions or restrictions on engaging in certain transactions with us and certain of our affiliated persons. A beneficial owner of a large number of our equity securities may also become subject to public reporting obligations when we become a public reporting company under the Exchange Act.

Stockholders may be subject to filing requirements under the Exchange Act as a result of their investment in us.

When this Registration Statement becomes effective, ownership information for any person or group that beneficially owns more than 5% of our common stock will have to be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly statements the amount of outstanding stock, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition beneficial owners of 10% or more of our common stock will be subject to reporting obligations under Section 16(a) of the Exchange Act.

Certain investors will be limited in their ability to make significant investments in us.

Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition). Investment companies registered under the Investment Company Act are also subject to this restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors may be precluded from acquiring additional shares, at a time that they might desire to do so.

Investors may fail to pay their undrawn Commitment.

The obligations of stockholders to fund undrawn Commitments is without defense, counterclaim or offset of any kind. However, if a stockholder fails to pay any amount of its commitment when called, other stockholders who have an undrawn Commitment may be required to fund their respective Commitments sooner and in a greater amount (but not more than their undrawn Commitment) than they otherwise would have absent such a default.

In addition, if funding of Commitments by other stockholders and borrowings by us are inadequate to cover defaulted commitments, we may make fewer Investments and be less diversified than if all stockholders had paid their contributions. Additionally, we may be forced to obtain substitute sources of liquidity by selling Investments to meet our funding obligations. Such forced sales of investment assets by us may be at disadvantageous prices. In addition, if we are not able to obtain substitute sources of liquidity, we may default on our funding obligations.

Potential conflicts of interest with other businesses of JFG could impact our investment returns.

There are significant potential conflicts of interest that could negatively impact our investment returns. A number of these potential conflicts of interest with affiliates of our Investment Adviser and Jefferies Finance are discussed in more detail under “Item 7(a). Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons—Potential Conflicts of Interest.”

JFG including its affiliates and personnel, is a worldwide, full-service investment banking, broker-dealer, asset management and financial services organization, and a major participant in global financial markets that provides a wide range of financial services to a substantial and diversified client base that includes corporations, private equity sponsors, financial institutions, governments, institutional investors, and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, financier, adviser, market maker, trader, prime broker, derivatives dealer, lender, counterparty, agent and principal. In those and other capacities, JFG and its affiliates advise clients in all markets and transactions and purchase, sell, hold and recommend a broad array of investments, including securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own Accounts or for the Accounts of their customers, and have other direct and indirect interests, in the global fixed income, currency, commodity, equity, bank loans and other markets in which we invest or may invest. Such additional businesses and interests will likely give rise to potential conflicts of interest and may restrict the way we operate our business. For example, (1) we may not be able to conduct transactions relating to investments in Portfolio Companies because our Investment Adviser is not permitted to obtain or use material non-public information in effecting purchases and sales in public securities transactions for us or (2) JFG, the clients it advises, and its personnel may engage (or consider engaging) in commercial arrangements or transactions with us (subject to any limitations under the law), and/or may compete for commercial arrangements or transactions in the same types of companies, assets, securities or other assets or instruments as us. Transactions by, advice to and activities of such Accounts (including potentially JFG acting on a proprietary basis), may involve the same or related companies, securities or other assets or instruments as those in which we invest and may negatively affect us (including our ability to engage in a transaction or other activities) or the prices or terms at which our transactions or other activities may be effected. For example, JFG may be engaged to provide advice to an account that is considering entering into a transaction with us, and JFG may advise the account not to pursue the transaction with us, or otherwise in connection with a potential transaction provide advice to the account that would be adverse to us.

In addition, an affiliate of JFG may, to the extent permitted by applicable law, including the limitations set forth in Section 57(k) of the Investment Company Act, receive compensation from us or from the borrowers if we make any investments based on opportunities that such employees or personnel of JFG have referred to us. Such compensation might incentivize JFG or its employees or personnel to refer opportunities or to recommend investments that might otherwise be unsuitable for us. Further, any such compensation paid by us, or paid by the borrower (to which we would otherwise have been entitled) in connection with such investments, may negatively impact our returns.

Furthermore, Jefferies Finance and its affiliates are currently, and in the future expect to be, raising capital for new public or private investment vehicles that have, or when formed will have, the primary purpose of upper middle market private credit. These investment vehicles, as well as existing investment vehicles will compete with us for investments. Although our Investment Adviser and its affiliates will endeavor to allocate investment opportunities among their clients, including us, in a fair and equitable manner and consistent with applicable allocation procedures, it is expected that, in the future, we may not be given the opportunity to participate in investments made by other clients or entities managed by our Investment Adviser or its affiliates or that we may participate in such investments to a lesser extent due to participation by such other clients or entities.

In addition, subject to applicable law, Jefferies Finance or another investment account or vehicle managed or controlled by Jefferies Finance may hold securities, loans or other instruments of a Portfolio Company in a different class or a different part of the capital structure than securities, loans or other instruments of such Portfolio Company held by us. As a result, Jefferies Finance or another investment account or vehicle may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, on behalf of its own account, that could have an adverse effect on us. In addition, to the extent Jefferies Finance or an affiliate has invested in a Portfolio Company for its own account, Jefferies Finance or an affiliate may limit the transactions engaged in by us with respect to such Portfolio Company or issuer for reputational, legal, regulatory or other reasons.

Stockholders should note the matters discussed in “Item 7(a). Transactions with Related Persons; Review, Approval or Ratification of Transactions with Related Persons—Potential Conflicts of Interest.” and “Risks Relating to Our Business and Structure—Our ability to enter into transactions with our affiliates is restricted.”

Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

Our Board of Directors has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as required by the Investment Company Act or other applicable laws) and without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, NAV, operating results and value of our shares. However, the effects might be adverse, which could negatively impact our ability to pay you distributions and cause you to lose all or part of your investment. Moreover, we have significant flexibility in investing the net proceeds from the Private Offering and may use the net proceeds from the Private Offering in ways with which investors may not agree or for purposes other than those contemplated in this Registration Statement.

Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact our or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

We and our Portfolio Companies are subject to regulation at the local, state, federal and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, are likely to change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact our or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies. In addition to the legal, tax and regulatory changes that are expected to occur, there may be unanticipated changes and uncertainty regarding any such changes. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving. In addition, there is significant uncertainty regarding certain legislation (and the regulations that have been adopted and future regulations that will need to be adopted pursuant to such legislation) and, consequently, the full impact that such legislation will ultimately have on us and the markets in which we trade and invest is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain investment strategies.

Legislative and regulatory proposals directed at the financial services industry that are proposed or pending in the U.S. Congress, may negatively impact the operations, cash flows or financial condition of us and our Portfolio Companies, impose additional costs on us and our Portfolio Companies, intensify the regulatory supervision of us and our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

We cannot predict how new tax legislation will affect us, our investments, or our stockholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. The Biden Administration has enacted significant changes to the existing U.S. tax rules that include, among others, a minimum tax on book income and profits of certain multinational corporations, and there are a number of proposals in the U.S. Congress that would similarly modify the existing U.S. tax rules. The likelihood of any new legislation being enacted is uncertain, but new legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and its stockholders of such qualification and could have other adverse consequences. Stockholders are urged to consult with their tax advisors regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in the shares.

Our Investment Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

Our Investment Adviser has the right, under the Investment Advisory Agreement, to resign at any time upon 60 days’ written notice, regardless of whether we have found a replacement. If our Investment Adviser resigns, we may not be able to find a new external investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption and our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected.

Our Investment Adviser’s responsibilities and its liability to us are limited under the Investment Advisory Agreement, which may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Our Investment Adviser and its officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling persons (if any) will not be liable for any error of judgment or mistake of law or for any loss suffered by us in connection with the matters to which the Investment Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on our Investment Adviser’s part in the performance of its duties or from reckless disregard by our Investment Adviser of its obligations and duties under the Investment Advisory Agreement. Any person, even though also employed by our Investment Adviser, who may be or become an employee of and paid by us shall be deemed, when acting within the scope of his or her employment by us, to be acting in such employment solely for us and not as our Investment Adviser’s employee or agent. These protections may lead our Investment Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “—Risks Relating to Our Business and Structure—Our Investment Adviser will be paid the Management Fee even if the value of the Investments decline and our Investment Adviser’s Incentive Fee may create incentives for it to make certain kinds of Investments.”

Our ability to enter into transactions with our affiliates is restricted.

As a BDC, we are prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of a majority of the Independent Directors who have no financial interest in the transaction, or in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is deemed to be an affiliate for purposes of the Investment Company Act and, if this is the only reason such person is an affiliate, we are generally prohibited from buying any asset from or selling any asset (other than our capital stock) to such affiliate, absent the prior approval of such directors. The Investment Company Act also prohibits “joint transactions” with an affiliate, which could include joint investments in the same Portfolio Company, without approval of the Independent Directors or in some cases the prior approval of the SEC. Moreover, except in certain limited circumstances, we are prohibited from buying any asset from or selling any asset to a holder of more than 25% of our voting securities, absent prior approval of the SEC. The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including interest rates payable on debt Investments we make, default rates on such Investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in certain markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods or the full fiscal year.

We borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.

As part of our business strategy, we will borrow from, and may issue senior debt securities to, banks, insurance companies and other lenders or investors. Holders of these senior securities or other credit facilities will have claims on our assets that are superior to the claims of stockholders. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have if we did not employ leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to stockholders. Our ability to service any debt that it incurs will depend largely on its financial performance and will be subject to prevailing economic conditions and competitive pressures. Additionally, we will be able to incur additional leverage if we are able to obtain exemptive relief from the SEC to exclude the debt of any small business investment company subsidiary we may form in the future from the leverage requirements otherwise applicable to BDCs.

Also, if we have senior debt securities or other credit facilities, any obligations to such creditors may be secured by a pledge of and security interest in some or all of our assets, including our portfolio of Investments, our cash and/or our right to call undrawn Commitments from the stockholders. If we enter into a subscription credit facility, the lenders (or their agent) may have the right on our behalf directly to call undrawn Commitments and enforce remedies against the stockholders. In the case of a liquidation event, those lenders would receive proceeds to the extent of their security interest before any distributions are made to stockholders. Any credit agreement or other debt financing agreement into which we may enter may impose financial and operating covenants, remedies on default, and similar matters.

We may, to the extent permitted by applicable law including the Investment Company Act, become co-liable (as a joint borrower, guarantor, or otherwise) for borrowings or other types of leverage of our subsidiaries or other entities in which we have an interest, including joint ventures.

In addition, we may be unable to obtain our desired leverage, which would, in turn, affect an investor’s return on investment.

We currently do not intend to enter into any collateral and asset reuse arrangements, but may decide to enter into such an arrangement in the future.

We will be exposed to risks associated with changes in interest rates.

Debt Investments that we make may be based on floating rates, such as SOFR (as defined below), LIBOR, the Euro Interbank Offered Rate, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our Investments, the value of our securities and our rate of return on invested capital. It is unclear how increased regulatory oversight and the future of LIBOR may affect market liquidity and the value of the financial obligations to be held by or issued to us that are linked to LIBOR, or how such changes could affect our Investments and transactions and financial condition or results of operations.

Central banks and regulators in a number of major jurisdictions (for example, the United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates. On March 5, 2021, the U.K. Financial Conduct Authority, which regulates the publisher of LIBOR (ICE Benchmark Administration), and ICE Benchmark Administration announced that the publication of all EUR and CHF LIBOR settings, the Spot Next/Overnight, 1 week, 2 month and 12 month JPY and GBP LIBOR settings, and the 1 week and 2 months U.S. dollar (“USD”) LIBOR settings ceased to published as of December 31, 2021, while the publication of the overnight, 1 month, 3 month, 6 month, and 12 months USD LIBOR settings ceased after June 30, 2023. In addition, while USD LIBOR (other than 1 week and 2 months) were published through June 30, 2023, banks cannot use USD LIBOR in new contracts after December 31, 2021 (nor in extensions of existing contracts), and, therefore, USD LIBOR will be limited to those investments that were inexistence prior to December 31, 2021.

The Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve and the Federal Reserve Bank of New York, identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by the U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. On December 6, 2021, the ARRC released a statement selecting and recommending forms of SOFR, along with associated spread adjustments and conforming changes, to replace references to 1-week and 2-month USD LIBOR. We expect that a substantial portion of our future floating rate Investments will be linked to SOFR. Given the inherent differences between LIBOR and SOFR, or any other alternative benchmark rate that may be established, there remains uncertainty regarding the future of floating rate investments.

A reduction in the interest rates on new Investments relative to interest rates on current Investments could have an adverse impact on our net interest income. However, an increase in interest rates could decrease the value of any Investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Also, an increase in interest rates available to investors could make an investment in the shares less attractive if we are not able to increase our dividend rate, which could reduce the value of shares. Further, rising interest rates could also adversely affect our performance if such increases cause our borrowing costs to rise at a rate in excess of the rate that our investments yield.

In 2022, the U.S. Federal Reserve raised interest short term rates and has suggested additional interest rate increases may come. Several additional interest rate increases occurred in 2023. Changing interest rates may have unpredictable effects on markets, may result in heightened market volatility and may detract from our performance to the extent we are exposed to such interest rates and/or volatility. In periods of rising interest rates, such as the current interest-rate environment, to the extent we borrow money subject to a floating interest rate, our cost of funds would increase, which could reduce net investment income. Further, rising interest rates could also adversely affect our performance if such increases causes our borrowing costs to rise at a rate in excess of the rate that its Investments yield. Further, rising interest rates could also adversely affect our performance if it holds Investments with floating interest rates, subject to specified minimum interest rates (such as a LIBOR or SOFR floor, as applicable), while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, rising interest rates may increase our interest expense, even though our interest income from Investments is not increasing in a corresponding manner as a result of such minimum interest rates.

If general interest rates rise, there is a risk that the Portfolio Companies in which we hold floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Rising interest rates could also cause Portfolio Companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on us to provide fixed rate loans to our Portfolio Companies, which could adversely affect our net investment income, as increases in our cost of borrowed funds would not be accompanied by increased interest income from such fixed-rate Investments.

A change in the general level of interest rates can be expected to lead to a change in the interest rate we receive on many of our debt Investments. Accordingly, a change in the interest rate could make it easier for us to meet or exceed the performance threshold in the Investment Advisory Agreement and may result in a substantial increase in the amount of incentive fees payable to the Investment Adviser with respect to the portion of the Incentive Fee based on income.

The discontinuation of LIBOR and replacement or reform of other interest rate benchmarks may adversely affect our business and results of operations.

Many financial instruments have historically used a floating rate based on LIBOR, which is the offered rate for short-term Eurodollar deposits between major international banks. LIBOR has been and other benchmark interest rates may, in the future, be the subject of national and international regulatory scrutiny. A transition away from the use of LIBOR and certain other benchmark rates to alternative rates and other potential interest rate benchmarks is underway and is a multi-year initiative.

As of the end of June 2023, no settings of LIBOR continue to be published on a representative basis and publication of many non-U.S. dollar LIBOR settings has been entirely discontinued.

On March 15, 2022, the U.S. enacted federal legislation that is intended to minimize legal and economic uncertainty following U.S. dollar LIBOR’s cessation by replacing LIBOR references in certain U.S. law-governed contracts under certain circumstances with a SOFR-based rate identified in a Federal Reserve rule plus a statutory spread adjustment. In addition, the U.K. Financial Conduct Authority, which regulates the publisher of LIBOR (ICE Benchmark Administration), has announced that it will require the continued publication of the one-, three- and six-month tenors of U.S. dollar LIBOR on a non-representative synthetic basis until the end of September 2024, which may result in certain non-U.S. law-governed contracts and U.S. law-governed contracts not covered by the federal legislation remaining on synthetic U.S. dollar LIBOR until the end of this period.

The market transition away from LIBOR and reform, modification, or adjustments of other reference rate benchmarks to alternative reference rates is complex and could have a range of adverse impacts on our business, financial condition and results of operations. In particular, any such transition or reform could:

•

Adversely impact the pricing, liquidity, value of, return on and trading for a broad array of financial products, including any securities linked to LIBOR or the applicable benchmark rate, loans and derivatives that are included in our assets and liabilities;

•

Require further extensive changes to documentation that governs or references products using the applicable benchmark rate, including, for example, pursuant to time-consuming renegotiations of existing documentation to modify the terms of outstanding transactions;

•	Result in a population of products with documentation that references LIBOR or LIBOR-based products but that cannot be amended due to an inability to obtain sufficient consent from counterparties;

•

Result in disputes, litigation or other actions with counterparties regarding the interpretation and enforceability of provisions in investments that utilize LIBOR or other benchmark rates, the transition from LIBOR to other benchmark rates, including through fallback language, legislative requirements or other related provisions or in connection with any economic, legal, operational or other impact resulting from the fundamental differences of the various alternative reference rates;

•

Require the transition and/or development of appropriate systems and analytics to effectively transition risk management processes to those based on one or more alternative reference rates in a timely manner, including by quantifying value and risk for various alternative reference rates, which may prove challenging given the limited history of an applicable alternative reference rate; and

•	Cause us to incur additional costs in relation to any of the above factors.

In addition, the failure of any alternative benchmark rate to gain or maintain market acceptance could adversely affect the return on, value of and market for securities, variable rate debt and derivative financial instruments linked to such rates. Depending on several factors, including those set forth above, our business, financial condition and results of operations could be materially adversely impacted by the market transition or reform of certain reference rates and benchmarks. Other factors include the pace of the transition to replacement or reformed rates, timing mismatches between cash and derivative markets, the specific terms and parameters for and market acceptance of any alternative reference rate, market conventions for the use of any alternative reference rate in connection with a particular product (including the timing and market adoption of any conventions proposed or recommended by any industry or other group), prices of and the liquidity of trading markets for products based on alternative reference rates, and our ability to transition and develop appropriate systems and analytics for one or more alternative reference rates.

We could be subject to review and approval by CFIUS or other regulatory agencies resulting in limitations or restrictions on our voting interests or management and information rights, including under certain default and foreclosure scenarios.

Transactions that result in the Company acquiring equity and certain management or information rights with respect to a “U.S. business” (as defined at 31 C.F.R. § 800.252), including as a result of a default and foreclosure process, could be subject to prior review and approval by the U.S. Committee on Foreign Investment in the United States (“CFIUS”).

The acquisition of relevant rights in a borrower that develops, designs, manufactures, tests, fabricates, or produces “critical technologies” (as defined at 31 C.F.R. § 800.215), including as a result of a default and foreclosure process, could trigger a CFIUS filing requirement at least 30 days before the transfer of such rights to the Company. Similarly, the Company’s acquisition of equity or rights in a non-U.S. business connected with or related to national security or that has a nexus to critical or sensitive sectors could also be subject to non-U.S. national security/investment screening regulatory approval.

In the event of a CFIUS review or similar process before a non-U.S. regulator, there can be no assurances that the Company will be able to maintain, or proceed with, such foreclosure process on terms acceptable to the Company. CFIUS or another regulator could impose conditions on, delay, or prohibit one or more of the Company’s acquisition of relevant rights, including as a result of a default and foreclosure process. Such limitations or restrictions could delay or prevent the Company from foreclosing on and acquiring management rights with respect to a U.S. business under the typical foreclosure timeline, which could adversely affect the Company’s performance with respect to such acquisitions (if consummated) and thus the Company’s performance as a whole. These risks may also limit the attractiveness of, delay or prevent us from pursuing certain transactions that we believe would otherwise be attractive to the Company and our stockholders.

Certain of the stockholders of the Company will be Non-U.S. stockholders, and in the aggregate, may comprise a substantial portion of the Company’s stockholders. This may increase both the risk that transactions that result in the Company acquiring equity and certain management or information rights with respect to a U.S. business, including as a result of a default and foreclosure process, could be subject to review by CFIUS, and the risk that limitations or restrictions will be imposed by CFIUS or other non-U.S. regulators on the Company’s acquisition of such rights or ability to proceed with the foreclosure process in the manner originally intended. CFIUS or other non-U.S. regulators could require the parties’ acceptance of certain mitigating conditions for approval that may not be commercially or otherwise desirable to the parties.

We may fail to limit participation in the Company by investors that are subject to ERISA.

We do not intend to permit Benefit Plan Investors to hold twenty-five percent (25%) (or such other percentage as may be specified in regulations promulgated by the United States Department of Labor) or more of the value of any class of our equity interests, unless a registration or public offering of shares would be sufficient to cause the shares to constitute a “publicly-offered security” for purposes of ERISA. Accordingly, we expect that our assets will not be treated as “plan assets” subject to Title I of ERISA or Section 4975 of the Code, as amended, though there is no assurance that this will be the case. Were our assets to be treated as “plan assets” (that is, if 25% or more of the value of any class of equity interests is held by Benefit Plan Investors and the shares do not constitute a “publicly-offered security” for purposes of ERISA),we could, among other things, be subject to certain restrictions on our ability to carry out our activities as described herein. Moreover, in such a case, we may require Benefit Plan Investors or other employee benefit plans not subject to Title I of ERISA or Section 4975 of the Code to reduce or terminate their interests in us in whole or in part notwithstanding that other investors may not be permitted to redeem or transfer their interests in us at such time. See “Item 1(c). Business—Description of Business—Certain U.S. Federal Income Tax Considerations—Certain ERISA Considerations.”

Commodity Futures Trading Commission rules may have a negative impact on us and our Investment Adviser.

The CFTC and the SEC have issued final rules establishing that certain swap transactions are subject to CFTC regulation. Engaging in such swap or other commodity interest transactions such as futures contracts or options on futures contracts may cause us to fall within the definition of “commodity pool” under the Commodity Exchange Act and related CFTC regulations. Our Investment Adviser expects to rely on relief from CFTC registration and regulation as a commodity pool operator pursuant to CFTC Rule 4.5 with respect to our operations, with the result that we will be limited in our ability to use futures contracts or options on futures contracts or engage in swap transactions. Specifically, CFTC Rule 4.5 imposes strict limitations on using such derivatives other than for hedging purposes, whereby the use of derivatives not used solely for hedging purposes is generally limited to situations where (i) the aggregate initial margin and premiums required to establish such positions does not exceed five percent of the liquidation value of our portfolio, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; or (ii) the aggregate net notional value of such derivatives does not exceed 100% of the liquidation value of our portfolio. Moreover, we anticipate entering into transactions involving such derivatives to a very limited extent solely for hedging purposes or otherwise within the limitations of CFTC Rule 4.5.

We are dependent on information systems, and systems failures, as well as operating failures, could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.

Our business is dependent on our Investment Adviser’s and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of the Investment Advisory Agreement or an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

In addition to our dependence on information systems, poor operating performance by our service providers could adversely impact us.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the value of our common stock and our ability to pay distributions to our stockholders.

To the extent OID and PIK interest will constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

Our Investments may include OID instruments and PIK interest arrangements, which represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest will constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:

•

The higher interest rates of OID and PIK instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID and PIK instruments generally represent a significantly higher credit risk than coupon loans.

•	Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.

•

OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID and PIK income may also create uncertainty about the source of our cash distributions.

For accounting purposes, any cash distributions to stockholders representing OID and PIK income are not treated as coming from paid-in capital, even if the cash to pay them comes from offering proceeds. As a result, despite the fact that a distribution representing OID and PIK income could be paid out of amounts invested by our stockholders, the Investment Company Act does not require that stockholders be given notice of this fact by reporting it as a return of capital.

Risks Relating to Our Portfolio Company Investments

Our Investments are risky and speculative.

We will invest primarily through direct originations of secured debt, including first lien loans, second lien debt, and unsecured debt, as well as select equity Investments. The securities in which we will invest generally are not rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or S&P). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Therefore, our investments may result in an above average amount of risk and volatility or loss of principal. We also may invest in other assets, including U.S. government securities and structured securities. These investments entail additional risks that could adversely affect our investment returns.

Secured Debt. When we make a secured debt investment, we generally take a security interest in the available assets of the Portfolio Company, including the equity interests of any subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our debt investment may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the Portfolio Company to raise additional capital. In some circumstances, our lien could be subordinated to claims of other creditors, such as trade creditors. In addition, deterioration in a Portfolio Company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt investment. Consequently, the fact that our debt is secured does not guarantee that we will receive principal and interest payments according to the debt investment’s terms, or at all, or that we will be able to collect on the loan, in full or at all, should we enforce our remedies.

Unsecured Debt. Our unsecured debt investments, generally will be subordinated to senior debt in the event of an insolvency. This may result in an above average amount of risk and loss of principal.

Equity Investments. When we invest in secured debt or unsecured debt, including mezzanine debt, we may acquire equity securities from the company in which we make the investment. In addition, we may invest in the equity securities of Portfolio Companies independent of any debt investment. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we hold may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Investing in companies in the middle market involves a number of significant risks.

Investing in companies in the middle market involves a number of significant risks, including:

•

such companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•

such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

such companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our Portfolio Companies and, in turn, on us;

•

such companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•

there is generally little public information about these companies, they and their financial information are not subject to the reporting requirements of the Exchange Act and other regulations that govern public companies and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed investment decision and cause us to lose money on our Investments;

•	our executive officers, directors and Investment Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our Investments in the Portfolio Companies; and

•

Such companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness, including any debt securities held by us, upon maturity.

Many of our portfolio securities may not have a readily available market price and we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.

The majority of our Investments are expected to be in debt instruments that do not have readily ascertainable market prices. The fair value of assets that are not publicly traded or whose market prices are not readily available will be determined in good faith under procedures adopted by our Board of Directors. The Company is expected to utilize the services of independent third-party valuation firms (“Independent Valuation Advisers”) in determining the fair value of a portion of the securities in our portfolio as of each quarter end. Investment professionals from our Investment Adviser will also prepare Portfolio Company valuations using sources and/or proprietary models, depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, it may be more difficult for investors to value accurately our Investments and could lead to undervaluation or overvaluation of our common stock. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

Our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of our assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.

When our NAV is determined other than on a quarter-end (such as in connection with issuances of shares of our common stock on dates occurring mid-quarter), such determinations of NAV are typically made by our Investment Adviser, acting under delegated authority from, and subject to the supervision of our Board of Directors. While such NAV determinations are made in accordance with procedures adopted by our Board of Directors, such intra-quarter NAV determinations do not follow the same procedures as quarter-end NAV determinations, such as the input of our Audit Committee or Independent Valuation Advisers, which may heighten the risks described above. However, we intend to comply at all times with the limitations of Section 23 under the Investment Company Act (which generally prohibits us from issuing shares of common stock at a price below the then-current NAV of the shares of common stock as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).

The lack of liquidity in our Investments may adversely affect our business.

Various restrictions will render our Investments relatively illiquid, which may adversely affect our business. As we will generally make investments in private companies, substantially all of these Investments are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. Our Investment Adviser is not permitted to obtain or use material non-public information in effecting purchases and sales in public securities transactions for us, which could create an additional limitation on the liquidity of our Investments. The illiquidity of our Investments may make it difficult for us to sell such Investments if the need arises. Therefore, if we are required to or desire to liquidate all or a portion of our portfolio quickly, we could realize significantly less than the value at which we have recorded our Investments or could be unable to dispose of our Investments in a timely manner or at such times as we deem advisable.

We are a non-diversified investment company within the meaning of the Investment Company Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

We are classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer. Under the Investment Company Act, a “diversified” investment company is required to invest at least 75% of the value of its total assets in cash and cash items, government securities, securities of other investment companies and other securities limited in respect of any one issuer to an amount not greater than 5% of the value of the total assets of such company and no more than 10% of the outstanding voting securities of such issuer. As a non-diversified investment company, we are not subject to this requirement. To the extent that we assume large positions in the securities of a small number of issuers, or within a particular industry, our NAV may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company or to a general downturn in the economy. However, we will be subject to the diversification requirements applicable to RICs under Subchapter M of the Code.

Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our Investments are concentrated.

Our portfolio may be concentrated in a limited number of industries. A downturn in any industry in which we are invested could significantly impact the aggregate returns we realize.

If an industry in which we have significant Investments suffers from adverse business or economic conditions, as individual industries have historically experienced to varying degrees, a material portion of our portfolio could be affected adversely, which, in turn, could adversely affect our financial position and results of operations.

We will generally not be in a position to exercise control over our Portfolio Companies or to prevent decisions by management of our Portfolio Companies that could decrease the value of our investments.

We will not generally hold controlling equity positions in our Portfolio Companies. While we are obligated as a BDC to offer to make managerial assistance available to our Portfolio Companies, there can be no assurance that management personnel of our Portfolio Companies will accept or rely on such assistance. To the extent that we do not hold a controlling equity interest in a Portfolio Company, we are subject to the risk that such Portfolio Company may make business decisions with which we disagree, and the stockholders and management of such Portfolio Company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity Investments that we may hold in our Portfolio Companies, we may not be able to dispose of our Investments in the event we disagree with the actions of a Portfolio Company, and may therefore suffer a decrease in the value of our Investments.

In addition, we may not be in a position to control any Portfolio Company by investing in its debt securities. As a result, we are subject to the risk that a Portfolio Company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors.

Terrorist attacks, acts of war, global health emergencies or natural disasters may impact the businesses in which we invest and harm our business, operating results and financial condition.

Terrorist acts, acts of war, global health emergencies or natural disasters may disrupt our operations, as well as the operations of the businesses in which we invest. Such acts have created, and continue to create, economic and political uncertainties and have contributed to global economic instability. Future terrorist activities, military or security operations, global health emergencies or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks, global health emergencies and natural disasters are generally uninsurable.

Cybersecurity risks and cyber incidents may adversely affect our business or the business of our Portfolio Companies by causing a disruption to our operations or the operations of our Portfolio Companies, a compromise or corruption of our confidential information or the confidential information of our Portfolio Companies and/or damage to our business relationships or the business relationships of our Portfolio Companies, all of which could negatively impact the business, financial condition and operating results of us or our Portfolio Companies.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of the information resources of us or our Portfolio Companies. These incidents may be an intentional attack or an unintentional event and could involve a third party or our own personnel gaining unauthorized access to our information systems or those of our Portfolio Companies for purposes of obtaining ransom payments, misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for loss or misappropriation of data, stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our reputation or business relationships. As our Portfolio Companies’ reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by Jefferies Finance and third-party service providers, and the information systems of our Portfolio Companies. Jefferies Finance and these third-party service providers have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident.

We may form one or more CLOs, which may subject us to certain structured financing risks.

To the extent permissible under risk retention rules adopted pursuant to Section 941 of the Dodd-Frank Act and applicable provisions of the Investment Company Act, to finance investments, we may securitize certain of our Investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these Investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. Any interest in any such CLO held by us may be considered a “non-qualifying asset” for purposes of the Investment Company Act.

If we create a CLO, we will depend on distributions from the CLO’s assets out of its earnings and cash flows to enable us to make distributions to our stockholders. The ability of a CLO to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict our ability, as holder of a CLO’s equity interests, to receive cash flow from these Investments. There is no assurance any such performance tests will be satisfied. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO, or cash flow may be completely restricted for the life of the CLO. If we do not receive cash flow from any such CLO that is necessary to satisfy the Annual Distribution Requirement for maintaining our RIC status, and we are unable to obtain cash from other sources necessary to satisfy this requirement, we could fail to maintain our status as a RIC, which would have a material adverse effect on our financial performance.

In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to our stockholders.

To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by us as owner of equity interests. Finally, any equity interests that we retain in a CLO will not be secured by the assets of the CLO, and we will rank behind all creditors of the CLO.

Our failure to make follow-on investments in our Portfolio Companies could impair the value of our portfolio.

Following an initial investment in a Portfolio Company, we may make additional investments in that Portfolio Company as “follow-on” investments, in order to:

•	increase or maintain in whole or in part our equity ownership percentage or debt participation;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	Attempt to preserve or enhance the value of our Investment.

We may elect not to make follow on investments or may lack sufficient funds to make those investments.

We will have the discretion to make any follow-on Investments, subject to the availability of capital resources and the limitations set forth in “Item 1(c). Description of Business.” The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a Portfolio Company and the initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements or compliance with the requirements for maintenance of our RIC status.

Our Portfolio Companies may prepay loans, which may reduce stated yields in the future if the capital returned cannot be invested in transactions with equal or greater expected yields.

Certain of the loans we make will be prepayable at any time, with some prepayable at no premium to par. We cannot predict when such loans may be prepaid. Whether a loan is prepaid will depend both on the continued positive performance of the Portfolio Company and the existence of favorable financing market conditions that permit such Portfolio Company to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available. As market conditions change frequently, it is unknown when, and if, this may be possible for each Portfolio Company. In the case of some of these loans, having the loan prepaid early may reduce the achievable yield for us in the future below the current yield disclosed for our portfolio if the capital returned cannot be invested in transactions with equal or greater expected yields.

Investments in common and preferred equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

Although common stock has historically generated higher average total returns than fixed income securities over the long term, common stock also has experienced significantly more volatility in those returns. Our equity investments may fail to appreciate and may decline in value or become worthless, and our ability to recover our investment will depend on our Portfolio Company’s success. Investments in equity securities involve a number of significant risks, including:

•

any equity investment we make in a Portfolio Company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the Portfolio Company requires additional capital and is unable to obtain it, we may not recover our investment; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the Portfolio Company.

Even if the Portfolio Company is successful, our ability to realize the value of our Investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the Portfolio Company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our Investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes before we receive such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when we invest in debt securities, we may acquire warrants or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

We may invest, to the extent permitted by law, in the equity securities of investment funds that are operating pursuant to certain exceptions to the Investment Company Act and, to the extent we so invest, will bear our ratable share of any such company’s expenses, including management and performance fees. We will also remain obligated to pay the Management Fee and Incentive Fee to our Investment Adviser with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, each of our common stockholders will bear their pro rata share of the Management Fee and Incentive Fee due to our Investment Adviser as well as indirectly bearing the management and performance fees and other expenses of any such investment funds or advisers.

By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

We may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to our interests. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, the borrower requests significant managerial assistance from us and we provide such assistance as contemplated by the Investment Company Act.

We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.

There can be no assurance that we will be able to locate a sufficient number of suitable investment opportunities to allow us to successfully deploy capital that we raise from investors in a timeframe that will permit investors to earn above-market returns. To the extent we are unable to invest substantially all of the capital we raise within our contemplated timeframe, our investment income, and in turn our results of operations, will likely be materially adversely affected. Additionally, there could be a significant lag in time between any drawdown date and our funding of investments. See “—Risks Relating to Our Business and Structure—we are a relatively new company and have no operating history.”

We intend to use substantially all of the proceeds from the offering of our common stock, net of expenses, to make investments in accordance with our investment objectives and using the strategies described in this Registration Statement. We anticipate that the remainder will be used for working capital and general corporate purposes, including the payment of operating expenses. However, subject to the restrictions of applicable law and regulations, including the Investment Company Act and the Code, we have significant flexibility in applying the proceeds of the funds we raise from investors and may use the net proceeds in ways with which stockholders may not agree, or for purposes other than those contemplated at the time of the capital raising. We may also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new Investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that net proceeds of the funds we raise from investors, pending full investment by us in Portfolio Companies, are used to pay operating expenses.

We may be exposed to unique conflicts of interest associated with certain investment opportunities in funded debt and related unfunded commitment financing transactions.

Certain co-investment opportunities may involve a funded term loan and unfunded commitments (e.g., revolving credit facilities). The Company, along with other Accounts, will be offered and may invest in these opportunities on the same terms and conditions. However, the Company and other Accounts may invest in these instruments on a non-pro rata basis in differing amounts and, in some cases, certain of the other Accounts may not participate in the revolving credit facility opportunity based on the investment strategy of such an Account. For example, if the Company holds a small portion of a revolving credit facility and a larger portion of a funded term loan, while Jefferies Finance holds a larger portion of the revolving credit facility and a smaller portion of the funded term loan, in certain distressed situations it may be in our interests, when holding a larger portion of a funded term loan, to have the revolving lenders (e.g., Jefferies Finance) provide more funding to a revolving credit facility where the revolving lenders may not be required. Otherwise, the Company may not have the ability to secure access to the funded term loans that align with our investment objective to generate both current income and capital appreciation. Accordingly, when the Company invests in differing amounts with other Accounts and Jefferies Finance, the interests of the Company and the other Accounts and Jefferies Finance may not be aligned.

Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would affect our results of operations.

As a BDC, we are required to carry our Investments at market value or, if no market value is ascertainable, at fair value as determined in good faith under procedures adopted by our Board of Directors. We may take into account the following types of factors, if relevant, in determining the fair value of our Investments: the enterprise value of a Portfolio Company (the entire value of the Portfolio Company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the Portfolio Company’s ability to make payments and its earnings and discounted cash flow (taking into consideration current market interest rates and credit spreads), the markets in which the Portfolio Company does business, a comparison of the Portfolio Company’s securities to similar publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. While most of our Investments are not likely to be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our Investments are sold in a principal market to market participants (even if we plan on holding an Investment through its maturity). As a result, volatility in the capital markets can also adversely affect our Investment valuations. Decreases in the market values or fair values of our Investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.

Economic recessions or downturns could impair our Portfolio Companies and harm our operating results.

Our Portfolio Companies may be susceptible to economic downturns or recessions and may be unable to repay our loans during these periods. Therefore, during these periods our non-performing assets may increase and the value of our portfolio may decrease if we are required to write down the values of our Investments. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A Portfolio Company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on the Portfolio Company’s assets representing collateral for its obligations. This could trigger cross defaults under other agreements and jeopardize our Portfolio Company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting Portfolio Company.

Our Portfolio Companies may have incurred or issued, or may in the future incur or issue, debt or equity securities that rank equally with, or senior to, our Investments in such companies, which could have an adverse effect on us in any liquidation of a Portfolio Company.

Our Portfolio Companies may have, or may be permitted to incur, other debt, or issue other equity securities that rank equally with, or senior to, our Investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our Investments. These debt instruments would usually prohibit the Portfolio Companies from paying interest on or repaying our Investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a Portfolio Company, holders of securities ranking senior to our Investment in that Portfolio Company typically are entitled to receive payment in full before we receive any distribution in respect of our Investment. After repaying such holders, the Portfolio Company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our Investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant Portfolio Company.

Additionally, certain loans that we make to Portfolio Companies may be secured on a second priority basis by the same collateral securing senior secured debt, which will be secured on a first priority basis. The first priority liens on the collateral will secure the Portfolio Company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the Portfolio Company under the agreements governing the loans. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens. If such proceeds are not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the Portfolio Company’s remaining assets, if any.

The rights we may have with respect to the collateral securing any junior priority loans we make to our Portfolio Companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected. In addition, a bankruptcy court may choose not to enforce an intercreditor agreement or other arrangement with creditors.

We may also make unsecured loans to Portfolio Companies, meaning that such loans will not benefit from any interest in collateral of such Portfolio Companies. Liens on such Portfolio Companies’ collateral, if any, will secure the Portfolio Company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the Portfolio Company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then the unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the Portfolio Company’s remaining assets, if any.

Our Portfolio Companies may be highly leveraged.

Some of our Portfolio Companies may be highly leveraged, which may have adverse consequences to these Portfolio Companies and to us as an investor. These Portfolio Companies may be subject to restrictive financial and operating covenants and the leverage may impair these Portfolio Companies’ ability to finance their future operations and capital needs. As a result, these Portfolio Companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Portfolio Companies with floating rate debt may be exposed to a higher cost of debt due to a rise in interest rates.

We may structure the majority of our debt investments with floating interest rates to position our portfolio for rate increases. However, there can be no assurance that this will successfully mitigate our exposure to interest rate risk. For example, in rising interest rate environments, payments under floating rate debt instruments generally would rise and there may be a significant number of issuers of such floating rate debt instruments that would be unable or unwilling to pay such increased interest costs and may otherwise be unable to repay their loans. Rising interest rates could also cause Portfolio Companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. Investments in floating rate debt instruments may also decline in value in response to rising interest rates if the interest rates of such investments do not rise as much, or as quickly, as market interest rates in general. Similarly, during periods of rising interest rates, our fixed rate investments may decline in value because the fixed rate of interest paid thereunder may be below market interest rates.

We may expose ourselves to risks if we engage in hedging transactions.

We may seek to hedge against interest rate and currency exchange rate fluctuations and credit risk by using financial instruments such as futures, options, swaps and forward contracts, subject to the requirements of the Investment Company Act. These financial instruments may be purchased on exchanges or may be individually negotiated and traded in over-the-counter markets. Use of such financial instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available to pay distributions to our stockholders.

We may initially invest a significant portion of the net proceeds from the offering of common stock primarily in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on our intended investment program.

We may initially invest a portion of the net proceeds from the offering of common stock primarily in cash, cash equivalents, U.S. government securities and other high-quality short-term investments. These securities may earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not be able to achieve our investment objective and/or pay any dividends during this period or, if we are able to do so, such dividends may be substantially lower than the dividends that we expect to pay when our portfolio is fully invested in accordance with our investment objectives. If we do not realize yields in excess of our expenses, we may incur operating losses.

Inflation may adversely affect the business, results of operations and financial conditions of Portfolio Companies.

Certain Portfolio Companies may be impacted by inflation, such as current inflation related to global supply-chain disruptions. Recent inflationary pressures have increased the cost of energy and raw materials and may adversely affect consumer spending, economic growth and operations of the Portfolio Companies. If the Portfolio Companies are unable to pass any increases in their costs along to their customers, it could adversely affect their results and impact their ability to pay interest and principal on our loans. In addition, any projected future decreases in Portfolio Companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our Investments could result in future unrealized losses and therefore reduce our net assets resulting from operations.

Risks Relating to the Offering and to Our Common Stock

Investors in offerings after the Initial Closing could receive fewer shares of common stock than anticipated.

The purchase price per share of our common stock in any closing after the Initial Closing is expected to be determined to ensure that such price is equal to our then-current NAV per share. As a result, in the event of an increase in our NAV per share, the purchase price for shares purchased in any closing after the Initial Closing may be higher than the prior monthly NAV per share, and therefore an investor may receive a smaller number of shares than if it had purchased shares in a prior offering. Additionally, in order to more fairly allocate such expenses among all stockholders, investors making Commitments after the initial drawdown date will be required to bear a portion of our organizational expenses at the time of their first investment in us.

Our common stock is subject to significant transfer restrictions, and an investment in our common stock generally will be illiquid.

Shares of our common stock are subject to the restrictions on transfer described herein and as set forth in our Charter. Purchasers of shares of our common stock prior to an IPO and listing (including purchasers in the Private Offering) will not be permitted to transfer their shares after the consummation of such IPO and listing, including a transfer of solely an economic interest, without our prior written consent until a date to be established by us. If we undergo a Merger, similar restrictions may be imposed on our common stock or shares of another entity received by our stockholders in connection with such transaction. If a listing does not occur, our common stockholders will generally be prohibited from transferring their shares without our prior written consent. For further details about circumstances pursuant to which we will give our consent to such a transfer, eligible offerees and resale restrictions, see “Item 11. Description of Registrant’s Securities to be Registered.” An investment in our common stock is of further limited liquidity since our common stock is not freely transferable under the securities laws. Each investor in our common stock must be prepared to bear the economic risk of an investment in our common stock for an indefinite period.

Shares of our common stock have not been registered under the Securities Act and, therefore, under the securities laws, cannot be sold unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available. See “Item 11. Description of Registrant’s Securities to be registered.” Shares of our common stock are illiquid assets for which there is not a secondary market and there is no guarantee that a secondary market will develop in the future. An investment in our common stock is therefore suitable only for certain sophisticated investors that can bear the risks associated with the illiquidity of their common stock.

An investor may be subject to the short-swing profits rules under the Exchange Act as a result of its investment in the shares of common stock.

When the shares of our common stock become registered under the Exchange Act, persons with the right to appoint a director or who beneficially own more than 10% of the shares of common stock may be subject to Section 16(b) of the Exchange Act, which recaptures for our benefit profits from the purchase and sale of registered shares of common stock within a six-month period.

Investing in our common stock involves an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our Investments in Portfolio Companies may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Stockholders will experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.

All distributions declared in cash payable to stockholders that are participants in our dividend reinvestment plan will generally be automatically reinvested in shares of our common stock if the investor opts in to the plan. As a result, stockholders that do not elect to participate in our dividend reinvestment plan may experience dilution over time. Stockholders who do not elect to participate in dividend reinvestment plan may experience accretion to the net asset value of their shares if our shares are trading at a premium to net asset value and dilution if our shares are trading at a discount to net asset value. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the distribution payable to stockholders.

We will incur significant costs as a result of being subject to the reporting requirements of the Exchange Act.

Companies subject to the reporting requirements of the Exchange Act incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act, and other rules implemented by the SEC. Accordingly, once this Registration Statement becomes effective our common stock becomes registered under the Exchange Act, we will incur significant additional costs.

These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which requires significant resources and management oversight. We will implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant annual expenses related to these steps and directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to the Administrator to compensate us for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses associated with being subject to these reporting requirements.

The systems and resources necessary to comply with the reporting requirements of the Exchange Act will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and noncompliance with Section 404 of the Sarbanes- Oxley Act may adversely affect us.

While we will not be required to comply with certain requirements of the Sarbanes-Oxley Act until we have been subject to the reporting requirements of the Exchange Act for a specified period of time or cease to be classified as an emerging growth company, under current SEC rules, we will be required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act starting with our first full fiscal year after we become subject to the reporting requirements of the Exchange Act. Thereafter, we will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. Accordingly, our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

The Company’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the Company’s internal control over financial reporting until the later of the year following the Company’s first annual report required to be filed with the SEC, or the date we are no longer classified as an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal control and have not yet tested our internal control in accordance with Section 404 of the Sarbanes-Oxley Act, we cannot conclude, as required by Section 404 of the Sarbanes-Oxley Act, that we do not have a material weakness in our internal control or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal control. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting its internal control may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC.

You will have limited opportunities to sell your common stock and, to the extent you are able to sell your common stock, you may not be able to recover the amount of your investment in our common stock.

Beginning no later than the first full calendar quarter following the Initial Closing, and at the discretion of our Board, we intend to commence the Share Repurchase Program in which we intend to repurchase, in each quarter, up to 5% of our shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. Any such share repurchase offer will be at the discretion of our Board of Directors and subject to applicable law and that such repurchases do not give rise to adverse tax, ERISA or other regulatory consequences to us or our stockholders. Additionally, if we determine to make one or more repurchase offers, such offers are expected to include numerous restrictions that limit your ability to sell your shares of common stock pursuant to such offers. We expect to limit the number of shares of common stock repurchased pursuant to any share repurchase offer to 5% of our outstanding shares of common stock (with the exact amount to be set by our Board of Directors).

Although we expect that our Board of Directors will consider repurchase offers on a quarterly basis, our Board of Directors has complete and absolute discretion to determine whether we will engage in any share repurchases and, if so, the terms of such repurchases. Therefore, we may ultimately not engage in any share repurchases or may cease share repurchases at any time, and you may not be able to sell your shares of common stock at all. You should not assume or rely upon any expectation that we will offer to repurchase any of our shares of our common stock.

The repurchase price per share of future repurchase offers, if any, may be lower than the price per share that stockholders paid for their shares of our common stock. In addition, in the event that a stockholder chooses to participate in a quarterly repurchase offer, the stockholder may be required to provide us with notice of intent to participate prior to knowing what the NAV per share will be on the repurchase date. A stockholder seeking to sell shares of our common stock to us as part of our quarterly share repurchase offer may be required to do so without knowledge of what the repurchase price per share of our common stock will be on the repurchase date.

We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as OID or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted PIK interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment assets, and increases in loan balances as a result of PIK interest will be included in our taxable income before we receive any corresponding cash payments. We also may be required to include in our taxable income certain other amounts that we will not receive in cash. The credit risk associated with the collectability of deferred payments may be increased as and when a Portfolio Company increases the amount of interest on which it is deferring cash payment through deferred interest features. Our Investments with a deferred interest feature may represent a higher credit risk than loans for which interest must be paid in full in cash on a regular basis. For example, even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is scheduled to occur upon maturity of the obligation.

Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement necessary for us to qualify as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement. If we are unable to obtain cash in the amount required for us to make, or if we are restricted from making, sufficient distributions to our stockholders to meet the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). For additional discussion regarding the tax implications of a RIC, see “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Considerations.”

Although we do not intend to do so, we may also use leverage in the form of the issuance of shares of preferred stock, which could adversely affect the market value of our common stock.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the value of our common stock by making an investment in the common stock less attractive. In addition, the dividends on any preferred stock we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of preferred stock must take preference over any distributions or other payments to our common stockholders, and holders of preferred stock are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible preferred stock that converts into common stock). In addition, under the Investment Company Act, preferred stock would constitute a “senior security” for purposes of the 150% asset coverage test.

We may not be able to pay you distributions on our common stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes.

All distributions will be paid at the discretion of the Board of Directors and will depend on such factors as the Board determines to be relevant from time to time, including our earnings, financial condition, compliance with any debt covenants we may be subject to and any other applicable law. Accordingly, we may not pay distributions to stockholders.

The distributions we pay to stockholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes that would reduce a holder’s adjusted tax basis in its common stock and correspondingly increase such holder’s gain, or reduce such holder’s loss, on disposition of such common stock. Distributions in excess of a holder’s adjusted tax basis in its common stock will constitute capital gains to such holder. Stockholders who periodically receive the payment of a distribution from a RIC consisting of a return of capital for U.S. federal income tax purposes may be under the impression that they are receiving a distribution of a RIC’s net ordinary income or capital gains when they are not. Accordingly, stockholders should read carefully any written disclosure accompanying a distribution from us and the information about the specific tax characteristics of our distributions provided to stockholders after the end of each calendar year, and should not assume that the source of any distribution is our net ordinary income or capital gains.

Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on distributions we pay.

Distributions of our “investment company taxable income” to a non-U.S. stockholder that are not effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits.

Certain properly reported distributions are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. stockholder are at least a 10% stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year), and certain other requirements are satisfied.

NO ASSURANCE CAN BE GIVEN AS TO WHETHER ANY OF OUR DISTRIBUTIONS WILL BE ELIGIBLE FOR THIS EXEMPTION FROM WITHHOLDING OF U.S. FEDERAL INCOME TAX. IN PARTICULAR, THIS EXEMPTION WILL NOT APPLY TO OUR DISTRIBUTIONS PAID IN RESPECT OF OUR NON-U.S. SOURCE INTEREST INCOME OR OUR DIVIDEND INCOME (OR ANY OTHER TYPE OF INCOME OTHER THAN GENERALLY OUR NON-CONTINGENT U.S.-SOURCE INTEREST INCOME RECEIVED FROM UNRELATED OBLIGORS AND OUR QUALIFIED SHORT-TERM CAPITAL GAINS). IN THE CASE OF OUR COMMON STOCK HELD THROUGH AN INTERMEDIARY, THE INTERMEDIARY MAY WITHHOLD U.S. FEDERAL INCOME TAX EVEN IF WE REPORT THE PAYMENT AS QUALIFIED NET INTEREST INCOME OR QUALIFIED SHORT-TERM CAPITAL GAIN. SEE “ITEM 1(C). DESCRIPTION OF BUSINESS—CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.” BECAUSE OUR COMMON STOCK WILL BE SUBJECT TO SIGNIFICANT TRANSFER RESTRICTIONS, AND AN INVESTMENT IN OUR COMMON STOCK WILL GENERALLY BE ILLIQUID, NON-U.S. STOCKHOLDERS WHOSE DISTRIBUTIONS ON OUR COMMON STOCK ARE SUBJECT TO WITHHOLDING OF U.S. FEDERAL INCOME TAX MAY NOT BE ABLE TO TRANSFER THEIR SHARES OF OUR COMMON STOCK EASILY OR QUICKLY OR AT ALL.

The tax treatment of a Non-U.S. stockholder in its jurisdiction of tax residence will depend entirely on the laws of such jurisdiction, and may vary considerably from jurisdiction to jurisdiction.

Depending on (i) the laws of such non-U.S. stockholder’s jurisdiction of tax residence, (ii) how the Company, the Investments or any other investment vehicles through which we directly or indirectly invest are treated in such jurisdiction, and (iii) the activities of any such entities, an investment in us could result in such non-U.S. stockholder recognizing adverse tax consequences in its jurisdiction of tax residence, including (a) with respect to any generally required or additional tax filings and/or additional disclosure required in such filings in relation to the treatment for tax purposes in the relevant jurisdiction of an interest in the Company, the Investments and/or any other investment vehicles through which we directly or indirectly invest or of distributions from such entities and any uncertainties arising in that respect (the Company not being established under the laws of the relevant jurisdiction), (b) the possibility of taxable income significantly in excess of cash distributed to a non-U.S. stockholder, and possibly in excess of our actual economic income, (c) the possibilities of losing deductions or the ability to utilize tax basis and of sums invested being returned in the form of taxable income or gains, and (d) the possibility of being subject to tax at unfavorable tax rates. A non-U.S. stockholder may also be subject to restrictions on the use of its share of our deductions and losses in its jurisdiction of tax residence. Each prospective investor is urged to consult its own tax advisors with respect to the tax and tax filing consequences, if any, in its jurisdiction of tax residence of an investment in us, as well as any other jurisdiction in which such prospective investor is subject to taxation.

ITEM 2.	FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We were incorporated under the laws of the State of Maryland. We intend to file an election to be treated as a BDC under the 1940 Act, and intend to elect to be treated as a regulated investment company for U.S. federal income tax purposes. We are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest.

We are currently in the development stage and have not commenced operations. Since inception, there has been no activity other than purchase of our shares of common stock by the initial sole stockholder.

Revenues

We plan to generate revenues in the form of interest income from the debt securities we hold and dividends and capital appreciation on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. The debt we invest in will typically not be rated by any rating agency, but if it were, it is likely that such debt would be below investment grade. In addition, we may also generate revenue in the form of commitment, loan origination, structuring or diligence fees, fees for providing managerial assistance to our Portfolio Companies, and possibly consulting fees. Certain of these fees may be capitalized and amortized as additional interest income over the life of the related loan.

Expenses

We expect our primary operating expenses to include the payment of the Management Fee and the Incentive Fee to our Investment Adviser, legal and professional fees, interest, fees and other expenses of Financings and other operating and overhead related expenses. The Management Fee and Incentive Fee compensate our Investment Adviser for its work in identifying, evaluating, negotiating, closing and monitoring our Investments. We bear all other costs and expenses relating to our operations and transactions, including:

•	our operational, offering and organizational expenses;

•

fees and expenses, including travel expenses, incurred by our Investment Adviser or payable to third parties related to our Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses from evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments;

•	interest, fees and other expenses payable on Financings, if any, incurred by us;

•	fees and expenses incurred by us in connection with membership in investment company organizations;

•	brokers’ commissions;

•	fees and expenses associated with calculating our NAV (including the costs and expenses of any Independent Valuation Adviser);

•	legal, auditing or accounting expenses;

•	taxes or governmental fees;

•	the fees and expenses of our Administrator, transfer agent and/or sub-transfer agent;

•	the cost of preparing stock certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of the shares;

•	the expenses of, and fees for, registering or qualifying common stock for sale, maintaining our registration and qualifying and registering the Company as a broker or a dealer;

•	the fees and expenses of our Independent Directors;

•

the fees or disbursements of custodians of our assets, including expenses incurred in the performance of any obligations enumerated by our organizational documents insofar as they govern agreements with any such custodian;

•	the cost of preparing and distributing reports, proxy statements and notices to holders of our equity interests, the SEC and other regulatory authorities;

•	insurance premiums;

•	costs of holding stockholder meetings;

•	listing fees, if any;

•

costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to us, including in each case services with respect to the proposed purchase or sale of securities by us that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated, including broken deal fees); and

•

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business.

In addition, we shall bear the fees and expenses related to the preparation and maintaining of any necessary registrations with regulators in order to market the common stock of the Company in certain jurisdictions and fees and expenses associated with preparation and maintenance of any key information document or similar document required by law or regulation.

Our Investment Adviser will not be required to pay expenses of activities which are primarily intended to result in sales of common stock, including all costs and expenses associated with the preparation and distribution of this Registration Statement and the Subscription Agreements.

Leverage

We expect from time to time to borrow funds for a variety of purposes, subject to the limitations of the Investment Company Act, including to bridge financings for Investments in advance of drawdowns, to incur leverage as part of our investment program, to meet other short-term liquidity needs, including to pay the Management Fee, and to facilitate our hedging activities. Sources of leverage include the issuance of senior securities (including preferred stock) and other credit facilities (secured by Investments and/or pledges of undrawn Commitments). Leverage may be incurred by the Company or by subsidiaries of the Company.

The above borrowing of funds is known as “leverage” and could increase or decrease returns to stockholders. The use of leverage involves significant risks. We are permitted to issue one class of senior security representing indebtedness in one or more series and one class of equity securities senior to our common stock if our asset coverage ratio, as defined in the Investment Company Act, would equal at least 150% immediately after each such issuance. See “Item 1(c). Description of Business—Regulation as a Business Development Company—Indebtedness and Senior Securities,” “Item 1A. Risk Factors–Risks Relating to Our Business and Structure–We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.” and “Item 1A. Risk Factors—Risks Relating to Our Business and Structure —Changes in laws or regulations governing our operations or the operations of our Portfolio Companies, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by us or our Portfolio Companies to comply with these laws or regulations, could require changes to certain of our or our Portfolio Companies’ business practices, negatively impact our or our Portfolio Companies’ operations, cash flows or financial condition, impose additional costs on us or our Portfolio Companies or otherwise adversely affect our business or the business of our Portfolio Companies.”

Certain trading practices and investments, such as reverse repurchase agreements, may be considered borrowings or involve leverage and thus may be subject to Investment Company Act restrictions. In accordance with applicable SEC staff guidance and interpretations, if we engage in such transactions, instead of maintaining an asset coverage ratio of at least 150%, we intend to segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to our exposure, on a mark-to-market basis, to such transactions (as calculated pursuant to requirements of the SEC). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. Practices and investments that may involve leverage but are not considered borrowings are not subject to the Investment Company Act’s asset coverage requirement and we will not otherwise segregate or earmark liquid assets or enter into offsetting positions for such transactions. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Additionally, we will be able to incur additional leverage if we apply for and are able to obtain exemptive relief from the SEC to exclude the debt of any subsidiary we may form in the future from the leverage requirements otherwise applicable to BDCs. We can offer no assurances as to whether or when we will be able to form such a subsidiary or obtain such exemptive relief.

In connection with obtaining leverage, we may assign and/or pledge to the provider of such leverage some or all of our assets, including the loans that we hold or our stockholder’s undrawn Commitments (including our right to make drawdowns and to enforce the stockholder’s funding obligations). If we pledge to the provider of leverage undrawn Commitments, and the amount of such undrawn Commitments decreases as drawdowns are made by us, we may be required to make additional drawdowns, use distributable proceeds or pursue other means in order to reduce our outstanding borrowings. In addition, the use of borrowed funds will result in us paying interest as well as financing, transaction and other fees and costs to the lender, which will reduce the actual cash returns realized by the stockholders as compared to situations in which there was no borrowing or in which the borrowed funds were repaid at an earlier date. Gains made with borrowed funds generally will increase the returns realized by stockholders. However, losses incurred with borrowed funds will magnify the losses realized by stockholders. For the avoidance of doubt, we may exclude from such pledge all or a portion of the undrawn Commitment of any investors that are officers, directors or certain significant investors of the Company, and certain other persons, to the extent restricted under, or considered by the Board to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including ERISA, the Investment Company Act and the Sarbanes-Oxley Act.

The SEC adopted a rulemaking regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations (except reverse repurchase agreements and similar financing transactions). Under the newly adopted rules, BDCs that use derivatives will be subject to a value-at-risk leverage limit, a derivatives risk management program and testing requirements and requirements related to board reporting. These new requirements will apply unless the BDC qualifies as a “limited derivatives user,” as defined under the adopted rules. Under the new rule, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

For a description of risks associated with our ability to borrow, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—we may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”

Hedging

We can engage in hedging transactions to the limited extent such transactions are permitted under the 1940 Act and applicable commodities laws. Engaging in hedging transactions or investing in foreign securities would entail additional risks to our stockholders. We could, for example, use instruments such as interest rate swaps, caps, collars and floors and, if we were to invest in foreign securities, we could use instruments such as forward contracts or currency options and borrow under a credit facility in currencies selected to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. In each such case, we generally would seek to hedge against fluctuations of the relative values of our portfolio positions from changes in market interest rates or currency exchange rates. While hedging transactions can reduce such risks, they generally will not be designed to prevent all loss from our position. There also could be barriers that prevent us from entering into certain hedging transactions. These barriers will not necessarily impact other investment funds managed by the Investment Adviser or its affiliates. Hedging transactions could result in a lower overall performance for us than if it had not entered into hedging transactions and generally introduces new risks, such as counterparty risk and greater illiquidity. In addition, we are permitted to borrow funds in one or more foreign currencies as a form of protection against currency risk. The use of such financing could create new risks not traditionally associated with credit facilities or other forms of leverage. Conversely, to the extent that we do not enter into hedging transactions, borrower defaults and fluctuations in currency exchange rates or interest rates could result in poorer overall performance for us than if it had entered into such hedging transactions.

The success of any hedging transactions that we could enter into will depend on our ability to correctly predict movements in currency and interest rates. Therefore, while we could enter into hedging transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates could result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged could vary. Moreover, for a variety of reasons, we would not necessarily seek to (or be able to) establish a perfect correlation between the hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation could prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it is often not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities would likely fluctuate as a result of factors not related to currency fluctuations. Our ability to engage in hedging transactions could also be limited under the Code as well as adversely affected by rules adopted by the CFTC.

Financial Condition, Liquidity and Capital Resources

The primary use of existing funds and any funds raised in the future is expected to be for our Investments in Portfolio Companies, cash distributions to, or stock repurchases from, our stockholders or for other general corporate purposes, including paying for operating expenses or debt service to the extent we borrow or issue senior securities.

To the extent we determine that additional capital would allow us to take advantage of additional investment opportunities, if the market for debt financing presents attractively priced debt financing opportunities, or if our Board of Directors otherwise determines that leveraging our portfolio would be in our best interests and the best interests of our stockholders, we may enter into one or more credit facilities, including revolving credit facilities, or issue senior securities. We would expect any such credit facilities may be secured by certain of our assets and may contain advance rates based upon pledged collateral. The pricing and other terms of any such facilities would depend upon market conditions when we enter into any such facilities as well as the performance of our business, among other factors.

In addition, we may raise capital by securitizing certain of our investments, including through the formation of one or more CLOs or warehouse facilities, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers.

We will generate cash primarily from the net proceeds of the Private Offering and any future offerings of securities and cash flows from operations, including interest earned from the temporary investment of cash in U.S. government securities and other high-quality debt investments that mature in one year or less.

Inflation

Recent rises in inflation could have a detrimental effect on the Company and the economy overall. In addition, our Portfolio Companies may, from time to time, experience the impact of inflation on their operating results, and consequently affect our investment outcomes.

Contractual Obligations

We have entered into certain contracts under which we have future commitments. Payments under the Investment Advisory Agreement, pursuant to which the Investment Adviser has agreed to serve as our Investment Adviser, are equal to (1) a percentage of our average adjusted net assets, and (2) a two-part Incentive Fee. Under the Administration Agreement, pursuant to which the Administrator has agreed to furnish us with the administrative services necessary to conduct our day-to-day operations, we pay our Administrator such fees as may be agreed between us and our Administrator that we determine are commercially reasonable in our sole discretion. Either party may terminate the Investment Advisory Agreement without penalty on least 60 days’ written notice to the other party. Either party may terminate the Administration Agreement without penalty upon at least 30 days’ written notice to the other party.

Off-Balance Sheet Arrangements

We may become a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financial needs of our Portfolio Companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to financial market risks, most significantly changes in interest rates. Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we expect to fund a portion of our investments with borrowings, our net investment income is expected to be affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities.

We may, in the future, hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the Investment Company Act. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates.

ITEM 3.	PROPERTIES.

We do not own any real estate or other properties materially important to our operations. Our executive offices are located at 520 Madison Avenue, 12th Floor New York, New York and our telephone number is (212) 284-3474. We believe that our office facilities will be suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain ownership information with respect to shares of our common stock for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of our outstanding shares of Common Stock and all officers and directors, as a group.

	Percentage of outstanding shares of common stock (“Shares”)(2)
Name and address	Type of ownership	Shares owned		Percentage
Jefferies Finance(1)	Record/Beneficial	[	•]	100%
All directors and officers as a group ([•] persons)	Record/Beneficial	—		*

*	Represents less than 1.0%.
(1)	In conjunction with our formation, Jefferies Finance purchased $[•] worth of our Shares.
(2)	Information presented as of [•], 2023.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

Our Board of Directors oversees the management of the Company’s business and affairs. Our Board of Directors will consist of [•] members, [•] of whom are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. These individuals are referred to as “Independent Directors.” Our Board of Directors elects our officers, who serve at the discretion of our Board of Directors. The responsibilities of each director include the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements and corporate governance activities. Our Board of Directors has also established an Audit Committee and a Governance and Nominating Committee and may establish additional committees in the future.

Board of Directors and Executive Officers

Holders of our common stock will vote together as a class for the election of directors. Our directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Information regarding the Board and Executive Officers are set forth below:

Name	Year of Birth		Position	Position Held Since
Interested Directors
Thomas Brady	[	•]	Director	2023
Independent Directors
Executive Officers
Jason Kennedy	[	•]	Chief Executive Officer and President	2022
John Dalton	[	•]	Chief Financial Officer	2023
Adam Klepack	[	•]	General Counsel and Secretary	2022
E. Joseph Hess	[	•]	Chief Operating Officer	2023
Thomas Grenville	[	•]	Chief Compliance Officer	2023

The address for each director and executive officer is c/o Jefferies Credit Partners BDC Inc., 520 Madison Avenue 12th Floor, New York New York 10022.

Each executive officer holds office at the pleasure of the Board of Directors until the next election of officers or until his or her successor is duly elected and qualifies.

Biographical Information

Directors

Independent Directors:

[•]

Interested Directors:

Thomas Brady is a director of the Company, and has served as President and Chief Executive Officer of Jefferies Finance LLC since December 2016 and has been a senior member of Jefferies’ management team since 2004. He previously served as Jefferies’ Head of Structuring & Capital Markets from 2009 to 2016, and between 2004 and 2006. Mr. Brady was part of the leveraged finance group within Jefferies’ investment banking platform from 2006 to 2009. Throughout his career, Mr. Brady has been focused on the origination and structuring of non-investment grade credits and was instrumental in overseeing the growth of Jefferies Finance LLC from a start-up in 2004 to an industry leading platform. Prior to joining Jefferies, Mr. Brady held senior leveraged finance positions with General Electric Capital Corporation and Heller Financial, Inc. Mr. Brady graduated from Fairfield University with a B.S. in Finance.

Executive Officers

Jason Kennedy is the Chief Executive Officer and President of the Company, Chief Investment Officer of Jefferies Credit Management LLC, and is also Chief Investment Officer of Large-Cap Direct Lending at Jefferies Credit Partners LLC, with primary responsibility for upper middle market investing. He is responsible for investment sourcing, execution and portfolio management. Prior to joining Jefferies Finance in 2011, Mr. Kennedy spent eight years with RBS Greenwich Capital focused on direct lending, principal investments and special situations. Mr. Kennedy began his career in global corporate lending at Chase Manhattan Bank, with subsequent positions at Morgan Stanley and Lehman Brothers. Mr. Kennedy received a B.S. in Finance and Economics from Babson College and an M.B.A. from Columbia University’s Graduate School of Business.

John Dalton is the Chief Financial Officer of the Company and Jefferies Credit Management LLC. Mr. Dalton previously served as the Vice President and Co-Controller of Jefferies Financial Group Inc. Prior to the corporate consolidation of Jefferies Financial Group Inc. and Jefferies Group LLC, Mr. Dalton served as the Chief Accounting Officer, Vice President and Controller of Jefferies Financial Group Inc. (formerly Leucadia National Corporation) since 2015. Mr. Dalton was the Assistant Controller from 2014 to 2015 and Director of Consolidations and Financial Reporting from 2013 to 2014 of TEGNA Inc./Gannett Co., Inc. Mr. Dalton has held other accounting and audit positions at TEGNA/Gannett since 2004. Mr. Dalton is a C.P.A and received a B.B.A. from James Madison University.

Adam Klepack is the General Counsel and Secretary of the Company. Mr. Klepack is also the General Counsel and Secretary of Jefferies Finance LLC, Jefferies Credit Management LLC and Jefferies Credit Partners LLC and other affiliated entities. Mr. Klepack has served as General Counsel of Jefferies Finance since 2022 and previously served Associate General Counsel since 2011. Prior to joining Jefferies Finance, Mr. Klepack was a member of the corporate practice of Proskauer Rose LLP where he advised financial institutions and corporate borrowers on leveraged finance, capital markets and restructuring transactions. Mr. Klepack is admitted to the New York State Bar, and received his J.D. cum laude from New York University Law School and B.A. from New York University’s College of Arts and Sciences.

E. Joseph Hess is the Chief Operating Officer of the Company and Jefferies Credit Management LLC and the Chief Operating Officer of Jefferies Finance LLC and has been a senior member of its management team since 2004. He is responsible for loan operations and enforcement of risk policies and procedures. Mr. Hess has over 40 years of experience in both cash flow and asset-based lending to a wide variety of clients in diversified industries. His experience also includes significant work in loan restructuring, bankruptcy, and asset liquidation. Prior to co-founding Jefferies Finance in 2004, Mr. Hess held senior credit and portfolio management positions at Chase Business Credit Corporation, Chase Manhattan Bank and General Electric Capital Corporation. He received his B.A. from Harvard College with a concentration in Economics.

Thomas Grenville is the Chief Compliance Officer of the Company and Jefferies Finance LLC. Prior to joining Jefferies Finance in 2023, Mr. Grenville served as chief compliance officer for various affiliates of Nuveen Alternatives Advisors LLC and TIAA since 2010, and was previously at the U.S. Securities and Exchange Commission for seven years where he led examinations of hedge funds, investment companies and investment advisers. He also worked for two years at the State of Oregon’s Division of Finance and Corporate Securities. Mr. Grenville received a BA from Swarthmore College, a JD from Benjamin N. Cardozo Law School and a LLM in Environmental and Natural Resources Law from Lewis and Clark Law School, and a M.B.A. from the University of California, Berkeley. He is a member of the Oregon Bar, and has been designated as a Certified Fraud Examiner by the Association of Certified Fraud Examiners (ACFE).

Committees of the Board of Directors

Audit Committee. The members of the Audit Committee are [•], each of whom is an Independent Director and meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and none of whom is an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act. [•] serves as Chairperson of the Audit Committee. The Board and the Audit Committee have determined that [•] is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K under the Exchange Act. The Audit Committee is responsible for overseeing matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. The Audit Committee is also responsible for aiding the Board in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available.

Governance and Nominating Committee. The Governance and Nominating Committee members are [•]. [•] serves as the Chairperson of the Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying, researching and nominating Independent Directors for election by our stockholders, when necessary, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and our management. The Governance and Nominating Committee will consider nominees properly recommended by our stockholders. See “Item 11. Description of Registrant’s Securities to be Registered—Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals.”

ITEM 6.	EXECUTIVE COMPENSATION.

Compensation of Executive Officers

None of our executive officers are currently compensated by us. We do not currently have any employees. Our day-to-day operations are managed by Investment Adviser.

Compensation of Directors

The Independent Directors will receive compensation of $[•] per year, plus $[•] per each in-person or telephonic special board meeting attended, plus they will receive $[•] per each in-person or telephonic committee meeting attended (provided that such compensation shall only be paid if the duration of the committee meeting is greater than 15 minutes), together with reasonable out-of-pocket expenses relating to attendance at meetings. The Chairperson of the Audit Committee will receive an annual fee of $[•]. We have obtained directors’ and officers’ liability insurance on behalf of our directors and officers. We do not have a profit-sharing or retirement plan, and directors will not receive any pension or retirement benefits. No compensation will be paid to directors who are “interested persons.” The Board of Directors will review and determine the compensation of Independent Directors.

No compensation will be paid to directors who are “interested persons,” as that term is defined in the Investment Company Act.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

(a) Transactions with Related Persons; Review, Approval or Ratification of Transaction with Related Persons

Investment Advisory Agreement

Jefferies Credit Management LLC will serve as our Investment Adviser. The Investment Adviser has been registered as an investment adviser with the SEC since [•] and is an indirect subsidiary of Jefferies Finance.

Subject to the supervision of the Board of Directors, our Investment Adviser will provide day-to-day advice regarding our portfolio transactions and will be responsible for our business affairs and other administrative matters.

The Investment Advisory Agreement between the Company and the Investment Adviser was approved by the Board of Directors at the initial organizational meeting. The Investment Advisory Agreement will continue for a period of two years from the date of effectiveness, subject to annual renewal by the Board of Directors.

Potential Conflicts of Interest

As a diversified global financial services firm, JFG engages in a broad spectrum of activities, including investment banking and capital markets, asset management and direct investing. JFG’s strategy focuses on strengthening and expanding its core businesses of investment banking and capital markets and asset management, while continuing to simplify its structure and return capital to its stockholders.

In the ordinary course of its business, JFG is a full-service investment banking and financial services firm and therefore engages in activities where JFG’s interests or the interests of its clients may conflict with the interests of our investors. Investors should be aware that potential and actual conflicts of interest between JFG or any Account, on the one hand, and us, on the other hand, may exist and others may arise in connection with our operation. JFG’s employees may also have interests separate from those of JFG and us. The discussion below enumerates certain actual, apparent and potential conflicts of interest. There is no assurance that conflicts of interest will be resolved in favor of the investors, and, in fact, they may not be.

Prospective investors should be aware that our vendors and service providers may charge higher fee rates or otherwise contract on terms that are different to those offered to JFG or other JFG products.

Material Non-Public Information

It is expected that confidential or material non-public information regarding a Portfolio Company or potential investment opportunity may become available to Jefferies Finance. If such information becomes available to Jefferies Finance, we may be precluded (including by applicable law or internal policies or procedures) from pursuing an investment or exit opportunity with respect to such Portfolio Company or investment opportunity. In addition, Jefferies Finance may be precluded from disclosing such information to our investment team, even in circumstances in which the information would benefit us if disclosed. The Investment Adviser may be provided with material non-public information that may restrict its ability to trade in a company’s securities. While the Investment Adviser intends to comply with all applicable securities laws and to make judgments concerning restrictions on trading in good faith, the Investment Adviser may cause an Account to trade in the company’s securities while engaged in the company’s restructuring activities. Such trading creates a risk of litigation and liability that may cause the holders of such securities, including the applicable Accounts, to incur significant legal fees and potential losses.

There are generally no ethical screens or information barriers among the Investment Adviser and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material non-public information that could influence such decisions. If the Investment Adviser or any of its personnel were to receive material non-public information about a particular obligor or asset, or have an interest in causing an Account to transact in a particular asset, the Investment Adviser may be prevented from causing the Account to transact in such asset due to internal restrictions imposed on the Investment Adviser. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in the Investment Adviser, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on the Investment Adviser’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact the Investment Adviser’s ability to perform its investment management services to us and/or an Account. In addition, while the Investment Adviser and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, the Investment Adviser’s ability to operate as an integrated platform could also be impaired.

Allocation of Investment Opportunities Among the Company and Other Accounts

Our Investment Adviser and its Affiliate Investment Advisers manage or advise multiple Accounts (including potentially Accounts in which Jefferies Finance and its personnel have an interest) that have investment objectives that are the same or similar to us and that seek to make or sell investments in the same instruments, sectors or strategies as us. This creates potential conflicts, particularly in circumstances where the availability or liquidity of such investment opportunities is limited. Investment opportunities for all other Accounts not managed by our Investment Adviser or its affiliates as well as other Jefferies Finance business lines are allocated in accordance with their respective investment adviser’s allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds, accounts or Jefferies Finance business lines that are not managed by our Investment Adviser.

We are prohibited under the Investment Company Act from participating in certain transactions with certain of our affiliates without the prior approval of the “required majority” of our Independent Directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be an affiliate of ours for purposes of the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into certain “joint” transactions (which could include investments in the same Portfolio Company) with, such affiliates, absent the prior approval of the Independent Directors. Our Investment Adviser and its affiliates, including persons that control, or are under common control with, us or our Investment Adviser, are also considered to be affiliates of ours under the Investment Company Act, and we are generally prohibited from buying or selling any assets from or to, or entering into “joint” transactions with, such affiliates without exemptive relief from the SEC. Subject to Applicable Law, we may invest alongside affiliates. In certain circumstances, negotiated co-investments by us and other Accounts in private placement securities that involve the negotiation of certain terms of the private placement securities to be purchased (other than price-related terms) may be made only pursuant to an order from the SEC permitting us to do so.

We have received an exemptive order from the SEC that permits us, among other things, to co-invest with certain other persons, including certain Accounts. Subject to Applicable Law, we may, under certain circumstances, co-invest with certain Accounts in investments that are suitable for us and one or more of such Accounts. Even though we and any such Account co-invest in the same securities, conflicts of interest may still arise. If the Investment Adviser is presented with co-investment opportunities that generally fall within our investment objective and other board-established criteria and those of one or more Accounts, whether focused on a debt strategy or otherwise, the Investment Adviser will allocate such opportunities among us and such Accounts in a manner consistent with the exemptive order and our Investment Adviser’s allocation policies and procedures.

With respect to co-investment transactions conducted pursuant to the exemptive order, initial internal allocations among us and other investment funds (“Internal Orders”) managed by Affiliate Investment Advisers will generally be made taking into account the allocation considerations set forth in the Investment Adviser’s allocation policies and procedures. If we invest in a transaction pursuant to the co-investment exemptive order and the opportunity is oversubscribed, it will generally be allocated on a pro rata basis based on Internal Order size.

To the extent consistent with Applicable Law and/or any other exemptive relief that may be issued to us in addition to the co-investment exemptive order, we and Jefferies Finance or an Account may, as part of unrelated transactions, invest in either the same or different tiers of a Portfolio Company’s capital structure or in an affiliate of such Portfolio Company. To the extent we hold investments in the same Portfolio Company or in an affiliate thereof that are different (including with respect to their relative seniority) than those held by Jefferies Finance or an Account, the Investment Adviser and Jefferies Finance may be presented with decisions when the interests of the two co-investors are in conflict. If the Portfolio Company in which we have an equity or debt investment and in which Jefferies Finance or an Account has an equity or senior debt investment elsewhere in the Portfolio Company’s capital structure, becomes distressed or defaults on its obligations under the private credit investment, Jefferies Finance may have conflicting loyalties between its duties to its stockholders, the Account, us, certain of its other affiliates and the Portfolio Company. In that regard, actions may be taken for Jefferies Finance or such Account that are adverse to us, or actions may or may not be taken by us due to Jefferies Finance’s or such Account’s investment, which action or failure to act may be adverse to us. In addition, it is possible that in a bankruptcy proceeding, our interest may be subordinated or otherwise adversely affected by virtue of Jefferies Finance’s or such Account’s involvement and actions relating to its investment. Decisions about what action should be taken in a troubled situation, including whether to enforce claims, whether to advocate or initiate restructuring or liquidation inside or outside of bankruptcy, and the terms of any work-out or restructuring, raise conflicts of interest. If a Portfolio Company becomes troubled, we might arguably be best served by a liquidation that would result in its debt being paid, but leave nothing for Jefferies Finance or such Accounts. In those circumstances where we and Jefferies Finance or such Accounts hold investments in different classes of a company’s debt or equity, Jefferies Finance may also, to the fullest extent permitted by Applicable Law, take steps to reduce the potential for adversity between us and Jefferies Finance or such Accounts, including causing us to take certain actions that, in the absence of such conflict, it would not take, such as (A) remaining passive in a restructuring or similar situations (including electing not to vote or voting pro rata with other security-holders), (B) divesting investments or (C) otherwise taking an action designed to reduce adversity. A similar standard generally will apply if Jefferies Finance or such Accounts make an investment in a company or asset in which we hold an investment in a different class of such company’s debt or equity securities or such asset.

To address these potential conflicts, our Investment Adviser has developed allocation policies and procedures that provide that our Investment Adviser’s personnel making portfolio decisions for Accounts our Investment Adviser sponsors, manages or advises will make investment decisions for, and allocate investment opportunities among, such Accounts consistent with our Investment Adviser’s fiduciary obligations. To the extent permitted by Applicable Law, these policies and procedures may result in the pro rata allocation (on a basis determined by our Investment Adviser) of limited opportunities across eligible Accounts managed by a particular portfolio management team, but in other cases such allocation may not be pro rata. Furthermore, certain investment opportunities sourced by our Investment Adviser, or other Jefferies Finance businesses or divisions outside of our Investment Adviser, may be allocated to Jefferies Finance for its own account or investment vehicles organized to facilitate investment by its current or former directors, partners, trustees, managers, members, officers, consultants, employees, and their families and related entities, including employee benefit plans in which they participate, and not to Accounts (including us).

Allocation-related decisions for us and other Accounts are made by reference to one or more factors. Factors may include: board-established criteria, the Account’s portfolio and its investment horizons and objectives (including with respect to portfolio construction), guidelines and restrictions (including legal and regulatory restrictions affecting certain Accounts or affecting holdings across Accounts); client instructions; strategic fit and other portfolio management considerations, including different desired levels of exposure to certain strategies; the expected future capacity of the Company and the applicable Accounts; limits on our Investment Adviser’s brokerage discretion; cash and liquidity needs and other considerations; the availability (or lack thereof) of other appropriate or substantially similar investment opportunities; and differences in benchmark factors and hedging strategies among Accounts. Suitability considerations, reputational matters and other considerations may also be considered.

Trading and Principal Investing Activities

Notwithstanding anything to the contrary herein, JFG will generally conduct its sales and trading businesses, publish research and analysis, and render investment advice without regard for our holdings, although these activities could have an adverse impact on the value of one or more of our investments, or could cause JFG to have an interest in one or more portfolio investments that is different from, and potentially adverse to ours.

JFG’s sales and trading, financing, and principal investing businesses have acquired or invested in, and in the future may acquire or invest in, minority and/or majority control positions in equity or debt instruments of diverse public and/or private companies. Such activities may put JFG in a position to exercise contractual, voting, or creditor rights, or management or other control with respect to securities or loans of Portfolio Companies or other issuers, and in these instances JFG may, in its discretion and subject to applicable law, act to protect its own interests or interests of clients, and not our interests.

Subject the limitations of Applicable Law and the conditions of any applicable exemptive relief that may be granted to us in addition to the co-investment exemptive order we have received, we may purchase from or sell assets to, or make investments in, companies in which JFG has or may acquire an interest, including as an owner, creditor or counterparty.

Investment Banking Activities

JFG advises clients on a variety of mergers, acquisitions and financing transactions. JFG may act as an advisor, placement or agent or selling agent to clients, including other investment funds that may compete with us, with respect to investments in Portfolio Companies in which we may invest. JFG may give advice and take action with respect to any of its clients or proprietary accounts that may differ from the advice given, or may involve an action of a different timing or nature than the action taken, by us. JFG may give advice and provide recommendations to persons competing with us and/or any of our Portfolio Companies that are contrary to our best interests and/or the best interests of any of our Portfolio Companies.

JFG could be engaged in financial advising, whether on the buy-side or sell-side, or in financing or lending assignments that could result in JFG’s determining in its discretion or being required to act exclusively on behalf of one or more third parties, which could limit our ability to transact with respect to one or more existing or potential investments. JFG may have relationships with third-party funds, companies or investors who may have invested in or may look to invest in Portfolio Companies, and there could be conflicts between our best interests, on the one hand, and the interests of a JFG client or counterparty, on the other hand. From time to time, JFG’s investment banking professionals may introduce a client to us that requires financing to complete an acquisition transaction and may receive a finder’s fee to the extent permitted by applicable law.

To the extent that JFG advises creditor or debtor companies in the financial restructuring of companies either prior to or after filing for protection under chapter 11 of the Bankruptcy Code or similar laws in other jurisdictions, the Investment Adviser’s flexibility in making investments in such restructurings on our behalf may be limited.

JFG could provide investment banking services to competitors of Portfolio Companies, as well as to private equity and/or private credit funds or other business development companies that compete with us; such activities may present JFG with a conflict of interest vis-à-vis our investment.

Our Portfolio Companies may engage JFG to perform investment banking services, including advice on valuing, structuring, negotiating and arranging financing for certain transactions, and JFG may also earn fees in connection with unconsummated transactions. In such situations, JFG will generally receive fees based on the prevailing market rates for such services upon the consummation of the investment banking transaction for which it was retained. JFG will not share these fees with us. JFG may also make interest-bearing loans to Portfolio Companies and may act as agent in connection with the placement or syndication of their indebtedness.

To the extent permitted by applicable law, JFG may provide a broad range of financial services to companies in which we invest, including strategic and financial advisory services, interim acquisition financing and other lending and underwriting or placement of securities, and JFG generally will be paid fees (that may include warrants or other securities) for such services. JFG will not share any of the foregoing interest, fees and other compensation received by it (including, for the avoidance of doubt, amounts received by the Investment Adviser) with us or the investors, and the Management Fee payable by or on our behalf and the investors will not be reduced thereby.

JFG may be engaged to act as a financial advisor to a company in connection with the sale of such company, or subsidiaries or divisions thereof, may represent potential buyers of businesses through its mergers and acquisition activities and may provide lending and other related financing services in connection with such transactions. JFG compensation for such activities is usually based upon realized consideration and is usually contingent, in substantial part, upon the closing of the transaction.

Marketing Activities

JFG is engaged in the business of underwriting, syndicating, brokering, administering, servicing, arranging and advising on the distribution of a wide variety of alternative structured products and other securities in which we may invest, including, without limitation, CLOs and securitizations. Subject to the restrictions of the 1940 Act, including Sections 10(f) and 57(a) thereof, we may invest in transactions in which JFG acts as underwriter, placement agent, syndicator, broker, administrative agent, servicer, advisor, arranger or structuring agent and receives fees or other compensation from the sponsors of such products or securities. Any fees earned by JFG in such capacity will not be shared with us. Certain conflicts of interest, in addition to the receipt of fees or other compensation, would be inherent in these transactions. Moreover, the interests of one of JFG’s clients with respect to an issuer of securities in which we have an investment may be adverse to our best interests. In conducting the foregoing activities, JFG will be acting for its other clients and will have no obligation to act in our best interests.

Client Relationships

JFG has existing and potential relationships with a significant number of corporations, institutions and individuals. In providing services to its clients, JFG may face conflicts of interest with respect to activities recommended to or performed for such clients, on the one hand, and us, the investors or the entities in which we invest, on the other hand. In addition, these client relationships may present conflicts of interest in determining whether to offer certain investment opportunities to us.

In acting as principal or in providing advisory and other services to its other clients, JFG may engage in or recommend activities with respect to a particular matter that conflict with or are different from activities engaged in or recommended by the Investment Adviser on our behalf.

Principal Investments

To the extent permitted by applicable law, there may be situations in which our interests in a Portfolio Company may conflict with the interests of one or more general accounts of JFG and its affiliates or accounts managed by JFG or their affiliates. This may occur because these accounts hold public and private debt and equity securities of a large number of issuers which may be or become Portfolio Companies, or from whom Portfolio Companies may be acquired.

Conflicts with Portfolio Companies

Officers and employees of the Investment Adviser or Jefferies Finance may serve as directors of certain Portfolio Companies and, in that capacity, will be required to make decisions that they consider to be in the best interests of the Portfolio Company. In certain circumstances, for example in situations involving bankruptcy or near insolvency of the Portfolio Company, actions that may be in the best interests of the Portfolio Company may not be in our best interests, and vice versa. In addition, the possibility exists that the companies with which one or more members of our investment team or other employees of Jefferies Finance are involved could engage in transactions that would be suitable for us, but in which we might be unable to invest. Accordingly, in these situations, there may be conflicts of interests between such person’s duties as an officer or employee of the Investment Adviser or Jefferies Finance and such person’s duties as a director of the Portfolio Company.

Jefferies Finance may invest on behalf of itself and/or its Accounts in a Portfolio Company that is a competitor of one of our Portfolio Companies or that is a service provider, supplier, customer or other counterparty with respect to one of our Portfolio Companies. In providing advice and recommendations to, or with respect to, such Portfolio Companies, and in dealing in their securities on behalf of itself or such Accounts, to the extent permitted by law, Jefferies Finance will not take into consideration our best interests or the best interests of our Portfolio Companies. Accordingly, such advice, recommendations and dealings may result in adverse consequences to us or our Portfolio Companies. In addition, in providing services to such Portfolio Companies, the Investment Adviser may come into possession of information that it is prohibited from acting on (including on our behalf) even though such action would be in our best interests.

Transactions with Portfolio Companies of Affiliated Investment Accounts

Certain Portfolio Companies may be counterparties to or participants in agreements, transactions or other arrangements with other Portfolio Companies or other entities of portfolio investments of Accounts (for example, one of our portfolio entities may retain a company in which an Account invests to provide services or may acquire an asset from such company or vice versa). Certain of these agreements, transactions and arrangements involve fees, servicing payments, rebates and/or other benefits to Jefferies Finance or its affiliates. For example, portfolio entities may, including at the encouragement of Jefferies Finance, enter into agreements regarding group procurement and/or vendor discounts. Jefferies Finance and its affiliates may also participate in these agreements and may realize better pricing or discounts as a result of the participation of portfolio entities. To the extent permitted by applicable law, certain of these agreements may provide for commissions or similar payments and/or discounts or rebates to be paid to a portfolio entity of an Account, and such payments or discounts or rebates may also be made directly to Jefferies Finance or its affiliates. Under these arrangements, a particular Portfolio Company or other entity may benefit to a greater degree than the other participants, and the Jefferies Finance funds, investment vehicles and accounts (which may or may not include us) that own an interest in such entity will receive a greater relative benefit from the arrangements than Jefferies Finance funds, investment vehicles or accounts that do not own an interest therein. Fees and compensation received by Portfolio Companies of Accounts in relation to the foregoing will not be shared with us or offset against Management Fees payable by us.

Co-Investment by the Company

Since the SEC has granted our application for an order for exemptive relief, we intend to co-invest together with other private funds advised by Jefferies Finance or an affiliate in each Portfolio Company, and exit or dispose of each such investment, at the same time and on the same terms, except to the extent necessary and permitted by applicable law and/or the terms of the exemptive relief granted to us, to address regulatory, tax, legal or other considerations. Conflicts of interest may arise in connection with decisions made by the Investment Adviser, including in respect of the nature or structuring of investments that may be more beneficial for one fund or account than for us.

Broken Deal and Other Expenses

The appropriate allocation of fees and expenses generated in connection with potential portfolio investments that are not consummated with an investment of our assets, including without limitation out-of-pocket fees associated with attorney fees and the fees of other professionals (Broken Deal Expenses), will be determined based on the policies of the Investment Adviser and we are expected to bear our ratable share of such expenses.

Investments in Portfolio Investments of Other Funds

To the extent permitted by applicable law and/or the terms of any applicable exemptive relief that may be granted to us, when we invest in certain companies or other entities, other funds affiliated with Jefferies Finance or an affiliate may have made or may be making an investment in such companies or other entities. Other funds that have been or may be managed by Jefferies Finance or an affiliate may invest in the companies or other entities in which we have made an investment. Under such circumstances, we and such other funds may have conflicts of interest (e.g., over the terms, exit strategies and related matters, including the exercise of remedies of their respective investments). If the interests held by us are different from (or take priority over) those held by such other funds, Jefferies Finance or an affiliate may be required to make a selection at the time of conflicts between the interests held by such other funds and the interests held by us.

Allocation of Expenses

Expenses may be incurred that are attributable to us and one or more other Accounts (including in connection with Portfolio Companies in which we, and such other Accounts have overlapping investments). The allocation of such expenses among such entities raises potential conflicts of interest. Jefferies Finance and its affiliates allocate such common expenses among us and any such other Accounts on a pro rata basis or in such other manner as may be required in accordance with its policies and by applicable law.

Temporary Investments

To more efficiently invest short-term cash balances held by us, the Investment Adviser may invest such balances on an overnight “sweep” basis in shares of one or more money market funds or other short-term vehicles.

Brokerage Activities

The Investment Adviser may, in its discretion, subject to its determination in its discretion that such transactions are on arm’s-length terms, and subject to applicable law, choose to execute trades with JFG or an affiliate acting as agent and charging a commission to us.

Loan Syndication Activities

JFG is engaged in the business of making, underwriting, administering and syndicating senior and other loans to corporate and other issuers, which, to the extent permitted by applicable law, including Section 10(f) of the 1940 Act, may include borrowers in which we have invested or will consider investing. To the extent permitted by applicable law, including Section 10(f) of the 1940 Act, we may invest in transactions in which JFG or an affiliate acts as arranger for and receives fees from these sponsors. Any fees earned by JFG or an affiliate as an administrative agent or initial arranger of loans will not be shared with us, except as may be required by applicable law or guidance. Moreover, the interests of one of JFG’s clients with respect to an issuer of a loan in which we have an investment may be adverse to our best interests. In conducting the foregoing activities, JFG will be acting for its other clients and will have no obligation to act in our best interests.

Restructuring Activities

JFG may also represent creditor or debtor companies in proceedings under Chapter 11 of the U.S. Bankruptcy Code (and equivalent non-U.S. bankruptcy laws) or prior to these proceedings. From time to time, JFG may serve on creditor or equity committees. These actions, for which JFG may be compensated, may limit or preclude the flexibility that we may otherwise have to buy or sell securities issued by those companies, as well as certain other assets.

Other Affiliate Transactions

We may borrow money from multiple lenders from time to time as permitted by applicable law. In addition, our Portfolio Companies also may participate as a counterparty with, or as a counterparty to, JFG or an investment vehicle formed by it in connection with currency and interest rate hedging, derivatives (including swaps and forwards of all types), obtaining leverage and other transactions. The Investment Adviser, which is responsible for pursuing our investment objectives, is, directly or indirectly, under control of JFG and MassMutual, and as a result may encounter conflicts where, for example, a decision regarding the acquisition, holding or disposition of an investment is considered attractive or advantageous for us yet poses a risk of economic loss to JFG or MassMutual. If such conflicts arise, potential investors should be aware that, while the Investment Adviser has a fiduciary duty to us, JFG and MassMutual may act to protect their own interests to the extent permitted by applicable law ahead of our investment interests. While we may transact business with MassMutual and its affiliates to the extent permitted by applicable law, such transactions will be on an arm’s-length basis.

Financial Interests of JFG Personnel May Incentivize such Personnel to Promote the Sale of Shares in the Company

JFG and certain of its affiliates may assist in the placement of our shares (in such capacity, the “Affiliated Placement Agents”). Each stockholder that purchases interests through an Affiliated Placement Agent may receive additional disclosures from the Affiliated Placement Agent regarding services provided by the Affiliated Placement Agent and the fees received by the Affiliated Placement Agent and/or their salespersons (i.e., financial advisors and private wealth advisors) in connection with the sale of our shares, and should review such disclosures carefully prior to making an investment in us. The prospect of receiving, or the receipt of, additional compensation by the Affiliated Placement Agents may provide such Affiliated Placement Agents and/or their salespersons (i.e., financial advisors and private wealth advisors) with an incentive to favor sales of our shares and interests in funds whose affiliates make similar compensation available over sales of interests in funds (or other fund investments) with respect to which the Affiliated Placement Agent does not receive additional compensation, or receives lower levels of additional compensation.

Placement Agent Fees

Broker-dealers that are affiliates of JFG and/or one or more of its affiliates or third parties, will act as placement agents or distributors to assist in the placement of shares to certain of our stockholders. The placement agents will not be compensated by us for their services, but may charge investors a placement fee with respect to their investment in us. Stockholders may be charged additional fees other than those disclosed in this Registration Statement by their financial intermediaries in connection with their investments in us. You should contact your intermediary for more information about the additional payments or additional services they receive and any potential conflicts of interest, as well as for information regarding any additional fees and/or payments. The placement agents may also be compensated by our Investment Adviser, in its discretion, for certain services including promotional and marketing support, stockholder servicing, operational and recordkeeping, sub-accounting, networking or administrative services. These payments are made out of our Investment Adviser’s own resources and/or assets, including from the revenues or profits derived from the advisory fees our Investment Adviser receives from the Company. The potential for the placement agents to receive compensation in connection with an investor’s investment in us presents a potential conflict of interest in recommending that such potential investor purchase our shares of common stock.

The prospect of receiving, or the receipt of, additional compensation, as described above, by the placement agents may provide such placement agents and/or their salespersons with an incentive to favor sales of shares and interests in funds whose affiliates make similar compensation available over sales of interests in funds (or other fund investments) with respect to which the placement agent does not receive additional compensation, or receives lower levels of additional compensation. Prospective investors should take such payment arrangements into account when considering and evaluating any recommendations related to the shares. JFG employees involved in the marketing and placement of our shares of common stock are not acting as tax, financial, legal or accounting advisors to potential investors in connection with the offering of our shares of common stock. Potential investors must independently evaluate the offering and make their own investment decisions.

Disparate Fee Arrangements With Service Providers

Certain of our advisors and other service providers, or their affiliates (including accountants, administrators, lenders, bankers, brokers, agents, attorneys, consultants and investment or commercial banking firms) and our portfolio entities also provide goods or services to or have business, personal, political, financial or other relationships with JFG or its affiliates. Such advisors and other service providers may be investors in us, former employees of JFG, sources of investment opportunities or co-investors or counterparties therewith. JFG may receive discounts from such advisors and other service providers due to certain economies of scale. Notwithstanding the foregoing, investment transactions for us that require the use of a service provider will generally be allocated to service providers on the basis of best execution, the evaluation of which includes, among other considerations, such service provider’s provision of certain investment-related services and research that the Investment Adviser believes to be of benefit to us. In certain circumstances, advisors and other service providers, or their affiliates, charge different rates or have different arrangements for services provided to JFG, the Investment Adviser or their affiliates as compared to services provided to us and our portfolio entities, which may result in more favorable rates or arrangements than those payable by us or such portfolio entities. In connection with the engagement of any such service provider (including accountants), it is likely that we, the Investment Adviser and our respective affiliates will need to acknowledge that to the fullest extent permitted by law, such service provider does not represent or owe any duty to any investor or to the investors as a group in connection with such retention.

Certain Related Transactions

We will enter into the Investment Advisory Agreement with our Investment Adviser which is an indirect subsidiary of Jefferies Finance. We may also enter into Placement Agent Agreements with JFG or its affiliates. We have agreed to reimburse our Investment Adviser for the third party costs it incurs on our behalf in connection with our formation and the Initial Closing of the Private Offering. Members of our senior management may serve as principals of other investment managers affiliated with our Investment Adviser and Administrator that manage, and may in the future manage, investment funds, accounts or other investment vehicles with investment objectives similar to ours.

Valuation of our Investments

Our Investment Adviser performs certain valuation services related to securities and assets held by us. Our Investment Adviser, pursuant to delegated authority, and subject to the supervision of the Board of Directors, values our securities and assets according to our valuation policies. Our Investment Adviser may value an identical asset differently than another division or unit within Jefferies Finance values the asset, including because such other division or unit has information or uses valuation techniques and models that it does not share with, or that are different than those of, our Investment Adviser. This is particularly the case in respect of difficult-to-value assets. Our Investment Adviser may also value an identical asset differently in different Accounts, including because different Accounts are subject to different valuation guidelines pursuant to their respective governing agreements (e.g., in connection with certain regulatory restrictions applicable to different Accounts). Differences in valuation should be expected where different third-party vendors are hired to perform valuation functions for the Accounts, the Accounts are managed or advised by different portfolio management teams within Jefferies Finance that employ different valuation policies or procedures, or otherwise. Our Investment Adviser will face a conflict with respect to valuations generally because of their effect on our Investment Adviser’s fees and other compensation.

Potential Merger with or Asset Sale to Another Fund Managed by Jefferies Finance

Our Investment Adviser may in the future recommend to the Board of Directors that we merge with or sell all or substantially all of our assets to one or more funds including a fund that could be managed by Jefferies Finance (including another BDC). In connection with a recommendation to the Board of a listing, an IPO or a Merger and dependent upon the relevant facts and circumstances at the time, certain expense adjustment measures may be proposed, including without limitation, potential fee discounts or other expense measures; provided, however, that there is no assurance that any such measures would ultimately be consummated. No such Merger or Asset Sale would be consummated absent the meeting of various conditions required by applicable law or contract, at such time, which may include approval of the board of directors and common equity holders of both funds. If our Investment Adviser is the investment adviser of both funds, various conflicts of interest would exist with respect to any such transaction. Such conflicts of interest may potentially arise from, among other things, differences between the compensation payable to our Investment Adviser by us and by the entity resulting from such a Merger or Asset Sale or efficiencies or other benefits to our Investment Adviser as a result of managing a single, larger fund instead of two separate funds.

Principal and Cross Transactions

When permitted by applicable law and our Investment Adviser’s policies, our Investment Adviser, acting on our behalf, may (but is under no obligation or other duty to) enter into transactions in securities and other instruments with or through Jefferies Finance or in Accounts managed by Jefferies Finance or its affiliates, and cause us to engage in transactions in which Jefferies Finance acts as principal on its own behalf (principal transactions), advises both sides of a transaction (cross transactions) and acts as broker for, and receives a commission from, us on one side of a transaction and a brokerage account on the other side of the transaction (agency cross transactions). There are potential conflicts of interest, regulatory issues or restrictions contained in our Investment Adviser’s internal policies relating to these transactions which could limit our Investment Adviser’s determination and/or ability to engage in these transactions us. In certain circumstances, such as when Jefferies is the only or one of a few participants in a particular market or is one of the largest such participants, such limitations will eliminate or reduce the availability of certain investment opportunities to us or impact the price or terms on which transactions relating to such investment opportunities may be effected.

Cross transactions may also occur in connection with the offering of co-investment opportunities to an Account following the acquisition of an investment by another Account. In these cases, the Account that is offered the co-investment opportunity generally purchases a portion of the investment acquired by another Account. The price at which an Account (including us) acquires an investment in connection with a co-investment opportunity may be based upon cost and may or may not include an interest component or may reflect adjustments to the value of the investment following acquisition by the selling Account. In addition, cross transactions may occur where our Investment Adviser causes an Account to acquire all or a portion of the interests in one or more Portfolio Companies from another Account (including situations where a new Account is organized by our Investment Adviser solely for this purpose) or merge an existing Portfolio Company of the Account with a Portfolio Company of another Account. Such transactions may lead to a conflict of interest because our Investment Adviser controls the Accounts and/or Portfolio Company on each side of such transaction.

In certain circumstances, Jefferies to the extent permitted by applicable law, will purchase or sell securities on behalf of an Account as a “riskless principal.” For instance, Jefferies may purchase securities from a third party with the knowledge that an Account (including us) is interested in purchasing those securities and immediately sell the purchased securities to such Account. Jefferies will have a potentially conflicting division of loyalties and responsibilities to the parties in such transactions, including with respect to a decision to enter into such transactions as well as with respect to valuation, pricing and other terms. Our Investment Adviser has developed policies and procedures in relation to such transactions and conflicts. However, there can be no assurance that such transactions will be effected, or that such transactions will be effected in the manner that is most favorable to us as a party to any such transactions. Cross transactions may disproportionately benefit some Accounts relative to other Accounts, including us, due to the relative amount of market savings obtained by the Accounts, and cross transactions may be effected at different prices for different Accounts due to differing legal and/or regulatory requirements applicable to such Accounts. Certain Accounts are also prohibited from participating in cross transactions, even if consent is obtained. Where principal, cross or agency cross transactions are not prohibited, such transactions will be effected in accordance with fiduciary requirements and applicable law (which include disclosure and consent).

Code of Ethics and Personal Trading

Our Investment Adviser has adopted a Code of Ethics (the “Code of Ethics”) under Rule 204A-1 of the Advisers Act designed to provide that personnel of our Investment Adviser comply with applicable federal securities laws and place the interests of clients first in conducting personal securities transactions. The Code of Ethics imposes certain restrictions on securities transactions in the personal accounts of covered persons to help avoid conflicts of interest. Subject to the limitations of the Code of Ethics, covered persons buy and sell securities or other investments for their personal accounts, including investments in us, and also take positions that are the same as, different from, or made at different times than, positions taken (directly or indirectly) by us.

Other Activities of our Investment Adviser

The managing directors and employees of our Investment Adviser may spend a substantial portion of their time on matters other than those related to us or may leave our Investment Adviser for another investment group of Jefferies Finance (or may leave Jefferies Finance entirely). As a result, the performance by these individuals of their obligations to such other entities could conflict with their responsibilities to the Company.

Related Party Transaction Review Policy

The Audit Committee will review any potential related party transactions brought to its attention and, during these reviews, it also considers any conflicts of interest brought to its attention pursuant to the Company’s Code of Ethics. Each of our directors and executive officers will complete a questionnaire on an annual basis designed to elicit information about any potential related party transactions.

Proxy Voting by our Investment Adviser

Our Investment Adviser has implemented processes designed to prevent conflicts of interest from influencing proxy voting decisions that it makes on behalf of advisory clients, including us, and to help ensure that such decisions are made in accordance with its fiduciary obligations to its clients. Notwithstanding such proxy voting processes, proxy voting decisions made by our Investment Adviser in respect of securities held by us may benefit the interests of Jefferies Finance and/or Accounts other than us.

Indebtedness of Management

None.

(b) Promoters and Certain Control Persons

The Investment Adviser may be deemed a promoter of the Company. We have entered into the Investment Advisory Agreement with the Investment Adviser. The Investment Adviser, for its services to us, will be entitled to receive Management Fees and Incentive Fees. In addition, under the Investment Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our Board of Directors, to indemnify the Investment Adviser and certain of its affiliates. See “Item 1(c). Description of Business—Investment Advisory Agreement.”

(c) Director Independence

For information regarding the independence of our directors, see “Item 5. Directors and Executive Officers.”

ITEM 8.	LEGAL PROCEEDINGS.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our Portfolio Companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is offered and sold in transactions exempt from registration under the Securities Act under Regulation D and Regulation S. Each purchaser will be required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of common stock sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act and (ii) is acquiring the common stock purchased by it for investment and not with a view to resale or distribution.

Because the common stock is being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. In general, our common stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the common stock is registered under applicable securities laws or specifically exempted from registration (in which case the stockholders may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required), as discussed further in “Item 11. Description of Registrant’s Securities to be Registered – Transfer and Resale Restrictions.” Accordingly, an investor must be willing to bear the economic risk of investment in the common stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of common stock may be made except by registration of the transfer on our books. Each purchaser of our common stock will be required to complete and deliver to the appropriate placement agent, if any, and us, prior to the acceptance of any order, a Subscription Agreement substantiating the purchaser’s eligibility to purchase shares and including limitations on resales and transfers of our common stock. For further details about the transfer restrictions to which purchasers will be subject, the circumstances pursuant to which we will give our consent to such a transfer, eligible offerees and resale restrictions, see “Item 11. Description of Registrant’s Securities to be Registered.”

There is currently no public market for the common stock, and we do not expect one to develop in the future.

Stockholders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the stockholders.

Valuation of Portfolio Investments

As a BDC, we conduct the valuation of our assets, pursuant to which our NAV is determined, at all times consistent with GAAP and the Investment Company Act. In accordance with Rule 2a-5 under the Investment Company Act, the Company’s Board of Directors may either determine fair valuations in good faith for any or all of the Company’s investments or designate the performance of fair valuation determinations to a valuation designee, subject to the Board’s oversight. The Company has designated the Investment Adviser as the “Valuation Designee.” The Valuation Designee is responsible for assessing and managing material valuation risks, establishing, testing and applying fair value methodologies, evaluating any pricing services and providing quarterly and annual reports to the Board.

The Board is responsible for determining the fair value of the Company’s portfolio of assets on a quarterly basis consistent with the BDC’s reporting obligations under the Exchange Act. The Company will calculate its NAV in accordance with the requirements of the Investment Company Act. The value of each share of common stock of the Company will be calculated by dividing the value of the net assets of the Company by the total number of shares of common stock outstanding. The Board has adopted certain valuation procedures to assist the Company in determining the fair value of its investment portfolio, which are described in more detail below. Among other factors, the Board may consider reports prepared by third-party pricing and valuation firms with respect to some or all of the Company’s portfolio assets when determining the value of its portfolio assets.

The Valuation Designee is responsible for overseeing the implementation of procedure for fair value determinations on behalf of the Company.

We apply Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value. The levels used for classifying investments are not necessarily an indication of the risk associated with investing in these securities.

The three-level hierarchy for fair value measurement is defined as follows:

Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The types of financial instruments included in Level 1 include unrestricted securities, including equities and derivatives, listed in active markets.

Level 2—inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

Level 3—inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately held entities and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the financial instrument.

The majority of our Investments are expected to fall within Level 3 of the fair value hierarchy. We do not expect that there will be readily available market values for most of the Investments which will be in its portfolio, and we will value such Investments at fair value as determined in good faith by or under the direction of the Board of Directors using a documented valuation policy, described below, and a consistently applied valuation process. The factors that may be taken into account in pricing the Investments at fair value include, as relevant, the nature and realizable value of any collateral, the Portfolio Company’s ability to make payments and its earnings and discounted cash flow, and the markets in which the Portfolio Company does business, comparison to publicly traded securities and other relevant factors. Available current market data are considered such as applicable market yields and multiples of publicly traded securities, comparison of financial ratios of peer companies, and changes in the interest rate environment and the credit markets that may affect the price at which similar investments would trade in their principal market, and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Board of Directors will consider the pricing indicated by the external event to corroborate or revise its valuation.

With respect to Investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the valuation procedures adopted by our Board of Directors contemplates a multi-step valuation process each quarter, as described below:

(1)

Our quarterly valuation process begins with each Portfolio Company or Investment being initially valued by the investment professionals of our Investment Adviser responsible for the Portfolio Company or Investment;

(2)

We also expect to engage independent valuation firms (the “Independent Valuation Advisers”) to provide independent valuations of the Investments for which market quotations are not readily available, or are readily available but deemed not reflective of the fair value of an Investment. The Independent Valuation Advisers independently value such Investments using quantitative and qualitative information provided by the investment professionals of our Investment Adviser as well as any market quotations obtained from independent pricing services, brokers, dealers or market dealers. The Independent Valuation Advisers also provide analyses to support their valuation methodology and calculations. The Independent Valuation Advisers provide an opinion on a final range of values on such Investments to our Board of Directors or the Audit Committee. The Independent Valuation Advisers define fair value in accordance with ASC 820 and utilize valuation techniques including the market approach, the income approach or both;

(3)

The Independent Valuation Advisers’ preliminary valuations will be reviewed by our Investment Adviser. The Independent Valuation Advisers’ ranges are compared to our Investment Adviser’s valuations to ensure our Investment Adviser’s valuations are reasonable;

(4)	The valuation committee will ratify fair valuations and makes recommendations to the Audit Committee of the Board of Directors;

(5)

The Audit Committee of our Board of Directors will review valuation information provided by the valuation committee, our Investment Adviser and the Independent Valuation Advisers. The Audit Committee then will assess such valuation recommendations; and

(6)

Our Board of Directors will discuss the valuations and, within the meaning of the Investment Company Act, determine the fair value of our Investments in good faith, based on the input of our Investment Adviser, the Independent Valuation Advisers and the Audit Committee.

We do not intend to issue common stock at a purchase price below the then-current NAV per share, except as permitted by Section 23 under the Investment Company Act.

When our NAV is determined other than on a quarter-end (such as in connection with issuances of common stock on dates occurring mid-quarter), it is determined by our Investment Adviser, acting under delegated authority from, and subject to the supervision of, our Board of Directors and in accordance with procedures adopted by our Board of Directors. See “Item 1A. Risk Factors—Risks Relating to Our Portfolio Company Investments—Many of our portfolio securities may not have a readily available market price and we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the Investment.”

Rule 2a-5 under the Investment Company Act was recently adopted by the SEC and establishes requirements for determining fair value in good faith for purposes of the Investment Company Act. Our valuation procedures comply with the new rule’s requirements.

Distributions

We intend to pay quarterly distributions to our stockholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board of Directors. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods.

We will reinvest dividends on behalf of stockholders that do not elect to receive their dividends in cash. A stockholder may elect to receive its entire dividend in cash by notifying the Investment Adviser in writing no later than ten days prior to the record date for dividends to stockholders. See “Item 1(c). Description of Business––Dividend Reinvestment Plan.”

We intend to elect to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ending December 31, 2023. To obtain and maintain RIC status, we must, among other things, timely distribute to our stockholders at least 90% of our investment company taxable income for each taxable year. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) for reinvestment and, depending upon the level of taxable income and net capital gain earned in a year, we may choose to carry forward taxable income or net capital gain for distribution in the following year and pay any applicable tax. We generally will be required to pay such U.S. federal excise tax if our distributions during a calendar year do not exceed the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending on December 31 of the calendar year and (3) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. If we retain net capital gains, we may treat such amounts as deemed distributions to our stockholders. In that case, a stockholder will be treated as if it had received an actual distribution of the capital gains we retained and then the stockholder reinvested the net after-tax proceeds in our common stock. In general, a stockholder also will be eligible to claim a tax credit (or, in certain circumstances, obtain a tax refund) equal to its allocable share of the tax we paid on the capital gains deemed distributed to you. Stockholders should read carefully any written disclosure accompanying a distribution from us and should not assume that the source of any distribution is our net ordinary income or capital gains. The distributions we pay to our stockholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Please refer to “Item 1(c). Description of Business —Certain U.S. Federal Income Tax Considerations.” for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains. See also “Item 1A. Risk Factors—Risks Relating to the Offering and Our Common Stock—We may not be able to pay you distributions on our common stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes.”

Reports to Stockholders

In order to be regulated as a BDC under the Investment Company Act, we have filed this Registration Statement for our common stock with the SEC under the Exchange Act. Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

The initial sole stockholder, an affiliate of the Investment Adviser, is the sole owner of our shares of common stock, which were acquired for an initial capital contribution of [•] on [•] in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act. On the initial drawdown date, the Company’s initial investors (other than the initial sole stockholder) will fund the initial portion of their Commitment to purchase shares of common stock.

Each purchaser of common stock in the Private Offering will be required to represent that it is: (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of common stock sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act; and (ii) is acquiring the common stock purchased by it for investment and not with a view to resale or distribution. We did not engage in general solicitation or advertising with regard to the private placement and did not offer securities to the public in connection with such issuance and sale.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Description of our Common Stock

Under the terms of the Charter, the Company’s authorized stock consists solely of 1,000,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share. As permitted by the MGCL, the Charter provides that a majority of the entire Board of Directors, without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. The Charter also provides that the Board of Directors may classify or reclassify any unissued shares of stock into one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Company’s stock, and the Company can offer no assurances that a market for its stock will develop in the future. The Company does not currently intend for the shares to be listed on any national securities exchange, although it is possible that they would be listed in the future. There are no outstanding options or warrants to purchase the Company’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, the Company’s stockholders generally are not personally liable for the debts or obligations of the Company solely as a result of their status as stockholders. Unless the Board of Directors determines otherwise, the Company will issue all shares of its stock in uncertificated form.

Common Stock

Under the terms of the Charter, all shares of common stock have equal rights as to dividends, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to stockholders if, as and when authorized by the Board of Directors and declared by the Company out of funds legally available therefor. Holders of shares of common stock have no preference, exchange, sinking fund, conversion, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Shares of common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract (including the Subscription Agreement) and except that, in order to avoid the possibility that the Company’s assets could be treated as “plan assets,” the Company may require any person proposing to acquire shares of common stock to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of shares of such stock or redeem any outstanding shares of stock for such price and on such other terms and conditions as may be determined by or at the direction of the Board of Directors.

In the event of the Company’s liquidation, dissolution or winding up, each share of common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays or otherwise provides for all of its debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Subject to the rights of holders of any other class or series of stock, each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director. Each director will be elected by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote thereon.

Preferred Stock

This offering does not include an offering of preferred stock. However, under the terms of the Charter, the Board of Directors may authorize the Company to issue shares of preferred stock in one or more classes or series, without stockholder approval, to the extent permitted by the 1940 Act. The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. Any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. However, the Company does not intend to issue preferred stock. In the event the Company issues preferred stock, it will make any required disclosure to stockholders. The Company will not offer preferred stock to the Investment Adviser or the Company’s affiliates except on the same terms as offered to all other stockholders.

The issuance of any preferred stock must be approved by a majority of the Independent Directors not otherwise interested in the transaction, who will have access, at the Company’s expense, to the Company’s legal counsel or to independent legal counsel.

Transfer and Resale Restrictions

Prior to an IPO or a listing, if any, investors will generally be prohibited from transferring their shares without our prior written consent and, as a consequence, the shares are appropriate only as a long-term investment. In addition, purchasers of shares of our common stock prior to an IPO and listing, if any, will not be permitted to transfer their shares after the consummation of such IPO and listing, if any, including a transfer of solely an economic interest, without our prior written consent for a period of time, which may be significant, following such IPO and listing unless we determine to waive such restriction. If we undergo a Merger with another entity, including an affiliated company, subject to any limitations under the Investment Company Act, or an Asset Sale, similar restrictions may be imposed on our common stock or shares of another entity received by our stockholders in connection with such transaction. There can be no assurances as to when or whether a liquidity event will occur.

Notwithstanding the foregoing, however, prior to an IPO or a listing, if any, investors may transfer their shares to an “affiliated person,” as defined in Section 2(a)(3) of the Investment Company Act, including a transfer of solely an economic interest, in whole or in part, provided that (i) we provide prior written consent to any such transfer, which shall not be unreasonably withheld or delayed, (ii) any purported transferee satisfies applicable eligibility and/or suitability requirements as set forth in the Subscription Agreement, and (iii) any such transfer is made in connection with transactions exempt from, or not subject to, the registration requirements of the Securities Act and otherwise in compliance with applicable securities laws, the Charter and the Subscription Agreement. No transfer will be effectuated except by registration of the transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains a provision that eliminates directors’ and officers’ liability, subject to the limitations of Maryland law and the requirements of the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Charter obligates the Company, subject to the limitations of Maryland law and the requirements of the 1940 Act, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; and (2) any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of such person’s service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to the extent that such person would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

Maryland law, the Charter and the Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the Board of Director’s ability to negotiate such proposals may improve their terms.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors. The current terms of the first, second and third classes expire at the annual meeting of stockholders in [2024, 2025, and 2026], respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve until the third annual meeting of stockholders following their election and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Under our Charter and Bylaws, the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote thereon at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to our Charter and Bylaws, our Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Charter provides that the number of directors of the Company is currently [•], which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum required by the MGCL, which is one. Our Bylaws provide that the number of directors may never be less than the minimum number required by the MGCL nor more than fifteen.

Our Charter provides that, at such time as we have at least three Independent Directors and our common stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (with respect to the holders of common stock, unless the charter provides for stockholder action by less than unanimous written consent) by unanimous written consent in lieu of a meeting. Our Charter and Bylaws permit action by holders of common stock by less than unanimous consent, only if the action is advised and submitted to the stockholders for approval by the Board of Directors. These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another form of business entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the corporation’s board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation may provide in its charter for approval of these matters by a lesser or greater percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Subject to certain exceptions discussed below, the Charter provides for approval of these actions by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our Charter provides that the affirmative vote of at least 80% of the votes entitled to be cast thereon will be necessary to effect any of the following actions:

•

any amendment to the Charter to make our common stock a “redeemable security” and any other proposal to convert the Company from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

•	certain amendments to the Charter;

•	the liquidation or dissolution of the Company and any amendment to the Charter to effect any such liquidation or dissolution;

•	any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires be approved by stockholders of the Company; or

•

any transaction between the Company, on the one hand, and any person or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act) that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of our directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;

provided, however, that if the Continuing Directors (as defined below), by vote of at least a majority of such Continuing Directors, in addition to approval by our Board of Directors, approve such proposal, transaction or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter will be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in the preceding fifth bullet point, if such transaction is approved by the Continuing Directors, by a vote of at least a majority of such Continuing Directors, no stockholder approval of such transaction will be required unless the MGCL, the Investment Company Act or another provision of the Charter or Bylaws otherwise requires such approval. A “Continuing Director” is defined in the Charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board is approved by a majority of our current directors then on the Board of Director, or (3) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of Continuing Directors or the successor Continuing Directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a BDC would be required to be approved by a majority of our outstanding voting securities, as defined under the 1940 Act.

Our Charter and Bylaws provide that the Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by stockholders may be made only (a) pursuant to the Company’s notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Company who was a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the notice by the stockholder as required by the Bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws. With respect to special meetings of stockholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected may be made only (a) by or at the direction of the Board of Directors, or (b) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by our Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the notice required by the Bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or advisable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, the advance notice and information requirements may have the effect of precluding election contests or the consideration of stockholders proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

No Appraisal Rights

For certain extraordinary transactions and charter amendments, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. As permitted by the MGCL, the Charter provides that stockholders will not be entitled to exercise appraisal rights unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, determines that appraisal rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Control Share Acquisitions

Certain provisions of the MGCL provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, which is referred to as the Control Share Acquisition Act. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholder meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws provide that the Control Share Acquisition Act applies to the acquisition of shares of common stock of the Company, subject to any limitations under the 1940 Act. Notwithstanding the foregoing, the Bylaws provide that the Control Share Acquisition Act will not apply to the voting rights of the holders of any shares of preferred stock (but only with respect to such shares).

Business Combinations

Under the Maryland Business Combination Act, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the corporation’s board of directors approves in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if holders of the corporation’s common stock receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. The Board of Directors has adopted a resolution exempting from the requirements of the statute any business combination between the Company and any other person, provided that such business combination is first approved by the Board of Directors (including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Conflict with Investment Company Act

The Charter and Bylaws provide that, if and to the extent that any provision of the MGCL, including, without limitation, the Control Share Acquisition Act and the Business Combination Act or any provision of the Charter or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on behalf of the Company, other than actions arising under United States federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other agent of the Company to the Company or to the stockholders of the Company, (d) any action asserting a claim against the Company or any director or officer or other agent of the Company arising pursuant to any provision of the MGCL or the Charter or Bylaws, or (e) any other action asserting a claim against the Company or any director or officer or other agent of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court. The exclusive forum selection provision will not apply to claims arising under the federal securities laws or any other claim for which the federal courts have exclusive jurisdiction.

Books and Reports

The Company is required to keep appropriate books of its business at the principal offices of the Company. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

See “Item 11. —Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses.”

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set forth below is a list of our audited financial statements attached to this Registration Statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)	Exhibits

Exhibit Index

3.1	Articles of Incorporation(*)

3.2	Articles of Amendment and Restatement(1)

3.3	Bylaws(*)

3.4	Amended and Restated Bylaws(1)

10.1	Form of Subscription Agreement(1)

10.2	Form of Investment Advisory Agreement(1)

10.3	Form of Administration Agreement(1)

10.4	Form of Custody Agreement(1)

10.5	Form of Dividend Reinvestment Plan(1)

10.6	Form of Transfer Agency Agreement(1)

10.7	Code of Ethics of the Company(1)

10.8	Code of Ethics of the Adviser(1)

(*)	Filed herewith.
(1)	To be filed by pre-effective amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Jefferies Credit Partners BDC Inc.

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	General Counsel and Secretary

Date: August 11, 2023